  As filed with the Securities and Exchange Commission on December 18, 1997
                                                      REGISTRATION NO. 333-38973
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                         HALLWOOD ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

           DELAWARE                               1311                           84-0987088
(State or other jurisdiction of              (Primary industrial              (I.R.S. Employer
 incorporation or organization)          classification code number)         Identification No.)
                                                                     CATHLEEN M. OSBORN
                                                                       GENERAL COUNSEL
       HALLWOOD ENERGY PARTNERS, L.P.                            HALLWOOD ENERGY PARTNERS, L.P.
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1700             4582 SOUTH ULSTER STREET PARKWAY, SUITE 1700
         DENVER, COLORADO 80237                                    DENVER, COLORADO 80237
             (303) 850-7373                                            (303) 850-7373
(Address, including zip code, and telephone number,          (Name, address, including zip code,
   including area code, of registrant's principal              and telephone number, including
 executive offices and principal executive offices)            area code, of agent for service)
                                       -------------------------------
                                                 Copies to:

                 W. ALAN KAILER                                       JAY H. HEBERT
JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION                   VINSON & ELKINS L.L.P.
            1445 ROSS AVENUE, SUITE 3200                       2001 ROSS AVENUE, SUITE 3700
                DALLAS, TEXAS 75202                                 DALLAS, TEXAS 75201
                                             --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ X ]


                              --------------------
                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
         TITLE OF EACH                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
      CLASS OF SECURITIES            AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING      AMOUNT OF
        TO BE REGISTERED            REGISTERED(1)             UNIT (2)               PRICE(2)        REGISTRATION FEE
-------------------------------- -------------------- ----------------------- ---------------------- ----------------
CLASS C UNITS OF LIMITED           2,875,000 UNITS            $11.375              $32,703,125          $9,647.42
PARTNER INTERESTS
=====================================================================================================================


(1) Includes Class C units that may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS                      Subject to completion, dated December ___, 1997
December ____, 1997

                             2,500,000 CLASS C UNITS
                           OF LIMITED PARTNER INTEREST

                         HALLWOOD ENERGY PARTNERS, L.P.

     The 2,500,000 Class C Units ("Class C Units") of limited partner interest in Hallwood Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), offered hereby are being sold by the Partnership. The Class C Units are traded on the American Stock Exchange under the symbol "HEPC." The last reported sale price of the Class C Units on the American Stock Exchange on December 10, 1997 was $11.375 per Class C Unit.

                              --------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE ___ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION PASSED UPON THE
                       ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                          ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

===============================================================================================================
                                      Price to                  Underwriting                Proceeds to
                                       Public                   Discount (1)               Partnership (2)
----------------------------  -------------------------  --------------------------  --------------------------
Per Class C Unit............  $                          $                           $
----------------------------  -------------------------  --------------------------  --------------------------
Total (3)...................  $                          $                           $
===============================================================================================================

(1) The Partnership, the Operating Partnerships (as defined herein) and the General Partner (as defined herein) have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933 (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses payable by the Partnership estimated to be $375,000.

(3) The Partnership has granted the Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional Class C Units solely to cover over-allotments, if any, at the Price to Public, less Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Partnership will be $__________, $___________ and $_______________, respectively. See
      "Underwriting."


      The Class C Units are offered by the several Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates representing such Class C Units will be made available for delivery at the offices of Principal Financial Securities, Inc. in ____________________ on or about ____________, 1998.



PRINCIPAL FINANCIAL SECURITIES, INC.
                 LADENBURG THALMANN & CO. INC.
                           WHEAT FIRST BUTCHER SINGER
                                      FIRST UNION CAPITAL MARKETS CORP.

                        [MAP SHOWING THE OUTLINES OF THE
      PARTNERSHIP'S CORE PRODUCING PROPERTIES: THE GREATER PERMIAN REGION
OF TEXAS AND SOUTHEAST NEW MEXICO, THE GULF COAST REGION OF LOUISIANA AND TEXAS,
                         AND THE ROCKY MOUNTAIN REGION]




























     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS C UNITS, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY...........................................................1
    Hallwood Energy Partners, L.P............................................1
    The Offering.............................................................4
    Distribution Policy......................................................4
    Risk Factors.............................................................4
    Summary Historical Consolidated Financial Data ..........................5
    Summary Oil and Gas Operating Data.......................................7
    Summary Oil and Gas Reserve Data.........................................8
    Summary of Material Tax Considerations...................................9

RISK FACTORS................................................................13
    Risks Inherent in the Partnership's Business............................13
    Risks Inherent in an Investment in the Partnership......................17
    Conflicts of Interest and Fiduciary Responsibilities....................19
    Tax Risks...............................................................21

PRICE RANGE OF CLASS C UNITS AND DISTRIBUTIONS..............................24

USE OF PROCEEDS.............................................................24

CAPITALIZATION..............................................................25

CASH DISTRIBUTION POLICY....................................................26

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............................27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS.....................................29
    General.................................................................29
    Results of Operations...................................................29
    Nine Months Ended September 30, 1997 Compared to Nine
           Months Ended September 30, 1996..................................29
    1996 Compared to 1995...................................................30
    1995 Compared to 1994...................................................32
    Liquidity and Capital Resources.........................................33
    Distributions ..........................................................34
    Unit Option Plan........................................................34
    Financing...............................................................35
    Natural Gas Balancing...................................................35
    Changing Prices and Hedging.............................................36
    Inflation...............................................................37
    Issues Relating to the Year 2000........................................37
    Environmental Considerations............................................37

BUSINESS AND PROPERTIES.....................................................37
    Overview................................................................37
    Business Strategy.......................................................39
    Organization............................................................40
    Reserves and Production by Significant Areas and Fields.................41
    Capital Expenditures....................................................41
    Oil and Gas Reserves....................................................45
    Volumes, Sales Prices and Oil and Gas Production Expense................47
    Development, Exploration and Acquisition Capital
           Expenditures.....................................................47
    Productive Oil and Gas Wells............................................48
    Oil and Gas Acreage.....................................................48
    Drilling Activity.......................................................48
    Marketing...............................................................48
    Investment in Hallwood Consolidated Resources Corporation...............49
    Competition.............................................................50
    Regulation..............................................................50
    Operating Hazards and Insurance.........................................53
    Title to Properties.....................................................53
    Employees...............................................................54
    Legal Proceedings.......................................................54

MANAGEMENT..................................................................55
    General.................................................................55
    Directors, Officers and Key Employees...................................55

EXECUTIVE COMPENSATION......................................................57
    General.................................................................57
    Compensation of Executive Officers .....................................57
    Summary Compensation Table..............................................57
    Option Grants and Exercises in Last Fiscal Year.........................58
    Long-Term Incentive Plan................................................59
    Long-term Incentive Plan Awards in Last Fiscal Year.....................59
    Director Compensation...................................................60
    Compensation Committee Interlocks and Insider Participation.............60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................62

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES .......................63
    General ................................................................63
    Acquisition of Additional Properties and Conduct of
           Exploratory Drilling.............................................64
    Fiduciary and Other Duties..............................................64

PRINCIPAL UNITHOLDERS.......................................................66

DESCRIPTION OF CLASS C UNITS................................................67
    General.................................................................67
    Transfer of Class C Units...............................................67
    Status as a Limited Partner or Assignee.................................68
    Duties and Status of Transfer Agent.....................................68

DESCRIPTION OF THE PARTNERSHIP AGREEMENTS...................................68
    Organization and Duration...............................................69
    Management..............................................................69
    Allocation of Profits and Loses  - The Partnership......................70
    Allocation of Profits and Losses - HEPO.................................71
    Allocation of Profits and Losses - EDPO.................................71
    Allocation of Income Tax Items..........................................72
    Distributions...........................................................72
    Additional Classes or Series of Units; Sales of Other
      Securities............................................................72
    Amendment of Partnership Agreement and Operating
      Partnership Agreements................................................73
    Meetings; Voting........................................................74
    Indemnification.........................................................74
    Limited Liability.......................................................75
    Books and Reports.......................................................76
    Termination, Dissolution and Liquidation................................76

UNITS ELIGIBLE FOR FUTURE SALE..............................................78

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................................78
    Opinion of Counsel......................................................78
    Tax Classification of the Partnership...................................79
    Tax Consequences of the Offering........................................81
    General Features of Partnership Taxation................................81
    Tax Consequences of the Partnership's Operations........................89
    Sale of Units...........................................................95
    Uniformity of Units.....................................................97
    Other Tax Consequences..................................................97
    Administrative Matters.................................................100

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS....................102

UNDERWRITING...............................................................103

LEGAL MATTERS..............................................................104

EXPERTS....................................................................104

AVAILABLE INFORMATION......................................................104

DOCUMENTS INCORPORATED BY REFERENCE........................................105

GLOSSARY OF CERTAIN TERMS..................................................106

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY
    DATA...................................................................F-1


                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial and operating data appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the "Partnership" or "HEP" refers to Hallwood Energy Partners, L.P. and its predecessors, together with its subsidiaries. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters by the Partnership is not exercised. For ease of reference, a Glossary of certain terms used in this Prospectus is included under "Glossary of Certain Terms."

                         HALLWOOD ENERGY PARTNERS, L.P.

OVERVIEW


         Hallwood Energy Partners, L.P. explores for, develops, acquires and produces oil and gas in the continental United States. The Partnership owns a diversified portfolio of core producing properties located primarily in the Greater Permian Region of Texas and Southeast New Mexico, the Gulf Coast Region of Louisiana and Texas, and the Rocky Mountain Region. During 1996, the Partnership's total production was 18.6 Bcfe, which consisted of 69% natural gas and 31% crude oil. At December 31, 1996, the Partnership's estimated proved reserves were 133.7 Bcfe, approximately two-thirds of which was natural gas, with a standardized measure of discounted future net cash flows of $206 million. The Partnership also holds a 46% interest in Hallwood Consolidated Resources Corporation ("HCRC"), a publicly traded (NMS:HCRC) exploration and production corporation. As of December 10, 1997, the Partnership's investment in HCRC had a market value of $33.3 million.


         HEP is organized as a limited partnership to achieve more tax efficient pass through of cash flow to its partners. The Partnership utilizes operating cash flow, first, to reinvest in operations to maintain its reserve base and production; second, to make stable cash distributions to Unitholders; and third, to grow the Partnership's reserve base over time. HEP has three classes of Units outstanding, designated Classes A, B and C. Class C Units, the class of Units being offered by this Prospectus, represent preferred limited partner interests and are traded on the American Stock Exchange (AMEX:HEPC). Class C Unitholders are paid a preferred distribution of $1.00 per Class C Unit per year before distributions are paid to other limited partners and are entitled to preferential distributions upon liquidation of the Partnership. It is the Partnership's intention to maintain the Class C Unit distributions at $1.00 per Class C Unit per year to the extent consistent with maintaining its reserve base and production. At $11.375, the closing market price of the Class C Units on the American Stock Exchange on December 10, 1997, the Class C Units had an indicated pre-tax yield of 8.8%. Class A and Class B Units are entitled to distributions in the amount declared from time to time by the General Partner. During 1997, Class A Unitholders received distributions of $0.52 and Class B Unitholders received no distributions. All three classes of Units vote as separate classes on all matters submitted to Unitholders.

         The Partnership has no employees. Management, technical and operational services are provided by Hallwood Petroleum, Inc. ("HPI"), a subsidiary of the Partnership. At December 31, 1996, HPI operated on behalf of the Partnership over 1,000 wells, accounting for approximately 89% of the Partnership's proved reserves. Management and employees of HPI have extensive experience and expertise in operational, financial and managerial aspects of the oil and gas industry. HPI's strengths include conducting cost-efficient operations; geological and geophysical interpretation and prospect generation; use of sophisticated land, legal, accounting and tax systems; use of risk management tools, including price hedges, interest rate swaps and joint ventures; and experience in making complex acquisitions on favorable terms. In addition, financial incentive programs reward key operating and field personnel for minimizing capital costs, operating costs, general and administrative expenses and well downtime. In 1996, as a result of management's emphasis on cost control, combined lease operating and general and administrative costs were $.86 per Mcfe produced, with realized gross operating margins of $1.73 per Mcfe.

         Over the last three years the Partnership has undertaken approximately 400 development and exploration wells, recompletions and workover projects and completed numerous acquisitions. As a result of these activities, including revisions, the Partnership has replaced 145%, 132% and 116% of its production, at an average cost of $.50, $.71, and

$.64 per Mcfe for 1996, 1995, and 1994, respectively. From January 1, 1996 through September 30, 1997, the Partnership had a 60% success rate on its drilling, workovers and recompletions. For purposes of this determination the Partnership has classified a well as successful if production casing has been run for a completion attempt on the well.

         The Partnership's future growth will be driven by a combination of development of existing projects, exploration for new reserves and select acquisitions. The proceeds of the Offering will be utilized by the Partnership in 1998 to accelerate the drilling of a portion of its current project inventory which includes an estimated 67 development well and workover locations, 54 wells and workovers that may be undertaken depending on the results of future evaluations and 50 exploration locations which, if successful, could lead to additional opportunities.


BUSINESS STRATEGY

         The Partnership's objective is to provide an attractive return to Unitholders through a combination of cash distributions and capital appreciation. The following are key strategic elements utilized to achieve that objective.

         ACCELERATION OF DEVELOPMENT OF EXISTING PROPERTY BASE. The Partnership intends to use a majority of the proceeds from the Offering to accelerate development and production from its existing inventory of drilling locations. The Partnership believes its existing development and workover projects offer meaningful reserve addition opportunities and provide a base for generating future cash flow, even without exploration or acquisition successes.


         EXPLORATION FOR NEW RESERVES. The Partnership is placing increasing emphasis on exploration as a source of future growth and has an active exploration program targeting a wide variety of reserve creation opportunities in its core areas of operations and in select new areas. The Partnership pursues a balanced portfolio of exploration prospects where it believes multiple additional new reserve opportunities could result if a significant discovery were made. At September 30, 1997, the Partnership had approximately 259,000 gross (73,000 net) undeveloped acres on which it was actively conducting exploration activities.


         UTILIZATION OF RISK MANAGEMENT TECHNIQUES. The Partnership uses a variety of techniques to reduce its exposure to the risks involved in its oil and gas activities. The Partnership conducts operations in distinct geographic areas to gain diversification benefits from geologic settings, local commodity price differences and local operating characteristics. The Partnership seeks to reduce risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys, by spreading projects over various geologic settings and geographic areas, by balancing exposure to crude oil and natural gas projects, by balancing potential rewards against evaluated risks and by participating in projects with other experienced industry partners at working interest levels appropriate for the Partnership. The Partnership seeks to reduce its exposure to short-term fluctuations in the price of oil and natural gas and interest rates by entering into various hedging arrangements.

         MAINTAIN LOW-COST OPERATING STRUCTURE. One of the Partnership's strengths is its ability to implement and maintain a low-cost operating structure, through its affiliate HPI. As operator, HPI manages all field activities and thereby exercises greater control over the cost and timing of exploration, drilling and development activities in order to help improve project returns. The Partnership focuses on reducing lease operating expenses (on a per unit of production basis), general and administrative expenses and drilling and recompletion costs in order to improve project returns.

         ACQUISITION OF SELECT PROPERTIES. The Partnership actively seeks to acquire oil and gas properties that are either complementary to existing production operations or that it believes will provide significant exploration opportunities beyond any proved reserves acquired. The Partnership has assembled an experienced management team which employs a comprehensive interdisciplinary approach encompassing technical, financial, legal and strategic considerations in evaluating potential acquisitions of oil and gas properties. The Partnership's average reserve acquisition cost was $.76 per Mcfe for the three years ended December 31, 1996.

         UTILIZE STRENGTHS OF PERSONNEL. The Partnership utilizes qualified and experienced lease operators, field supervisors, engineers, landmen, accountants and other personnel assigned to specific core areas of operation. Virtually all of the staff have over 10 years experience in their fields, and most have been employed by the Partnership's subsidiary, HPI, for more than 10 years. All personnel have access to and use modern information systems, operating technologies and equipment to help maximize production and reliability of the Partnership's operations while minimizing costs.

CURRENT OPERATIONS


          The table set forth below indicates the Partnership's project inventory at November 30, 1997. The Partnership expects to pursue the majority of the Planned Development Wells and Workovers and Planned Exploration Wells in 1998. The Partnership's drilling plans are subject to change and it continually reevaluates and upgrades its prospects throughout the year as new opportunities are generated. Drilling plans are also subject to change based on rig availability, title or land arrangements, and changes in expected economics based on new data; therefore, some of the planned and contingent wells shown below will not be drilled in 1998 and may not be drilled at all.




                                                       PROJECT INVENTORY(1)
                                  --------------------------------------------------------------
                                    PLANNED
                                  DEVELOPMENT       WELLS AND WORKOVERS
                                   WELLS AND          CONTINGENT UPON       PLANNED EXPLORATION
PROJECT NAME                       WORKOVERS        FUTURE EVALUATION(2)           WELLS
------------                      -----------       --------------------    -------------------
GREATER PERMIAN REGION
      Carlsbad/Catclaw                  3                    4                      --
      Cross Roads/Oasis                --                   --                       3
      East Keystone                     2                    3                      --
      Garden City                       2                   --
      Griffin                          --                    4                       5
      Merkle                           --                   --                      25
      Spraberry                        20                   14                      --

GULF COAST REGION
      Bison                            --                   --                       1
      Boca Chica                       --                   --                       1
      Giddings                          1                    2                      --
      Paul Field                        1                   --                      --

ROCKY MOUNTAIN REGION
      Bear Gulch                       --                   --                       1
      Douglas Arch                      3                   13                      --
      Hudson Ranch                     --                   --                       8
      San Juan                          1                   11                      --
      Toole County                     19                    3                      --
      West Sioux Pass                  --                   --                       1

OTHER
      Kansas                           15                   --                      --
      Sacramento                       --                   --                       5
                                       --                   --                      --

TOTAL                                  67                   54                      50




(1) All well counts reflect gross wells. The total net wells are 23 Planned Development Wells and Workovers, 24 Wells and Workovers Contingent upon Future Evaluation, and eight Planned Exploration Wells.

(2) These projects are sensitive to factors that cannot be determined with certainty at this time. These factors include, depending on the project: the effect of drilling or completion techniques or other factors on projected production rates; the cost of personnel and equipment; the availability of drilling equipment in the area; obtaining necessary permits and licenses for the project; the price of oil and gas; the projected lease operating expenses; the availability of gas gathering facilities to the project and the success of prior waterflood pilots in the area. As a result of these uncertainties, whether the Partnership will undertake these projects and whether they will be successful are less certain than for planned wells.

         Although the Partnership is currently pursuing each planned or contingent well as set out in the preceding table, there can be no assurance that these wells will be drilled at all or within the expected time frame. The final determination with respect to the drilling of any well will depend upon a number of factors, including (i) the results of exploration efforts and the acquisition, review and analysis of seismic and other data, (ii) the availability of sufficient capital resources to the Partnership and the other participants for the drilling of the prospects, (iii) the approval of the prospects by other participants after additional data has been compiled, (iv) economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and gas and the availability of drilling rigs and crews, (v) the financial resources and results of operations of the Partnership, and (vi) obtaining necessary permitting for the prospects. There can be no assurance that any of the planned or contingent wells identified on the preceding table will encounter reservoirs of commercially productive oil or gas. See "Risk Factors--Risks Inherent in the Partnership's Business--Replacement Risk and Expansions of Reserves" and "--Uncertainty of Reserve Information and Future Net Revenue Estimates."


                                  THE OFFERING


Class C Units offered
by the Partnership........................................ 2,500,000 Class C Units (1)
Class C Units to be outstanding
 after the Offering....................................... 3,164,063 Class C Units (1)

Use of proceeds........................................... The Partnership intends to use the net proceeds from the
                                                           Offering to accelerate the drilling of its project inventory and, in the interim, to repay a portion of its outstanding indebtedness under one of  its credit facilities.  See "Use of Proceeds."

American Stock Exchange symbol............................ HEPC


----------------------


(1) Excludes 375,000 Class C Units issuable upon exercise of the Underwriters' over-allotment option. As of December 10, 1997 there were 9,977,254 Class A Units, 143,773 Class B Units and 664,063 Class C Units outstanding.


                               DISTRIBUTION POLICY

         The Partnership's policy is to maintain stable cash distributions to its limited partners to the extent consistent with its primary objective of maintaining its reserve base and production. Class C Unitholders are paid a preferred distribution of $1.00 per Class C Unit per year before distributions are paid to other limited partners. At $11.375, the closing market price of the Class C Units on the American Stock Exchange on December 10, 1997, the Class C Units had an indicated pre-tax yield of 8.8%. The Partnership anticipates that taxable income allocable to Class C Units generally will be equal to distributions to the persons who purchase the Class C Units in this Offering, although there is no assurance this will always be the case. Since March 1996, the Partnership has distributed $0.25 per Class C Unit per quarter or $1.00 per Class C Unit on an annualized basis. Since March 1996, the Partnership has also distributed $0.13 per Class A Unit per quarter or $0.52 per Class A Unit on an annualized basis.

                                  RISK FACTORS

         Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. An investment in the Class C Units offered hereby will involve substantial risks, including risks associated with the nature of the interests in the Partnership, certain potential conflicts of interest, risks inherent in the Partnership's business and tax risks. Prospective purchasers of the Class C Units should carefully consider the risk factors described beginning on page 14 in evaluating an investment in the Partnership.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The summary of historical consolidated financial information of the Partnership for the five years ended December 31, 1996 has been derived from the Partnership's audited Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. The data presented for the nine months ended September 30, 1997 and September 30, 1996 has been derived from the Partnership's unaudited Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. The summary historical financial information is qualified in its entirety and should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited and unaudited Consolidated Financial Statements of the Partnership and the related notes thereto included elsewhere in this Prospectus.




                                                       NINE MONTHS
                                                          ENDED
                                                       SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                                  ---------------------   -------------------------------------------------------
                                                     1997        1996        1996        1995        1994        1993        1992
                                                     ----        ----        ----        ----        ----        ----        ----
INCOME STATEMENT DATA:
Revenues:
    Oil and gas operations ....................   $  32,302   $  37,961   $  50,644   $  43,454   $  43,899   $  44,106   $  52,822
    Gas marketing and transportation(1) .......                                                                   5,046       7,556
    Interest ..................................         328         331         422         326         583         461         352
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     32,630      38,292      51,066      43,780      44,482      49,613      60,730
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Expenses:
   Oil and gas operations .....................       8,767       8,930      12,237      12,092      12,907      11,689      14,107
    Gas marketing and transportation ..........                                                                   4,611       7,900
    General and administrative ................       3,250       3,133       4,540       5,580       5,630       6,812       7,732
    Depreciation, depletion and amortization...       8,657      10,554      13,500      15,827      18,168      17,076      18,866
    Impairment of oil and gas properties ......                                          10,943       7,345
    Litigation settlement expense (revenue) ...        (240)        230         230         386       3,370      (9,768)        245
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     20,434      22,847      30,507      44,828      47,420      30,420      48,850
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

          Operating income (loss) .............      12,196      15,445      20,559      (1,048)     (2,938)     19,193      11,880
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

Interest and other income (expense) ...........      (2,315)     (3,047)     (3,878)     (4,245)     (3,834)     (4,692)     (6,512)
Equity in earnings (loss) of HCRC .............       1,384       1,227       1,768      (2,273)     (1,499)        112         732
Minority interest in net income of
    affiliates ................................      (1,341)     (2,092)     (2,723)     (1,465)     (1,822)     (1,549)     (2,487)
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     (2,247)     (3,912)     (4,833)     (7,983)     (7,155)     (6,129)     (8,267)
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Net income (loss) ..........................   $   9,924   $  11,533   $  15,726   $  (9,031)  $ (10,093)  $  13,064   $   3,613
                                                  =========   =========   =========   =========   =========   =========   =========
CASH FLOW DATA:
   Net cash provided by operating activities...   $  18,278   $  22,748   $  26,423   $  18,449   $  21,575   $  29,312   $  29,693
   Net cash used in investing activities.......   $ (11,563)  $  (9,450)  $ (12,485)  $ (10,737)  $ (11,061)  $  (2,870)  $    (795)
   Net cash used in financing activities.......   $ (10,486)  $ (10,776)  $ (13,375)  $  (5,144)  $ (21,244)  $ (27,031)  $ (20,693)
OTHER FINANCIAL DATA:
   Operating cash flow (2) ....................   $  18,918   $  22,548   $  30,269   $  20,766   $  19,588   $  32,871   $  25,260
   Capital expenditures(3) ....................   $  11,572   $   9,505   $  13,299   $  17,768   $  13,885   $  15,386   $  15,079
    Distributions per Class C Unit ............   $    0.75   $    0.75   $    1.00
    Ratio of Earnings to Fixed Charges and
       Class C Distributions ..................        4.05        3.90        4.08          (4)         (4)       4.08        1.49

BALANCE SHEET DATA:

    Total Assets ..............................   $ 124,650   $ 121,093   $ 122,792   $ 125,152   $ 136,281   $ 171,624   $ 186,087
   Long-term debt .............................   $  31,986   $  31,398   $  29,461   $  37,557   $  25,898   $  38,010   $  52,814
   Partners' capital ..........................   $  68,441   $  62,016   $  64,215   $  57,572   $  78,803   $  98,576   $  89,779


----------------------

(1) The Partnership sold its gas marketing and transportation operations during 1993.

(2) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Management of the Partnership believes that operating cash flow may provide additional information about the Partnership's ability to meet its future requirements for debt service, capital expenditures and working capital. Operating cash flow is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because operating cash flow excludes changes in assets and liabilities and these measures may vary among companies, the operating cash flow data presented above may not be comparable to similarly titled measures of other companies or partnerships.

(3) Consists of costs incurred by the Partnership in connection with property acquisition, exploration and development. See Note 2 to the Partnership's December 31, 1996 Consolidated Financial Statements included elsewhere in this Prospectus.


(4) The Partnership had a loss in these years. Interest expense was $3,956,000 in 1995 and $3,445,000 in 1994.

                       SUMMARY OIL AND GAS OPERATING DATA

   The following table sets forth summary historical production data at the dates and for the periods indicated.




                                               AS AND FOR THE NINE           AS AND FOR THE YEARS ENDED
                                                   MONTHS ENDED              --------------------------
                                                 SEPTEMBER 30,(1)                  DECEMBER 31,(1)
                                               -------------------                 ---------------
                                                 1997        1996         1996          1995         1994
                                                 ----        ----         ----          ----         ----
PRODUCTION VOLUMES:
   Oil (Mbbls)...........................         581         749           972           993          939
   Natural gas (Mmcf)....................       8,588       9,790        12,786        13,035       13,208
   Total (Mmcfe).........................      12,074      14,284        18,618        18,993       18,842

WEIGHTED AVERAGE SALES PRICES(2):
   Oil (per Bbl).........................     $ 19.20     $ 19.49      $  20.10      $  17.36      $ 16.47
   Natural gas (per Mcf).................     $  2.22     $  2.18      $   2.24      $   1.82      $  1.97

AVERAGE COST (PER Mcfe):
   Production costs(3)...................     $  0.68     $  0.59      $   0.62      $   0.60      $  0.65
   Depreciation, depletion and
     amortization(4).....................     $  0.72     $  0.74      $   0.73      $   0.83      $  0.96
   General and administrative............     $  0.27     $  0.22      $   0.24      $   0.29      $  0.30
-----------------------





(1) Excludes pro rata production attributable to the Partnership's 46% equity interest in HCRC. See "Business and Properties--Investment in Hallwood Consolidated Resources Corporation."


(2)   Includes the effects of hedging.

(3)   Includes production taxes.

(4)   Excludes impairment of oil and gas properties.

                        SUMMARY OIL AND GAS RESERVE DATA


      The following table sets forth summary reserve data at the dates and for the periods indicated with respect to the Partnership's estimated historical proved oil and gas reserves and the estimated future net cash flows attributable thereto. The reserves have been estimated by HPI's in-house engineers. Approximately 80% of these reserves have been reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers. Estimates of net proved reserves and future net revenues from which standardized measure of discounted future net cash flows is derived are based on year-end prices for oil and gas held constant (except to the extent a contract provides otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to estimated future net revenues from the sale of oil and gas. The prices of oil and gas at December 31, 1996, were substantially higher than the prices used in the previous years to estimate net proved reserves and future net revenues and substantially higher than average oil and gas prices received for the period ended September 30, 1997. In addition, there are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Partnership. See "Risk Factors Risks Inherent in the Partnership's Business--Uncertainty of Reserve Information and Future Net Revenue Estimates" and "Business and Properties--Oil and Gas Reserves."




                                                                                  FOR YEARS ENDED
                                                                                 DECEMBER 31, (1)
                                                                     -----------------------------------------
                                                                           1996         1995         1994
                                                                     -------------    ---------    -----------
                                                                              (DOLLARS IN THOUSANDS)
NET PROVED RESERVES:
           Oil (Mbbls)...............................................        7,531       8,098        6,738
           Natural gas (Mmcf)........................................       88,542      83,112       85,585
           Total (Mmcfe).............................................      133,728     131,700      125,413

NET PROVED DEVELOPED RESERVES:
           Oil (Mbbls)...............................................        7,056       7,444        6,166
           Natural gas (Mmcf)........................................       85,848      77,378       79,699
           Total (Mmcfe).............................................      128,184     122,042      116,695

ESTIMATED FUTURE NET CASH FLOWS(2)...................................  $   334,000  $  187,000  $   153,000
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS(2)(3).......  $   206,000  $  124,000  $   104,000


----------------


(1) Excludes pro rata proved reserves attributable to the Partnership's 46% equity interest in HCRC. See "Business and Properties--Investment in Hallwood Consolidated Resources Corporation."

(2) The weighted average sales prices used as of December 31, 1996 were $24.18 per Bbl of oil and $3.76 per Mcf of natural gas (which give effect to hedging). The weighted average sales prices used as of December 31, 1995 were $17.95 per Bbl of oil and $2.03 per Mcf of natural gas; and as of December 31, 1994 the weighted average sales prices used were $15.80 per Bbl of oil and $1.72 per Mcf of natural gas.

(3) The standardized measure of discounted future net cash flows prepared by the Partnership represents the present value (using an annual discount rate of 10%) of estimated future net revenues from the production of proved reserves. No effect is given to income taxes as the Partnership is not a taxpayer.

                     SUMMARY OF MATERIAL TAX CONSIDERATIONS


      The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the federal, state and local tax consequences of an investment in Class C Units.


      The following is a brief summary of certain material tax considerations of owning and disposing of Class C Units. Jenkens & Gilchrist, a Professional Corporation, counsel to the General Partner and the Partnership ("Counsel") is of the opinion that under existing law, based upon factual representations made by HEP and HEP's General Partner and assuming the facts described in this Prospectus are correct, this summary of federal income tax law is correct. This summary is qualified by the discussion in "Material Federal Income Tax Considerations," particularly the qualifications on the opinions of Counsel described therein.



PARTNERSHIP STATUS

      In the opinion of Counsel, the Partnership will be classified for federal income tax purposes as a partnership and will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code, and the beneficial owners of Class C Units generally will be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a Class C Unitholder will be required to report in his federal income tax return his allocable share of the Partnership's income, gains, losses and deductions. In general, cash distributions to a Class C Unitholder will be taxable only if, and to the extent that, they exceed the Unitholder's tax basis in his Class C Units.

PARTNERSHIP ALLOCATIONS

      In general, annual income and loss of the Partnership will be allocated 1% to the General Partner and 99% to the Unitholders for each taxable year. Such income will be allocated among the Unitholders first to the Class C Unitholders to the extent of their prior allocable shares of Partnership losses and deductions, next to the Class C Unitholders to the extent of their aggregate preference amount whether or not actually distributed, and then to the Class A and B Unitholders in accordance with their percentage interests. Income or loss is determined annually and prorated on a monthly basis and apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which it relates, even though Unitholders may dispose of their Units during the month in question. A Class C Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the Unitholder's taxable year whether or not cash distributions are made to a taxpayer. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by a taxpayer with respect to such income) may exceed the cash, if any, actually distributed to such Unitholder.

BASIS OF CLASS C UNITS

      A Class C Unitholder's initial tax basis in his Class C Unit purchased in the Offering will be the amount paid for the Class C Unit plus his share of Partnership nonrecourse liabilities, if any. A Unitholder's basis is generally increased by his share of Partnership income and any increase in his allocable share of Partnership nonrecourse liabilities (if any) and decreased by the amount of any distributions from the Partnership to him and further decreased by his allocable share of Partnership losses and distributions and any decrease in his share of Partnership nonrecourse liabilities (if any).

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

      In the case of Unitholders subject to the passive loss rules (generally, individuals and closely-held corporations), any Partnership losses will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Any losses unused by virtue of the passive loss rules may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. In addition, a Unitholder may deduct his share of Partnership losses only to the extent that losses do not exceed his tax basis in his Units or, in the case of taxpayers subject to the "at risk" rules (such as individuals), the amount the Unitholder is at risk with respect to the Partnership's activities, if less than such tax basis.

SECTION 754 ELECTION

      The Partnership has made the election provided for by Section 754 of the Code, which generally permits a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership.

DISPOSITION OF CLASS C UNITS

      A Unitholder who sells Class C Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities, if any) and his adjusted tax basis in such Class C Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Class C Unit that decrease a Unitholder's tax basis in such Class C Unit will, in effect, become taxable income if the Class C Unit is sold at its original cost. A portion of the amount realized from the sale of the Class C Units (whether or not representing gain) may be taxable as ordinary income.

OTHER TAX CONSIDERATIONS

      In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership owns property and conducts business in states that impose a personal income tax. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the Partnership anticipates that any amounts required to be withheld will not be material.

      It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

OWNERSHIP OF CLASS C UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS


      An investment in Class C Units by tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the Partnership income allocated to a Unitholder that is a tax-exempt organization will be unrelated business taxable income, and thus will be taxable to such Unitholder; no significant amount of the Partnership's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company. Nonresident aliens, foreign corporations or other foreign persons are not permitted to hold Class C Units. See "Material Federal Income Tax Considerations--Other Tax Consequences--Investment by Tax-Exempt Entities."

TAX SHELTER REGISTRATION

      The Internal Revenue Code of 1986, as amended (the "Code"), generally requires that "tax shelters" be registered with the Secretary of the Treasury. The Partnership is registered as a tax shelter with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Material Federal Income Tax Considerations--Administrative Matters--Tax Shelter Registration."

                          Structure of the Partnership




                                    [GRAPH]

                                  RISK FACTORS

        Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Class C Units offered hereby. This Prospectus contains certain forward-looking statements. Actual results may vary materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

        Volatility of Oil and Gas Prices


        The Partnership's revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, are substantially dependent upon prevailing prices of oil and gas. Historically, the markets for oil and gas have been volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the Partnership's control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and gas, the price of foreign imports and overall economic conditions. During 1996, the high and low prices for oil on the New York Mercantile Exchange ("NYMEX") were $26.57 per Bbl and $17.45 per Bbl, respectively, and the high and low prices for natural gas on the NYMEX were $4.57 per Mmbtu and $1.76 per Mmbtu, respectively. As of December 10, 1997 the price for oil on the NYMEX was $18.13 per Bbl and the price for natural gas on the NYMEX was $2.35 per Mmbtu. It is impossible to predict future oil and gas price movements with certainty. Declines in oil and gas prices may materially adversely affect the Partnership's financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Lower oil and gas prices also may reduce the amount of oil and gas that the Partnership can produce economically. See "--Uncertainty of Reserve Information and Future Net Revenue Estimates"and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


        The Partnership periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and gas properties may not exceed the standardized measure of discounted future net cash flows from proved reserves. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write down for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time. The Partnership may be required to write down the carrying value of its oil and gas properties when oil and natural gas prices are depressed or unusually volatile. If a write down is required, it would result in a charge to earnings but would not impact cash flow from operating activities. As a result of the application of this "ceiling" test, the Partnership had write downs of approximately $10.9 million and $7.4 million in 1995 and 1994, respectively.

        Risks of Hedging

        In order to reduce its exposure to short-term fluctuations in the prices of oil and gas, the Partnership periodically enters into hedging arrangements. The Partnership's hedging arrangements apply to only a portion of its production and provide only partial price protection against declines in oil and gas prices. Such hedging arrangements may expose the Partnership to risk of financial loss in certain circumstances, including instances where production is less than expected or where the counterparty to any hedging arrangement fails to perform. In addition, the Partnership's hedging arrangements limit the benefit to the Partnership of increases in the prices of oil or gas. Total quantities of oil and gas subject to hedging arrangements during the years ended December 31, 1996, 1995 and 1994 were 300,000 Bbl, 380,000 Bbl and 361,000 Bbl of oil and
5,479 Mmcf, 6,439 Mmcf and 6,461 Mmcf of gas, respectively. The Partnership's standardized measure of discounted future net cash flows has been decreased by $20 million at December 31, 1996, due to the effects of hedging contracts. The Partnership revenues were increased (decreased) by ($2.5 million), $3.5 million and $1.8 million for the years ended December 31, 1996, 1995 and 1994, respectively, because of such hedging arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Changing Prices and Hedging."

        Similarly, in order to reduce its exposure to short-term fluctuations in interest rates and to provide a measure of predictability for a portion of the Partnership's interest payments under its debt facilities, the Partnership has entered into contracts to hedge its interest payments on $15 million of its debt for each of 1997 and 1998 and $10 million for each of 1999 and 2000. Such hedges apply to only a portion of the Partnership's debt and provide only partial protection against increases in interest rates. Such hedging arrangements may expose the Partnership to risk of financial loss in certain circumstances, including instances where the counterparty to any hedging arrangement fails to perform. In addition, the Partnership's hedging arrangements limit the benefit to the Partnership of declines in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financing."

        Significant Capital Requirements

        Due to its active development, exploration and acquisition programs, the Partnership has experienced and expects to continue to experience substantial working capital needs. While the Partnership believes that the net proceeds from the Offering, cash flow from operations and availability under its existing credit arrangements should allow the Partnership to successfully implement its present business strategy, additional financing may be required in the future to fund the Partnership's growth and developmental and exploratory drilling. No assurances can be given as to the availability or terms of any such additional financing that may be required or that financing will continue to be available under the existing or new credit facilities. In the event sufficient capital resources are not available to the Partnership, its drilling and other activities may be curtailed. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

        Ability to Manage Growth and Achieve Business Strategy


        The Partnership's capital expenditures for oil and gas activities are expected to be $15.5 million for 1997 and were $13.3 million for 1996, $17.8 million for 1995 and $13.9 million for 1994. The Partnership has not yet determined its capital expenditure budget for 1998, but management anticipates that the budget will be approximately the same as 1997. If the Offering is successfully completed, management anticipates that the Partnership's capital budget for 1998 will increase by approximately $10 million. The increased budget may strain the Partnership's technical, operational and administrative resources. As the Partnership enlarges the number of projects it is evaluating or in which it is participating, there will be additional demands on the Partnership's financial, technical, operational and administrative resources. The Partnership's ability to grow will depend upon a number of factors, including its ability to identify and acquire new exploratory sites, its ability to develop existing sites, its ability to continue to retain and attract skilled personnel, the results of its drilling program, oil and gas prices, access to capital and other factors. There can be no assurance that the Partnership will be successful in achieving growth or any other aspect of its business strategy.


        Uncertainty of Reserve Information and Future Net Revenue Estimates

        There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the Partnership's control. The reserve data set forth in this Prospectus represents only estimates. Although the Partnership believes the reserve estimates contained in this Prospectus are reasonable, reserve estimates are imprecise and are expected to change as additional information becomes available.

        Reservoir engineering is a subjective process of estimating underground accumulation of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies, and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers, or by the same engineers but at different times, may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Partnership's reserves will likely vary from estimates and such variances may be material.
See "Business and Properties--Oil and Gas Reserves."

        The standardized measure of discounted future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Partnership's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by oil and gas purchasers, and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual standardized measure of discounted future net cash flows, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the SEC to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Partnership or the oil and gas industry in general.

        Replacement and Expansion of Reserves

        In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Partnership acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Partnership will decline as reserves are produced. The Partnership's future oil and gas production is, therefore, highly dependent upon its ability to economically find, develop or acquire additional reserves in commercial quantities. The business of exploring for, developing or acquiring reserves is capital-intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Partnership's ability to make the necessary capital investment to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that the Partnership's future exploration, development and acquisition activities will result in additional proved reserves or that the Partnership will be able to drill productive wells at acceptable costs. Furthermore, although the Partnership's revenues could increase if prevailing prices for oil or gas increase significantly, the Partnership's finding and development costs could also increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Reserve Concentration Risk


        The Partnership currently receives approximately 19% of its total production from its interest in two wells located in the Scott/West Ridge area of the Gulf Coast region, the A. L. Boudreaux #1 and the G. S. Boudreaux Estate #1. Both of the wells were shut-in in the second quarter of 1997 while workovers to plug back several water producing intervals were performed. Additional workovers may be required if water production rates again increase. Any interruption in the production from these wells could materially adversely affect the operations of the Partnership.


        Risks of Drilling Activities

        The success of the Partnership will be materially dependent upon the continued success of its drilling program, which will be funded in part with the proceeds of this Offering. Oil and gas drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered, even if the reserves targeted are classified as proved. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. The Partnership's future drilling activities may not be successful and, if drilling activities are unsuccessful, such failure will have an adverse effect on the Partnership's future results of operations and financial condition. Although the Partnership has identified numerous drilling prospects, there can be no assurance that such prospects will be drilled or that oil or gas will be produced from any such identified prospects or any other prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Acquisition Risks

        The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Partnership performs a review of the subject properties that it believes to be generally consistent with industry practices, which generally includes on-site inspections and the review of reports filed with various regulatory entities. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of these problems. There can be no assurances that any acquisition of property interests by the Partnership will be successful and, if an acquisition is unsuccessful, that the failure will not have an adverse effect on the Partnership's future results of operations and financial condition.

        Marketability of Production

        The marketability of the Partnership's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines, trucking or terminal facilities and processing facilities. The Partnership delivers natural gas through gas gathering systems and gas pipelines, some of which it does not own. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect the Partnership's ability to produce and market its oil and gas. Any dramatic change in market factors could have a material adverse effect on the Partnership. See "Business and Properties --Marketing" and " --Regulation."

        Operating Hazards and Uninsured Risks

        The oil and gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Partnership. In addition, the Partnership may be liable for environmental damages caused by previous owners of property purchased and leased by the Partnership. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Partnership's properties. As is common in the oil and gas industry, the Partnership is not fully insured against the occurrence of these events either because insurance is not available or because the Partnership has elected not to insure against their occurrence because of prohibitive premium costs. The occurrence of an event not fully covered by insurance could have a material adverse effect on the Partnership's financial condition and results of operations. See "Business and Properties--Operating Hazards and Insurance."

        Dependence on Key Personnel


        The Partnership depends to a large extent on the services of certain key HPI management personnel, the loss of any of whom could have a material adverse effect on the Partnership's operations. None of HPI's employees are parties to employment agreements. The Partnership does not maintain key employee insurance on any of its employees. The Partnership believes that its success is also dependent upon HPI's ability to continue to employ and retain skilled technical personnel.


        Government Regulation and Environmental Matters

        Oil and gas operations are subject to various federal, state and local government regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the development, production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to complex regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. The Partnership is also subject to changing and extensive tax laws, the effects of which cannot be predicted. The Partnership believes that it is in substantial compliance with applicable regulations, although there can be no assurance that this is or will remain the case. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Partnership. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Partnership's financial condition and results of operations. See "Business and Properties--Regulation."

        Competition

        The Partnership encounters competition from other oil and gas companies in all areas of its operation, including the acquisition of exploratory prospects and proven properties. The Partnership's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Partnership's and, in many instances, have been engaged in the oil and gas business for a much longer time than the Partnership. Those companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects, than the Partnership's financial or human resources permit. The Partnership's ability to explore for oil and gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in highly competitive environments. See "Business and Properties--Competition."

        Recent Losses

        The Partnership has incurred net losses in two of the last five years of its operations. There can be no assurance that the Partnership will be profitable in the future. See "Selected Historical Consolidated Financial Data."

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

        Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance

        The Partnership's objective is to maintain stable cash distributions to its Unitholders to the extent consistent with its principal objective of maintaining its reserve base and production. The Class C Unitholders are entitled to a distribution of $1.00 per Class C Unit per year before any distribution may be paid with respect to the Class A Units. Nevertheless, there can be no assurance regarding the amounts of cash available for distribution. The actual amounts of cash available for distribution will depend upon numerous factors, including oil and gas prices, the level and success of the Partnership's capital expenditures, the level of oil and gas production, debt service requirements, prevailing economic conditions and financial, business and other factors, many of which will be beyond the control of the Partnership and the General Partner. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to partners by the Partnership or that such distributions will be equal to a partner's tax liability on his distributive share of the Partnership's income. See "--Tax Risks--Tax Liability Exceeding Cash Distributions" and "Cash Distribution Policy."

        The Terms of the Partnership's Indebtedness May Affect the Partnership's Operations and May Limit its Ability to Make Distributions


        The ability of the Partnership to make principal and interest payments on its Credit Facilities (as defined in the Glossary) depends on future performance, which is subject to many factors, a number of which will be outside the Partnership's control. The Partnership's Credit Facilities limit aggregate distributions paid by the Partnership in any 12- month period to 50% of cash flow from operations before working capital changes plus 50% of distributions received from affiliates, if the principal amount of debt of the Partnership is 50% or more of the borrowing base. Aggregate distributions paid by the Partnership are limited to 65% of cash flow from operations plus 65% of distributions received from affiliates if the principal amount of debt is less than 50% of the borrowing base. The Credit Facilities also contain restrictive covenants that limit the Partnership's ability to incur additional indebtedness. The payment of principal and interest on such indebtedness will reduce the cash available to make distributions on the Units. The Partnership's leverage also may adversely affect the Partnership's ability to finance its future operations and capital needs, may limit its ability to pursue acquisitions and other business opportunities and may make its results of operations more susceptible to adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


        Unitholders Will Have Limited Voting Rights; The General Partner Will Control the Partnership

        The General Partner, through HPI, will manage and control the Partnership's operations. Unlike the holders of common stock in a corporation, Unitholders will have only limited voting rights on matters affecting the Partnership's business. Unitholders will have no right to elect the General Partner on an annual or other continuing basis. Unitholders will have limited influence on matters affecting the operation of the Partnership, and third parties may find it difficult to attempt to gain control or influence the Partnership's activities. See "Description of the Partnership Agreements." Because each class of Units votes separately as a class on all matters on which Unitholders vote, the ownership of 100% of the Class B Units by The Hallwood Group Incorporated ("Hallwood Group") effectively gives it a veto right over any matters for which Unitholders vote.


        Upon completion of this Offering, the General Partner and its affiliates will own approximately 5.5% of the outstanding Class C Units (4.9%) if the Underwriters' over-allotment option is exercised in full), 26% of the Class A Units and 100% of the Class B Units. As a result, such Unitholders will be able to influence significantly, and possibly control the outcome of, certain matters requiring a Unitholder vote. Such ownership of Units may have the effect of delaying, deferring or preventing a change of control of the Partnership and may adversely affect the voting and other rights of other Unitholders. See "Principal Unitholders."

        Hallwood Group Has Ability to Veto Any Proposal to Remove General
        Partner

        The General Partner may be removed only upon the approval of such removal and the election of a successor general partner by the holders of at least 662/3% of each class of the outstanding limited partner units (including limited partner units held by the General Partner and its affiliates). Because each class of Units votes separately as a class on all matters on which Unitholders vote, Hallwood Group's ownership of 100% of the Class B Units effectively gives it a veto right over any proposal to remove the General Partner.

        Existence of Other Provisions that May Discourage a Change of Control in the Partnership

        The Partnership Agreement contains certain other provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Partnership. The Partnership has substantial latitude in issuing equity securities without Unitholder approval. The Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders or to acquire information about the Partnership's operations, as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Class C Units will trade under certain circumstances. See "Description of The Partnership Agreements--Management."


        The Credit Facilities contain provisions relating to a change in ownership, which if breached and not subsequently cured, may cause the Partnership to be unable to incur further indebtedness under the Credit Facilities. There is no restriction on the ability of the General Partner or its affiliates from entering into a transaction that would trigger such change in ownership provisions.

        On February 6, 1995 the board of directors of the General Partner approved the adoption of a rights plan ("Rights Plan"), pursuant to which one right was distributed for each Class A Unit to holders of record at the close of business on February 17, 1995. The rights trade with the Class A Units. The rights will become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 15% or more of the Class A Units, or if a party announces an offer to acquire 30% or more of the Partnership. The rights will expire on February 6, 2005. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase, for $24, either Class A Units or shares in an "acquiring entity," with a market value at that time of $48. The existence of the Rights Plan could make it more difficult for a party to gain control of the Partnership and thereby discourage any such attempts to do so.

        The Partnership May Issue Additional Limited Partner Interests, Thereby Diluting Existing Unitholders' Interests

        The Partnership may issue additional Class C Units and other interests in the Partnership for such consideration and on such terms and conditions as are established by the General Partner, in its sole discretion, without the approval of the Unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue Partnership securities ranking senior to the Class C Units at any time. Based on the circumstances of each case, the issuance of additional Class C Units or securities ranking senior to or on a parity with the Class C Units may dilute the value of the interests of the then-existing Class C Unitholders in the Partnership's net assets. Furthermore, the issuance of Class C Units upon the exercise of the Underwriters' over-allotment option will increase the total number of Class C Units outstanding, thereby diluting existing Class C Unitholders' interests in the Partnership.

        Unitholders May Not Have Limited Liability in Certain Circumstances; Liability for Return of Certain Distributions

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of any improper distribution received by such Unitholder for a period of three years from the date of the distribution. See "Description of The Partnership Agreements--Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

        Dependence upon Hallwood Petroleum, Inc. for Support Services

        Since neither the Partnership nor its General Partner has any employees, HPI performs all operations on behalf of the Partnership. The Partnership reimburses HPI at its cost for direct and indirect expenses incurred by HPI for the benefit of the Partnership and its properties. The indirect expenses for which HPI is reimbursed include employee compensation, office rent, office supplies and employee benefits. The General Partner believes that if HPI ceased providing these services to the Partnership or its affiliates, the costs to the Partnership of such support services would increase.

        Potential Change of Control of the General Partner

        There are no restrictions on the ability of Hallwood Group directly or indirectly to transfer its interest in the General Partner. If Hallwood Group were to transfer all or part of its interest, a change of control of the General Partner could occur, and under certain circumstances the General Partner could be managed by an entity unrelated to Hallwood Group.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

        Conflicts of Interest Exist Between the Partnership and the General Partner and its Affiliates

        Certain conflicts of interest exist and may arise in the future as a result of the General Partner's relationships with its affiliates, on the one hand, and the Partnership and the Unitholders, on the other hand. Hallwood G.P., Inc. ("Hallwood G.P."), a Delaware corporation, as general partner of HEPGP Ltd. ("HEPGP"), a Colorado limited partnership, the General Partner of the Partnership, has a fiduciary duty to manage the Partnership in a manner that is in the best interest of the Unitholders. The officers and directors of Hallwood G.P. also have fiduciary duties to manage the General Partner in the best interests of HEPGP's partners, Hallwood G.P. and Hallwood Group. In addition, Messrs. Gumbiner, Troup and Guzzetti are directors and executive officers of Hallwood Group and, as such, owe a fiduciary duty to the shareholders of Hallwood Group. Moreover, the officers of Hallwood G.P. and certain of its directors are also officers or directors of HCRC and, accordingly, owe a fiduciary duty to the shareholders of HCRC. HCRC participates in oil and gas projects with the Partnership. Consequently, the duties of Hallwood G.P. and its officers and directors to the Unitholders of the Partnership may come into conflict with their duties to other entities or investors. See "Conflicts of Interest and Fiduciary Responsibilities."

        The General Partner May Place Properties Within the Operating Partnerships that are More Favorable to the General Partner

        EDP Operating, Ltd. ("EDPO") and HEP Operating Partnership, L.P. ("HEPO"), (collectively, the "Operating Partnerships") have different provisions regarding the manner in which the General Partner participates in drilling within each Operating Partnership. The differences in allocation of costs and revenues present the General Partner with a conflict of interest in determining through which of the Operating Partnerships to acquire new drilling locations. The Board of Directors of Hallwood G.P. has adopted a policy to address this potential conflict of interest, providing generally that new wells to be drilled by the Partnership in 14 West Texas counties, other than on properties in which

EDPO HAS an existing interest or that are contiguous to properties in which EDPO has an existing interest, will be drilled by HEPO through the joint venture with the General Partner, and that all other new drilling will be done in EDPO.

        The General Partner's Affiliates May Compete with the Partnership in Certain Circumstances

        Affiliates of the General Partner (including Hallwood Group and HCRC) are not prohibited from engaging in any business or activity even if such activity may be in competition with the Partnership. Hallwood Group does not presently engage in oil and gas activities other than through its interests in Hallwood G.P., HEPGP, the Partnership and HCRC. HCRC, however, is actively engaged in oil and gas production, development and exploration. To minimize the conflicts of interest between the Partnership and HCRC, the Board of Directors of each of Hallwood G.P. and HCRC has adopted a policy that each Board will review annually participation by both the Partnership and HCRC in new oil and gas properties. Generally, the Partnership and HCRC will participate on a 50/50 basis in all future oil and gas drilling projects, leases, concessions or acquisitions, unless the activity is inconsistent with either entity's objectives or the entities already have differing interests in the subject project. This policy may change, however, if circumstances change or if the Board of Directors of Hallwood G.P. or HCRC determines it is not in such entity's best interest.

        Contracts Between the Partnership and the General Partner or Its Affiliates Will Not Be the Result of Arm's-Length Negotiations


        Under the terms of the Partnership Agreement, the Partnership is not restricted from paying the General Partner or its affiliates for any services rendered, provided such services are rendered on terms that are reasonable to the Partnership. The Partnership Agreement does not specify who is to determine whether the terms of transactions are reasonable. In practice, this determination is made by management, under the supervision of the Board of Directors of the General Partner. Transactions between the Partnership and the General Partner and its affiliates will not be the result of arm's-length negotiations.


        Employees of the General Partner's Affiliates Who Provide Services to the Partnership Will Also Provide Services to Other Businesses

        The Partnership will not have any employees and will rely on employees of HPI to manage the Partnership's affairs. Although the General Partner will not conduct any other business, Hallwood Group, HCRC and other affiliates of the General Partner or the Partnership will conduct business and activities of their own in which the Partnership will have no economic interest and which may also be conducted by HPI's employees. There may be competing demands among the Partnership, Hallwood Group, HCRC and such affiliates for the time and efforts of employees who provide services to more than one of these entities.

        The General Partner Is Indemnified and Has Limited Liability

        The Partnership is required to indemnify the General Partner, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. In addition, the Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and their respective officers, directors, employees and agents will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

        The General Partner Receives Fees for Certain Property Acquisitions

        The Partnership Agreement provides that the General Partner will receive an acquisition fee in cash or Units equal to 2% of the fair market value of the total consideration paid in the acquisition of oil and gas properties and oil and gas related assets by the Partnership, including acquisitions of such oil and gas interests through the acquisition of stock of corporations and similar transactions. With respect to acquisitions of oil and gas properties and oil and gas related assets other than Undeveloped Acreage and Proved Undeveloped Acreage (as defined in the Partnership Agreement), including acquisitions of such oil and gas interests through the acquisition of stock of corporations and similar transactions, and as an incentive for the General Partner to make acquisitions of oil and gas properties and oil and gas related assets on behalf of the Partnership, the General Partner also will receive 4% of the interests acquired by the Partnership in such assets. Pursuant to the limited partnership agreements of each of the Operating Partnerships, the General Partner also directly or indirectly receives an interest in each well drilled by the Operating Partnerships. The General Partner's interest in the foregoing fees, as well as differences in rates of return on a cash investment in a property between the General Partner and the Partnership, may result in conflicts of interest as to whether the Partnership should engage in any activity or acquire a property.

TAX RISKS

        For a general discussion of the expected federal income tax consequences of owning and disposing of Class C Units, see "Material Federal Income Tax Considerations."

        Tax Treatment Is Dependent on Partnership Status

        The availability to a holder of Class C Units of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations made by the General Partner and the Partnership, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes and will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code. However, no ruling from the IRS as to such status has been or will be requested, and the opinion of Counsel is not binding on the IRS. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income. See "Material Federal Income Tax Considerations--Tax Classification of the Partnership."

        If the Partnership were taxed as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently at a maximum rate of 35%), and no income, gains, losses or deductions would flow through to the Unitholders. However, distributions would generally be taxed to the Unitholders as corporate distributions. Moreover, because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the Class C Unitholders would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and could result in a material reduction in the after-tax return to the Class C Unitholders. See "Material Federal Income Tax Considerations--Tax Classification of the Partnership."

        There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation.

        No IRS Ruling with Respect to Tax Consequences

        No ruling has been requested from the IRS with respect to any matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner.

        Tax Liability Exceeding Cash Distributions

        A Class C Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income in any taxable year. Further, a Class C Unitholder may incur a tax liability, in excess of the amount of cash received, upon the sale of his Class C Units. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Taxation of Partners" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

        Taxable Income to Tax-Exempt Organizations and Certain Other Investors

        Investment in Class C Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. See "Material Federal Income Tax Considerations--Other Tax Consequences--Investment by Tax-Exempt Entities." For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Class C Unit may be unrelated business taxable income and thus will be taxable to such a Unitholder.

        Nondeductibility of Losses

        In the case of taxpayers subject to the passive loss rules (generally individuals and closely held corporations), losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses that are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Limitations on Deduction of Losses."

        Uniformity of Class C Units and Risks of Nonconforming Depletion, Depreciation and Amortization Conventions

        Because the Partnership cannot match transferors and transferees of Class C Units, uniformity of the economic and tax characteristics of the Class C Units to a purchaser of Class C Units must be maintained. To maintain uniformity, the Partnership has adopted certain depletion, depreciation and amortization conventions and adjustments that do not conform with all aspects of certain proposed and final Treasury Regulations. The IRS may challenge those conventions and adjustments and, if such a challenge were sustained, the uniformity of Class C Units could be affected. Non- uniformity could adversely affect the amount of tax depletion, depreciation and amortization available to a purchaser of Class C Units and could have a negative impact on the value of the Class C Units. See "Material Federal Income Tax Considerations--Uniformity of Units."

        State, Local and Other Tax Filings and Payments by Unitholders

        In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes, that may be imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder may be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property, and may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Material Federal Income Tax Considerations--Other Tax Consequences--State and Local Taxes."

        Tax Shelter Registration; Potential IRS Audit

        The Partnership is registered with the IRS as a tax shelter and has been issued a tax shelter identification number. Issuance of a registration number does not indicate that this investment or the claimed tax benefits have been reviewed, examined or approved by the IRS. See "Material Federal Income Tax Considerations--Administrative Matters--Tax Shelter Registration." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. A Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return. See "Material Federal Income Tax Considerations--Administrative Matters."

        Partnership Tax Information and Audits

        The Partnership furnishes each partner with a Schedule K-1 that sets forth his distributive share of income, gains, losses and deductions. In preparing these schedules, the Partnership uses various accounting and reporting conventions and adopts various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.


        Counsel Unable to Render an Opinion as to Certain Federal Income Tax Matters

        For the reasons described in "Material Federal Income Tax Considerations," counsel is unable to render an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a "short seller;" (ii) whether the Partnership's allocations of income, gain, loss and deduction with respect to contributed property and revalued property are consistent with the requirements under
Section 704(c) of the Code; (iii) whether the Partnership's allocations of depletable basis are consistent with the requirements under Section 613A of the Code; (iv) whether the Partnership's allocations of income, gain, loss and deduction have substantial economic effect under Section 704(b) of the Code; (v) whether the Partnership's method of computing and effecting the depreciation, depletion and amortization adjustments under Section 743 of the Code is sustainable; (vi) whether the Partnership's conventions for allocating taxable income and losses between the transferor and the transferee of Units is permitted by existing Regulations; and (vii) whether a Unitholder acquiring Units in separate transactions must maintain a single aggregate adjusted tax basis in his Units.

                 PRICE RANGE OF CLASS C UNITS AND DISTRIBUTIONS


        On January 17, 1996, the Partnership's Class C Units began trading on the American Stock Exchange ("AMEX") under the symbol "HEPC." As of September 30, 1997, there were approximately 15,000 holders of record of Class C Units. The closing price of the Class C Units on the AMEX on December 10, 1997 was $11.375. The following table sets forth, for the periods indicated, the high and low reported sales prices for the Class C Units as reported on AMEX and the distributions paid per Class C Unit for the corresponding periods.




             Class C Units                    High               Low                   Distributions
             -------------                    ----               ---                   -------------

First quarter 1996                            $7-7/8             $6-1/2                   $  .25
Second quarter 1996                            8-1/2              7-3/8                      .25
Third quarter 1996                             9-5/8             8-3/16                      .25
Fourth quarter 1996                            9-7/8              8-3/4                      .25
                                                                                          ------
                                                                                           $1.00

First quarter 1997                            $7-7/8             $6-1/2                   $  .25
Second quarter 1997                            9-3/8              8-3/4                      .25
Third quarter 1997                            10-1/2              8-7/8                      .25
Fourth quarter 1997
   (through December 10, 1997)                14-1/4                 10


                               USE OF PROCEEDS

        The net proceeds to the Partnership from the sale of the Class C Units offered hereby are estimated to be $____________ ($_____________ if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $_____ per Class C Unit, after deducting the underwriting discount and estimated offering expenses.

        The Partnership intends to use the net proceeds from the Offering to accelerate the drilling of a portion of its current project inventory, and, in the interim, to repay a portion of outstanding indebtedness under its Third Amended and Restated Credit Agreement (the "Credit Agreement"), which amounts will then become available to the Partnership under the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of the Partnership's credit facilities.

        As of September 30, 1997, $27.7 million was outstanding under the Credit Agreement. The Credit Agreement matures May 31, 1999. Borrowings under the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 1.875%, prime plus 1/2% or the Euro-Dollar rate plus from 1.25% to 1.75%. At September 30, 1997, the applicable interest rate was 7.2%.

                                 CAPITALIZATION


        The following table sets forth the historical capitalization of the Partnership as of September 30, 1997 and the pro forma capitalization of the Partnership as of September 30, 1997 as adjusted to give effect to the sale by the Partnership of 2,500,000 Class C Units in connection with the Offering at an assumed initial price of $____ per Unit. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.




                                                                           AS OF SEPTEMBER 30, 1997
                                                                    --------------------------------------
                                                                       ACTUAL               AS ADJUSTED
                                                                       ------               -----------
DEBT:
        Current portion of long-term debt........                    $       0                $       0
        Long-term debt...........................                       31,986
                                                                     ---------                ---------
                Total Debt.......................                       31,986
                                                                     ---------                ---------

PARTNERS' CAPITAL:
        Class A Units............................                       65,374                   65,374
        Class B Subordinated Units...............                        1,379                    1,379
        Class C Units............................                        5,146
        General Partner(1).......................                        3,521
        Treasury Units...........................                       (6,979)                  (6,979)
                                                                     ---------                ---------
                Total Partners' Capital..........                       68,441
                                                                     ---------                ---------

Total Capitalization.............................                    $ 100,427                $
                                                                     =========                =========


--------------------------

     (1) The Partnership Agreement requires the General Partner to contribute an amount equal to 1.01% of the capital contributed by limited partners.

                            CASH DISTRIBUTION POLICY


     The Partnership's policy is to maintain stable cash distributions to its Unitholders to the extent consistent with its principal objective of maintaining its reserve base and production. Class C Unitholders are paid a preferred distribution of $1.00 per Class C Unit per year before distributions are paid to other limited partners. At $11.375, the closing market price of the Class C Units on the AMEX on December 10, 1997, the Class C Units had an indicated pre-tax yield of 8.8%. The Partnership anticipates that taxable income allocable to Class C Units generally will be equal to distributions to the persons who purchase the Class C Units in this Offering, although there can be no assurance that this will always be the case. Since March 1996, the Partnership has distributed $0.25 per Class C Unit per quarter or $1.00 per Class C Unit on an annualized basis. Since March 1996, the Partnership has also distributed $0.13 per Class A Unit per quarter or $0.52 per Class A Unit on an annualized basis. The Partnership's Credit Facilities limit aggregate distributions paid by the Partnership in any 12-month period to 50% of cash flow from operations before working capital changes plus 50% of distributions received from affiliates, if the principal amount of debt of the Partnership is 50% or more of the borrowing base. Aggregate distributions paid by the Partnership are limited to 65% of cash flow from operations before working capital changes plus 65% of distributions received from affiliates if the principal amount of debt is less than 50% of the borrowing base.


     Distributions by the Partnership are made within approximately 45 days after the end of each quarter ending March 31, June 30, September 30 and December 31, to holders of record on the applicable record date.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The Selected Historical Consolidated Financial Data of the Partnership for the five years ended December 31, 1996 has been derived from the Partnership's audited Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. The data presented for the nine months ended September 30, 1997 and September 30, 1996 has been derived from the Partnership's unaudited Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. The Selected Historical Consolidated Financial Data is qualified in its entirety and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited Consolidated Financial Statements of the Partnership and the related notes thereto included elsewhere in this Prospectus.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA




                                                       NINE MONTHS
                                                          ENDED
                                                       SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                                  ---------------------   -------------------------------------------------------
                                                     1997        1996        1996        1995        1994        1993        1992
                                                     ----        ----        ----        ----        ----        ----        ----
                                                                           (In thousands, except per Unit data)
INCOME STATEMENT DATA:
Revenues:

    Oil and gas operations ....................   $  32,302   $  37,961   $  50,644   $  43,454   $  43,899   $  44,106   $  52,822
    Gas marketing and transportation(1) .......                                                                   5,046       7,556
    Interest ..................................         328         331         422         326         583         461         352
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     32,630      38,292      51,066      43,780      44,482      49,613      60,730
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Expenses:
   Oil and gas operations .....................       8,767       8,930      12,237      12,092      12,907      11,689      14,107
    Gas marketing and transportation ..........                                                                   4,611       7,900
    General and administrative ................       3,250       3,133       4,540       5,580       5,630       6,812       7,732
    Depreciation, depletion and amortization...       8,657      10,554      13,500      15,827      18,168      17,076      18,866
    Impairment of oil and gas properties ......                                          10,943       7,345
    Litigation settlement expense (revenue) ...        (240)        230         230         386       3,370      (9,768)        245
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     20,434      22,847      30,507      44,828      47,420      30,420      48,850
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

          Operating income (loss) .............      12,196      15,445      20,559      (1,048)     (2,938)     19,193      11,880
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

Interest and other income (expense) ...........      (2,315)     (3,047)     (3,878)     (4,245)     (3,834)     (4,692)     (6,512)
Equity in earnings (loss) of HCRC .............       1,384       1,227       1,768      (2,273)     (1,499)        112         732
Minority interest in net income of
    affiliates ................................      (1,341)     (2,092)     (2,723)     (1,465)     (1,822)     (1,549)     (2,487)
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     (2,247)     (3,912)     (4,833)     (7,983)     (7,155)     (6,129)     (8,267)
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Net income (loss) ..........................   $   9,924   $  11,533   $  15,726   $  (9,031)  $ (10,093)  $  13,064   $   3,613
                                                  =========   =========   =========   =========   =========   =========   =========
Net income (loss) attributable to General
   Partner.....................................   $   1,408   $   1,923   $   2,569   $   1,289   $   1,631   $   2,394   $   1,638

Net income attributable to Class C limited
   partners....................................   $     498   $     498   $     664

Net income (loss) attributable to Class A
   and Class B limited Partners................   $   8,018   $   9,112   $  12,493   $ (10,320)  $ (11,724)  $  10,670   $   1,975
                                                  =========   =========   =========   =========   =========   =========   =========
Net income (loss) per class A and Class
   B Unit(2)...................................   $     .86   $     .99   $    1.34   $   (1.07)  $   (1.20)  $    1.14   $     .24
                                                  =========   =========   =========   =========   =========   =========   =========
Net income (loss) per Class C Unit............    $     .75   $     .75   $    1.00

CASH FLOW DATA:
   Net cash provided by operating activities...   $  18,278   $  22,748   $  26,423   $  18,449   $  21,575   $  29,312   $  29,693
   Net cash used in investing activities.......   $ (11,563)  $  (9,450)  $ (12,485)  $ (10,737)  $ (11,061)  $  (2,870)  $    (795)
   Net cash used in financing activities.......   $ (10,486)  $ (10,776)  $ (13,375)  $  (5,144)  $ (21,244)  $ (27,031)  $ (20,693)

OTHER FINANCIAL DATA:
   Operating cash flow (3) ....................   $  18,918   $  22,548   $  30,269   $  20,766   $  19,588   $  32,871   $  25,260
   Capital expenditures(4) ....................   $  11,572   $   9,505   $  13,299   $  17,768   $  13,885   $  15,386   $  15,079
   Distributions to General Partner............   $   1,194   $   1,710   $   2,243   $   2,359   $   2,452   $   2,168   $   1,855
   Distributions per Class A and Class B
      Unit.....................................   $    0.39   $    0.75   $    0.52   $    0.80   $    0.80   $    0.80   $    0.80
   Distributions per Class C Unit ..............  $    0.75   $    0.75   $    1.00
   Ratio of Earnings to Fixed Charges and
      Class C Distributions ...................        4.05        3.90        4.08          (5)         (5)       4.08        1.49


BALANCE SHEET DATA:
   Working capital (deficit)...................   $  (2,875)  $    (525)  $  (1,355)  $  (4,363)  $  (9,390)  $   7,020   $   6,306
   Property, plant and equipment, net..........   $  92,499   $  87,914   $  88,549   $  94,926   $ 107,414   $ 122,133   $ 129,029
   Total Assets ...............................   $ 124,650   $ 121,093   $ 122,792   $ 125,152   $ 136,281   $ 171,624   $ 186,087
   Long-term debt .............................   $  31,986   $  31,398   $  29,461   $  37,557   $  25,898   $  38,010   $  52,814
   Partners' capital ..........................   $  68,441   $  62,016   $  64,215   $  57,572   $  78,803   $  98,576   $  89,779



-----------------------
(1) The Partnership sold its gas marketing and transportation operations during 1993.

(2) As a result of the issuance of Class A Units in connection with a litigation settlement in 1995, all per Unit information for periods prior to December 31, 1995 has been retroactively restated. See Note 12 to the Partnership's December 31, 1996 Consolidated Financial Statements included elsewhere in this Prospectus.

(3) Operating cash flow represents cash flows from operating activities prior to changes in assets and liabilities. Management of the Partnership believes that operating cash flow may provide additional information about the Partnership's ability to meet its future requirements for debt service, capital expenditures and working capital. Operating cash flow is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because operating cash flow excludes changes in assets and liabilities and these measures may vary among companies and operating cash flow data presented above may not be comparable to similarly titled measures of other companies or partnerships.

(4) Consists of costs incurred by the Partnership in connection with property acquisition, exploration and development. See Note 2 to the Partnership's December 31, 1996 Consolidated Financial Statements included elsewhere in this Prospectus.

(5) The Partnership had a loss in these years. Interest expense was $3,956,000 in 1995 and $3,445,000 in 1994.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following management's discussion and analysis of the financial condition and results of operations of the Partnership should be read in conjunction with the preceding "Selected Historical Consolidated Financial Information." Additionally, the Partnership's Consolidated Financial Statements and the Notes thereto, as well as other data included in this Prospectus, should be read and analyzed in combination with the analysis below.

GENERAL

         HEP began operations in 1985 after it completed an exchange offer in which it acquired oil and gas interests and operations from a number of oil and gas partnerships, corporations and individual working interest owners. In 1990, the Partnership merged with Energy Development Partners, Ltd., another master limited partnership. HEP is a partnership and therefore, is not subject to federal income tax. Instead the federal income tax effect of its activities accrues to its partners. Therefore, no provision for federal income taxes is included in HEP's financial data.

RESULTS OF OPERATIONS

         The following table is presented to contrast the Partnership's production and weighted average oil and gas prices (in thousands except for price) for the periods indicated:



                                  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30,                             FOR THE YEARS ENDED DECEMBER 31,
                         -------------------------------------  -------------------------------------------------------------------
                                1997               1996                1996                     1995                    1994
                         ------------------ ------------------  -------------------     --------------------     ------------------
                            OIL      GAS       OIL       GAS       OIL       GAS           OIL        GAS           OIL       GAS
                            ---      ---       ---       ---       ---       ---           ---        ---           ---       ---
                           (Bbl)    (Mcf)     (Bbl)     (Mcf)     (Bbl)     (Mcf)         (Bbl)      (Mcf)         (Bbl)     (Mcf)
Production..............      581    8,588       749    9,790        972     12,786         993      13,035        939      13,208
Weighted average
   sales price(1).......  $ 19.20   $ 2.22   $ 19.49  $  2.18    $ 20.10    $  2.24      $17.36    $   1.82     $16.47    $   1.97



-----------------
(1) Includes effects of hedging.  "See --Changing Prices and Hedging."


NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996


         OIL AND GAS OPERATIONS REVENUES

         Oil and gas operations revenues, which include oil and gas sales as well as revenue from pipeline, facilities and other, decreased $5,659,000 during the first nine months of 1997 as compared to the first nine months of 1996. The decrease was comprised of a 22% decrease in oil production, and a 12% decrease in gas production. The weighted average sales price for oil and gas was flat from period to period. Approximately 30% of the decrease in production was due to the temporary shut-in of the A.L. Boudreaux #1 and G.S. Boudreaux Estate #1 wells for workover, and the remainder was due to normal production declines.



         During the second quarter of 1997, management determined that workovers on the Louisiana wells were necessary because water production had increased to levels that were unacceptable. The operator performed workovers in August 1997 which successfully plugged back several water producing intervals within the Bol Mex 3 Zones of both wells. As a result of the workovers, water production on both wells decreased, and both oil and gas production continued at rates approximating those prior to the workovers. HEP was not required to pay any shut-in royalties. Additional workovers may be required if water production rates again increase.

         The effect of the Partnership's hedging transactions was to decrease the Partnership's weighted average oil prices from $19.56 per Bbl to $19.20 per Bbl, and weighted average natural gas prices from $2.40 per Mcf to $2.22 per Mcf, resulting in a $1,755,000 decrease in oil and gas operations revenue for the first nine months of 1997.

         INTEREST REVENUES

         Interest income decreased $3,000 for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 due to lower interest rates.


         OIL AND GAS OPERATIONS EXPENSE


         Oil and gas operations expense decreased $163,000 during the first nine months of 1997 as compared with the first nine months of 1996, primarily as a result of a $200,000 decrease in production taxes due to the decrease in oil and gas production described above, offset by increased maintenance expense.


         GENERAL AND ADMINISTRATIVE EXPENSE


         General and administrative expense includes costs incurred for direct administrative services, such as legal, audit and reserve reports, as well as allocated internal overhead incurred by HPI on behalf of the Partnership. These expenses increased $117,000 during the first nine months of 1997 as compared with the first nine months of 1996, primarily due to a net increase in numerous miscellaneous items, none of which was individually significant.


         DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE


         Depreciation, depletion and amortization expense decreased $1,897,000 during the first nine months of 1997 as compared to the first nine months of 1996. The decrease was primarily the result of a lower depletion rate during 1997 as compared to 1996, due to the decrease in production described above.


         LITIGATION SETTLEMENT


         Litigation settlement revenues of $240,000 during the first nine months of 1997 was comprised of insurance proceeds which reimbursed a portion of expense incurred in a prior period to settle certain litigation. Litigation settlement expense of $230,000 during the first nine months of 1996 consisted primarily of expenses incurred to settle a property related lawsuit.


         INTEREST AND OTHER INCOME (EXPENSE)


         Interest and other income (expense) decreased $732,000 during the first nine months of 1997 compared to the first nine months of 1996, primarily as result of lower outstanding debt during 1997.


         EQUITY IN EARNINGS (LOSS) OF HCRC


         Equity in earnings (loss) of HCRC represents the Partnership's share of net income attributable to its equity investment in HCRC. The Partnership's equity in HCRC's earnings increased by $157,000 during the first nine months of 1997 as compared with the first nine months of 1996, primarily due to an increase in HEP's ownership of HCRC from 40% to 46% during the second quarter of 1996.



         Although HCRC and HEP own interests on many of the same properties, their results of operations do not correspond due to different organizational structures.


         MINORITY INTEREST IN NET INCOME OF AFFILIATES


         Minority interest in net income of affiliates decreased $751,000 during the first nine months of 1997 as compared to the first nine months of 1996, due to a decrease in the affiliates' oil and gas production and revenues in 1997.


1996 COMPARED TO 1995

         OIL AND GAS OPERATIONS REVENUES


         Oil and gas operations revenues increased $7,190,000 during 1996 as compared with 1995. The increase was comprised of a 16% increase in the weighted average sales price received for oil and a 23% increase in the weighted average sales price received for natural gas, partially offset by a 2% decrease in oil and gas production. Property sales accounted for 80% of the decrease in production and the remainder was due to normal production declines. Also included in the increase in revenues was a $48,000 increase in revenues from pipeline, facilities and other.


         The effect of the Partnership's hedging transactions was to decrease the Partnership's weighted average oil prices from $20.85 per Bbl to $20.10 per Bbl, and weighted average natural gas prices from $2.38 per Mcf to $2.24 per Mcf, resulting in a $2,519,000 decrease in oil and gas operations revenue for 1996.

         INTEREST REVENUES

         Interest income increased $96,000 during 1996 compared with 1995, as a result of a higher average cash balance during 1996 compared with 1995.

         OIL AND GAS OPERATIONS EXPENSE

         Oil and gas operations expense increased $145,000 during 1996 as compared with 1995, primarily as a result of increased production taxes due to the increase in 1996 oil and gas operations revenue discussed above.

         GENERAL AND ADMINISTRATIVE EXPENSE

         General and administrative expense decreased $1,040,000 during 1996 as compared with 1995. Approximately 50% of the decrease is due to a decrease in performance-based compensation. Approximately 10% of the decrease is due to lower legal expense in 1996 due to the settlement of a significant lawsuit during 1995. The remainder is due to a net decrease in numerous miscellaneous items, none of which is individually significant.


         DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE


         Depreciation, depletion and amortization expense decreased $2,327,000 during 1996 as compared with 1995. The decrease was primarily the result of lower capitalized costs in 1996 as compared with 1995, primarily due to the property impairments recorded during 1995 and 1994.


         IMPAIRMENT OF OIL AND GAS PROPERTIES

         Impairment of oil and gas properties during 1995 represents the impairment of $7,000,000 recorded because capitalized costs at June 30, 1995 exceeded the standardized measure of discounted future net cash flows from proved oil and gas reserves, based on prices at that date of $16.50 per Bbl of oil and $1.50 per Mcf of gas, as well as the writeoff of the Partnership's investment in an Indonesian project of $3,943,000.

         LITIGATION SETTLEMENT EXPENSE

         Litigation settlement expense during 1996 and 1995 consists primarily of expenses incurred to settle various individually insignificant claims against the Partnership.

         INTEREST AND OTHER INCOME (EXPENSE)

         Interest and other income (expense) decreased $367,000 during 1996 compared to 1995, primarily as a result of lower outstanding debt during 1996.

         EQUITY IN EARNINGS (LOSS) OF HCRC


         The Partnership's equity in HCRC's earnings increased by $4,041,000 during 1996 as compared with 1995. Approximately $1,360,000 of the increase is the result of a 6% increase in the Partnership's ownership of HCRC resulting from the Partnership's purchase of 12,965 shares of HCRC common stock during the second quarter of 1996. Approximately $2,240,000 of the increase is due to higher oil and gas prices received by HCRC during 1996, and the remainder of the increase is due to the inclusion in 1995 of impairment expense resulting from HCRC's write-off of its investment in an Indonesian project and other property impairments.

         MINORITY INTEREST IN NET INCOME OF AFFILIATES

         Minority interest in net income of affiliates increased by $1,258,000 during 1996 as compared to 1995, due to an increase in the affiliates' oil and gas production and revenues in 1996.

1995 COMPARED TO 1994

         OIL AND GAS OPERATIONS REVENUES

         Oil and gas operations revenues decreased $445,000 during 1995 as compared with 1994. The decrease was comprised of an 8% decrease in the weighted average sales price received for natural gas and a decrease in natural gas production, partially offset by a 5% increase in the weighted average sales price received for oil and an increase in oil production. Natural gas production decreased 1% due to normal production declines. Oil production increased 6% due to increased production from developmental drilling projects in West Texas, offset by normal production declines. Also included in the increase in revenues is a $41,000 increase in revenues from pipeline, facilities and other.

         The effect of the Partnership's hedging transactions was to increase the Partnership's weighted average sales prices for oil from $16.98 per Bbl to $17.36 per Bbl and weighted average sales prices for natural gas from $1.58 per Mcf to $1.82 per Mcf, resulting in a $3,505,000 increase in oil and gas operations revenue for 1995.

         INTEREST REVENUES

         Interest income decreased $257,000 during 1995 compared with 1994, as a result of a lower average cash balance during 1995.

         OIL AND GAS OPERATIONS EXPENSE

         Oil and gas operations expense decreased $815,000 during 1995 as compared with 1994, primarily as a result of general cost reductions in West Texas.

         GENERAL AND ADMINISTRATIVE EXPENSE

         General and administrative expense decreased $50,000 during 1995 as compared to 1994.

         DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE

         Depreciation, depletion and amortization expense decreased $2,341,000 during 1995 as compared with 1994, primarily as a result of lower capitalized costs in 1995 as compared with 1994. Such lower capitalized costs were primarily due to the property impairments recorded during the second quarter of 1995 and the fourth quarter of 1994.

         IMPAIRMENT OF OIL AND GAS PROPERTIES

         Impairment expense was $10,943,000 in 1995 and $7,345,000 in 1994.
Impairment of oil and gas properties during 1995 represents the impairment of $7,000,000 recorded due to the capitalized costs of the Partnership's properties at June 30, 1995 exceeding the standardized measure of discounted future net cash flows from proved oil and gas reserves, based on prices at that date of $16.50 per Bbl of oil and $1.50 per Mcf of natural gas, as well as the write-off of the Partnership's investment in an Indonesian project of $3,943,000. The impairment of oil and gas properties during 1994 represents an impairment of $6,000,000 recorded due to the capitalized costs of the Partnership's properties at December 31, 1994 exceeding the standardized measure of discounted future net cash flows from proved oil and gas reserves, based on prices at that date of $15.80 per Bbl of oil and $1.72 per Mcf of natural gas, as well as the write-off of certain foreign drilling projects of $1,345,000.

         LITIGATION SETTLEMENT

         Litigation settlement expense was $386,000 in 1995 as compared to $3,370,000 in 1994. Litigation settlement expense during 1995 consists primarily of expenses incurred to settle various individually insignificant claims against the Partnership. Litigation settlement expense during 1994 represents the settlement of claims against the Partnership which are further discussed in Note 13 to the December 31, 1996 Consolidated Financial Statements included elsewhere in this Prospectus, as well as an amount paid to settle a claim for royalties on a 1989 take-or-pay settlement.

         INTEREST AND OTHER INCOME (EXPENSE)

         Interest and other income (expense) increased $411,000 during 1995 as compared with 1994, due to a higher average outstanding debt balance in 1995.

         EQUITY IN EARNINGS (LOSS) OF HCRC

         The Partnership's equity in HCRC's loss increased by $774,000 during 1995 as compared to 1994. The increase was primarily due to a $5,000,000 property impairment recorded by HCRC during 1995 as a result of oil and gas prices, and an additional impairment of $4,277,000 representing the write-off of HCRC's investment in the Indonesian project, offset by increased revenues during 1995.

         MINORITY INTEREST IN NET INCOME OF AFFILIATES

         Minority interest in net income of affiliates decreased $357,000 in 1995 compared to 1994, primarily as a result of a decrease in the affiliates' oil and gas production.


LIQUIDITY AND CAPITAL RESOURCES


         CASH FLOW


         The Partnership generated $18,278,000 of net cash flow from operating activities in the first nine months of 1997, compared to $22,748,000 in the first nine months of 1996. The Partnership used the cash flow to meet its objectives of reserve growth and payment of distributions to partners, as well as to continue to reduce its debt burden. The Partnership spent $11,572,000 on property additions, exploration and development, paid distributions to partners of $5,583,000 and paid down debt in the amount of $3,285,000.

         The Partnership generated $26,423,000 of net cash flow from operating activities in 1996, an increase of 43% over 1995. The increase in cash flow from operating activities was the result of increased production levels combined with higher product prices in 1996. The Partnership used the cash flow to meet its objectives of reserve growth and payment of distributions to partners, as well as to reduce its debt burden. The Partnership spent $12,615,000 on property additions and exploration and development costs and received $5,294,000 from the sale of various properties in 1996. The Partnership paid distributions to partners of $8,177,000 and had net debt paydowns of $7,088,000, which was greater than the budgeted paydowns in debt for 1996, including amounts related to an investment it refinanced in 1996. Investments in affiliates, distributions paid by consolidated affiliates to minority interests, contract settlement payments and other financing activities accounted for the remaining $3,275,000 used in investing and financing activities in 1996.


         PROPERTY PURCHASES, SALES AND CAPITAL BUDGET


         Through September 30, 1997, the Partnership incurred approximately $11,572,000 for exploration, development and acquisition costs toward the 1997 capital budget of $15,500,000. The expenditures were comprised of approximately $9,073,000 for exploration and development and approximately $2,499,000 for property acquisitions.

         Through the first nine months of 1997, the Partnership's significant capital expenditures included approximately $5,750,000 for the drilling of 35 wells, 25 of which were successful, and acreage and data acquisition in the Greater Permian Region in Texas and Southeast New Mexico; approximately $2,250,000 on drilling, recompletion or repair of six wells, four of which were successful, in the Gulf Coast Region in Louisiana and Texas; approximately $1,700,000 for the drilling and recompletion of 17 wells, 11 of which were successful, in the Rocky Mountain Region in Colorado, Montana, North Dakota, Northwest New Mexico and Wyoming; and the remainder on numerous projects in other areas.


         In 1996, the Partnership incurred $12,615,000 in direct property additions and exploration and development costs, and approximately $441,000 for the purchase of HCRC shares. The costs were comprised of approximately $9,467,000 for domestic exploration and development expenditures and approximately $3,148,000 for property acquisitions. The Partnership's 1996 capital program led to the replacement, through acquisitions and drilling, of 75%
of the equivalent barrels produced during 1996. Overall replacement, including revisions to prior year reserves, was 145% of 1996 production.

         The Partnership's significant direct exploration and development expenditures in 1996 included approximately $1,359,000 for the drilling of 17 wells, 15 of which were successful, and participation in nine recompletions, six of which were successful, in the West Texas Kermit area; approximately $435,000 for 3-D seismic data and $160,000 for two exploratory wells, both of which were dry, in Crane County, Texas; approximately $515,000 for 3-D seismic data and related acreage and $184,000 for the drilling of eight wells, seven of which were successful, in the Merkel Project area in Texas; approximately $330,000 for the drilling of two nonoperated wells, one of which was successful, in North Dakota; approximately $150,000 for an exploratory dry hole and approximately $600,000 for an Interlake Formation development well in Montana which was successful; approximately $505,000 for 11 recompletions and two drilled wells in Reagan County, Texas, nine of which were successful; and approximately $225,000 for the recompletion of one well in Louisiana which was successful.

         Also in 1996, in the San Juan Basin of Colorado and New Mexico, the Partnership, directly and through an affiliate, acquired interests in 38 coal bed methane wells for $1,734,000. Nine recompletions, seven of which were successful, were performed in this area during 1996 for a cost of approximately $690,000, and numerous other facility projects were completed for approximately $270,000. In 1996, the Partnership spent approximately $575,000 in New Mexico for the recompletion of three wells, two of which were successful, and the drilling of two wells, both of which were successful.


         During 1996, the Partnership received $1,300,000 from the sale of its interests in the Hoople Field in Crosby County, Texas, $3,800,000 from the sale of its interests in the Bethany Longstreet area of Louisiana and $194,000 from the sale of various nonstrategic properties.


         The Partnership intends to place increased emphasis on exploration as a source of future growth and has an active exploration program testing a wide variety of reserve creation opportunities in its core areas of operations and in select new areas. The Partnership will continue to consider international projects in 1998, utilizing stringent screening criteria. If this Offering is successfully completed, the Partnership intends to increase its capital budget for 1998 by approximately $10 million over the budget for 1997, which increase will allow the Partnership to participate in an increased number of projects. It is not possible to predict the outcome of the Partnership's exploration activities, and there can be no assurance that such projects will be successful. The Partnership's past performance is not necessarily indicative of its performance in the future.


DISTRIBUTIONS


         On January 19, 1996, the Partnership distributed to the Class A Unitholders one new Class C Unit for every 15 Class A Units held as of the record date of December 18, 1995. Pursuant to the regulations of the American Stock Exchange, Class A Unitholders who sold their Units between December 14, 1995 and January 19, 1996 also sold their right to receive the associated Class C Unit dividend. Class C Units were created to give the Partnership greater flexibility in structuring future acquisitions by allowing the Partnership to issue a security with a fixed distribution rate. Class C Units trade separately from the Partnership's Class A Units. The Class C Units have a distribution preference of $1.00 per year, payable quarterly, and distributions on the new units commenced during the first quarter of 1996. During 1996, the Partnership made distributions of $.52 per Class A Unit and $1.00 per Class C Unit to its Unitholders. Through September 30, 1997, the Partnership made distributions of $.39 per Class A Unit and $.75 per Class C Unit to its Unitholders.


UNIT OPTION PLAN

         On January 31, 1995, the board of directors of the General Partner approved the adoption of the 1995 Unit Option Plan to be used for the motivation and retention of directors, employees and consultants performing services for the Partnership. The plan authorizes the issuance of options to purchase 425,000 Class A Units. Grants of options to purchase 425,000 Class A Units were made on January 31, 1995, and all of these options are currently vested. The exercise price of each option granted is $5.75 per Class A Unit, which was the closing price of the Class A Units on January 30, 1995. No options have been exercised.


         During 1996, the Partnership adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 requires entities to use the fair value method to either account for, or disclose, stock based compensation in their financial statements. Because the Partnership elected the disclosure provisions of SFAS 123, the adoption of SFAS 123 did not have a material effect on the financial position or results of operations of the Partnership.


FINANCING


         During the second quarter of 1997, HEP and its lenders amended and restated HEP's Second Amended and Restated Credit Agreement (as amended, the "Credit Agreement") to extend the term date of its line of credit to May 31, 1999. Under the Credit Agreement and an Amended and Restated Note Purchase Agreement ("Note Purchase Agreement") (collectively referred to as the "Credit Facilities"), HEP's borrowing base is $51,000,000 at September 30, 1997. HEP had amounts outstanding at September 30, 1997 of $27,700,000 under the Credit Agreement and $4,286,000 under the Note Purchase Agreement. HEP's borrowing base is further reduced by an outstanding contract settlement obligation of $2,690,000; therefore, its unused borrowing base totaled $16,324,000 at September 30, 1997.

         Borrowings under the Note Purchase Agreement bear interest at an annual rate of 11.85%, which is payable quarterly. Annual principal payments of $4,286,000 began April 30, 1992, and the debt is required to be paid in full on April 30, 1998. HEP intends to fund the payment due in April 1998 through additional borrowings under the Credit Agreement; thus, no portion of HEP's Note Purchase Agreement is classified as current as of September 30, 1997.

         Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 1.875%, prime plus 1/2% or the Euro-Dollar rate plus from 1.25% to 1.75%. The applicable interest rate was 7.2% at September 30, 1997. Interest is payable monthly, and quarterly principal payments of $1,874,125, as adjusted for the anticipated borrowings to fund the Note Purchase Agreement payment due in April 1998, commence May 31, 1999.


         The borrowing base for the Credit Facilities is redetermined semiannually. The Credit Facilities are secured by a first lien on approximately 80% of HEP's oil and gas properties as determined by the lenders. Additionally, aggregate distributions paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes plus 50% of distributions received from affiliates, if the principal amount of debt of HEP is 50% or more of the borrowing base. Aggregate distributions paid by HEP are limited to 65% of cash flow from operations before working capital changes plus 65% of distributions received from affiliates if the principal amount of debt of HEP is less than 50% of the borrowing base.



         HEP entered into contracts to hedge its interest rate payments on $15,000,000 of its debt for each of 1997 and 1998 and $10,000,000 for each of 1999 and 2000. HEP does not use the hedges for trading purposes, but rather for the purpose of providing a measure of predictability for a portion of HEP's interest payments under its Credit Agreement, which has a floating interest rate. In general, it is HEP's goal to hedge 50% of the principal amount of its debt for the next two years and 25% for each year of the remaining term of the debt. HEP has entered into four hedges, one of which is an interest rate collar pursuant to which it pays a floor rate of 7.55% and a ceiling rate of 9.85%, and the others are interest rate swaps with fixed rates ranging from 5.75% to 6.57%. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

NATURAL GAS BALANCING

         The Partnership uses the sales method for recording its natural gas balancing. Under this method, the Partnership recognizes revenue on all of its sales of production, and any over-production or under-production is recovered or repaid at a future date.

         As of December 31, 1996, the Partnership had a net over-produced position of 166,000 Mcf ($372,000 valued at average annual natural gas prices). The General Partner believes that this imbalance can be made up from production on existing wells or from wells that will be drilled as offsets to existing wells and that this imbalance will not have a material effect on the Partnership's results of operations, liquidity and capital resources. The reserves disclosed in Oil and Gas Reserves elsewhere in this Prospectus have been decreased by 166,000 Mcf in order to reflect the Partnership's gas balancing position.

CHANGING PRICES AND HEDGING


         Prices received for oil and gas production depend upon numerous factors that are beyond the Partnership's control, including the extent of domestic and foreign production, imports of foreign oil, market demand, domestic and worldwide economic and political conditions, and government regulations and tax laws. See "Risk Factors--Risks Inherent in the Partnership's Business--Volatility of Oil and Gas Prices." Prices for both oil and gas have fluctuated significantly from 1994 through 1996. The following table presents the average prices received per year by the Partnership, and the effects of the hedging transactions discussed below.





                                                 OIL                                      NATURAL GAS
                                 ---------------------------------------------------------------------------------
                              (EXCLUDING EFFECTS     (INCLUDING EFFECTS    (EXCLUDING EFFECTS     (INCLUDING EFFECTS
                                  OF HEDGING             OF HEDGING            OF HEDGING             OF HEDGING
                                 TRANSACTIONS)          TRANSACTIONS)         TRANSACTIONS)          TRANSACTIONS)
                                 -------------          -------------         -------------          -------------
                                  (PER BBL)              (PER BBL)              (PER MCF)             (PER MCF)
First 9 months of 1997             $19.56                 $19.20                 $2.40                 $2.22
       1996                         20.85                  20.10                  2.38                  2.24
       1995                         16.98                  17.36                  1.58                  1.82
       1994                         15.50                  16.47                  1.90                  1.97


         The Partnership has entered into numerous financial contracts to hedge the prices of its oil and gas. The purpose of the hedges is to provide protection against price drops and to provide a measure of stability in the volatile environment of oil and gas spot pricing.


         The following table provides a summary of the Partnership's financial contracts at September 30, 1997:



                                    OIL                           NATURAL GAS
                          --------------------------      ---------------------------
                          PERCENT OF                      PERCENT OF
                          PRODUCTION      CONTRACT        PRODUCTION       CONTRACT
      PERIOD                HEDGED       FLOOR PRICE        HEDGED        FLOOR PRICE
      ------              ----------     -----------      ----------      -----------
                                          (PER Bbl)                        (PER Mcf)
Last 3 months of 1997        48%           $17.78            46%            $1.97
       1998                  26%           $17.12            46%            $2.04
       1999                   3%           $15.88            27%            $1.87
       2000                   0%                             16%            $2.01



         Certain of the Partnership's financial contracts for oil are participating hedges whereby the Partnership will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus between 25% and 75% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. Certain other of the Partnership's financial contracts for oil are collar agreements whereby the Partnership will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $17.50 to $19.35 per Bbl.

         Certain of the Partnership's financial contracts for natural gas are collar agreements whereby the Partnership will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $2.78 to $2.93 per Mcf.

         During the fourth quarter of 1997 through December 10, 1997, the average oil price (for barrels not hedged) was approximately $18.40 per Bbl, and the average price of natural gas (for quantities not hedged) was approximately $2.75 per Mcf.

         During 1996, the Partnership adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 provides the standards for accounting for the impairment of various long-lived assets. Substantially all of the Partnership's long-lived assets consist of oil and gas properties accounted for using the full cost method of accounting, which requires an impairment to be recorded when total capitalized costs exceed the standardized measure of discounted future net cash flows from proved oil and gas reserves. Therefore, the adoption of SFAS 121 did not have a material effect on the financial position or results of operations of the Partnership.


INFLATION

         Inflation did not have a material impact on the Partnership in 1996 and is not anticipated to have a material impact in 1997.


ISSUES RELATED TO THE YEAR 2000

         As the year 2000 approaches, there are uncertainties concerning whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

         Because of the nature of the oil and gas industry and the necessity for the Partnership to make reserve estimates and other plans well beyond the year 2000, the Partnership's computer systems and software were already configured to accommodate dates beyond the year 2000. The Partnership believes that the year 2000 will not pose significant operational problems for the Partnership's computer systems. The Partnership has not yet completed its assessment of all of its systems, or the computer systems of third parties with which it deals, and it is not possible at this time to assess the effect of a third party's inability to adequately address year 2000 issues.

ENVIRONMENTAL CONSIDERATIONS

         The exploration for, and development of, oil and gas involve the extraction, production and transportation of materials which, under certain conditions, can be hazardous or can cause environmental pollution problems. In light of the current interest in environmental matters, the General Partner cannot predict what effect possible future public or private action may have on the business of HEP. HEP's historical environmental expenditures have not been material and are not expected to be material in the future. The General Partner is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations, and does not presently anticipate that the compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings, cash flows or the competitive position of HEP in the oil and gas industry.



                             BUSINESS AND PROPERTIES

OVERVIEW


         Hallwood Energy Partners, L.P. explores for, develops, acquires and produces oil and gas in the continental United States. The Partnership owns a diversified portfolio of core producing properties located primarily in the Greater Permian Region of Texas and Southeast New Mexico, the Gulf Coast Region of Louisiana and Texas, and the Rocky Mountain Region. During 1996, the Partnership's total production was 18.6 Bcfe, which consisted of 69% natural gas and 31% crude oil. At December 31, 1996, the Partnership's estimated proved reserves were 133.7 Bcfe, approximately two-thirds of which was natural gas, with a standardized measure of discounted future net cash flows of $206 million. The

Partnership also holds a 46% interest in HCRC, a publicly traded (NMS:HCRC) exploration and production corporation. As of December 10, 1997, the Partnership's investment in HCRC had a market value of $33.3 million.

         HEP is organized as a limited partnership to achieve more tax efficient pass through of cash flow to its partners. The Partnership utilizes operating cash flow, first, to reinvest in operations to maintain reserves and production; second, to make stable cash distributions to Unitholders; and third, to grow the Partnership's reserve base over time. HEP has three classes of Units outstanding, designated Classes A, B and C. Class C Units, the class of units being offered by this Prospectus, represent preferred limited partner interests and are traded on the American Stock Exchange (AMEX:HEPC). Class C Unitholders are paid a preferred distribution of $1.00 per Class C Unit per year before distributions are paid to other limited partners and are entitled to preferential distributions upon liquidation of the Partnership. It is the Partnership's intention to maintain the Class C distributions at $1.00 per Class C Unit per year to the extent consistent with maintaining its reserve base and production. At $11.375, the closing market price of the Class C Units on the AMEX on December 10, 1997, the Class C Units had an indicated pre-tax yield of 8.8%. Class A and Class B Units are entitled to distributions in the amount declared from time to time by the General Partner. During 1997, Class A Unitholders received distributions of $0.52 and Class B Unitholders received no distributions. All three classes of Units vote as separate classes on all matters submitted to Unitholders. The Partnership's Class A Units of limited partner interest are also traded on the American Stock Exchange (AMEX:HEP).


         The Partnership has no employees. Management, technical and operational services are provided by HPI, a subsidiary of the Partnership. At December 31, 1996, HPI operated on behalf of the Partnership over 1,000 wells, accounting for approximately 89% of the Partnership's proved reserves. Management and employees of HPI have extensive experience and expertise in operational, financial and managerial aspects of the oil and gas industry. HPI's strengths include conducting cost-efficient operations; geological and geophysical interpretation and prospect generation; use of sophisticated land, legal, accounting and tax systems; use of risk management tools, including price hedges, interest rate swaps and joint ventures; and experience in making complex acquisitions on favorable terms. In addition, financial incentive programs reward key operating and field personnel for minimizing capital costs, operating costs, general and administrative expenses and well downtime. In 1996, as a result of management's emphasis on cost control, combined lease operating and general and administrative costs were $.86 per Mcfe produced, with realized gross operating margins of $1.73 per Mcfe.

         As operator, HPI is able to exert greater control over the cost and timing of all field activities. HPI diligently manages the Partnership's producing properties to maximize economic production over the life of the properties through a combination of development well drilling, existing well recompletions and workovers and enhanced recovery operations. The Partnership uses advanced drilling technologies to minimize costs and frequently performs operational reviews to minimize operating expenses.


         The Partnership has an active exploration program targeting a wide variety of reserve creation opportunities. In its exploration and development projects, geoscientists integrate 3-D seismic, 2-D seismic and all available subsurface well control data on geologic and geophysical interpretation workstations. Exploration activities over the last three years have been rapidly expanding. The Partnership has increased its gross undeveloped acreage from 47,973 acres at December 31, 1993 to approximately 259,000 acres at September 30, 1997, and its 3-D seismic data from 0 to 350 square miles. Substantially all of the undeveloped acreage is the subject of active exploration efforts. Additional undeveloped acreage is regularly added as existing exploration plays are expanded and new plays are pursued.


         The Partnership continually evaluates acquisition opportunities and may increase its total annual capital expenditures depending upon its success in identifying and completing attractive acquisitions. Management believes that its expertise in legal and financial matters gives it a competitive advantage over other independents in undertaking and completing complex acquisitions.


         Reserves added from exploration, development and acquisitions over the three years ended 1996, including revisions, total 73,700 Mcfe, which represents 130% of production for the same period. The Partnership spent $44.9 million on these capital projects which represents a finding cost of $.60 per Mcfe, which compares to an industry-wide weighted average domestic reserve replacement cost from all sources for independent oil and gas companies for the same period of $.82 Mcfe as reported by Arthur Andersen in its eighteenth annual survey of oil and gas exploration and production companies: Oil and Gas Reserve Disclosures
(1997). In 1997, the Partnership expects to incur approximately $15.5 million of expenditures on 115 drilling and recompletion projects. As of September 30, 1997, 63 projects had been performed, of which 39 were successful.

         Over the last three years the Partnership has undertaken approximately 400 development and exploration wells, recompletions and workover projects and completed numerous acquisitions. As a result of these activities, including revisions, the Partnership has replaced 145%, 132% and 116% of its production, at an average cost of $.50, $.71, and $.64 per Mcfe for 1996, 1995, and 1994, respectively. From January 1, 1996 through September 30, 1997, the Partnership had a 60% success rate on its drilling, workovers and recompletions. For purposes of this determination the Partnership has classified a well as successful if production casing has been run for a completion attempt on the well.

         The Partnership's future growth will be driven by a combination of development of existing projects, exploration for new reserves and select acquisitions. The proceeds of the Offering will be utilized by the Partnership in 1998 to accelerate the drilling of a portion of its current project inventory which includes an estimated 67 development well and workover locations, 54 wells and workovers that may be undertaken depending on the results of future evaluations and 50 exploration locations, which, if successful, could lead to additional opportunities.


BUSINESS STRATEGY

         The Partnership's objective is to provide an attractive return to Unitholders through a combination of cash distributions and capital appreciation. The following are key strategic elements utilized to achieve that objective.

         ACCELERATION OF DEVELOPMENT OF EXISTING PROPERTY BASE. The Partnership intends to use a majority of the proceeds from the Offering to accelerate development and production from its existing inventory of drilling locations. The Partnership believes its existing development and workover projects offer meaningful reserve addition opportunities and provide a base for generating future cash flow, even without exploration or acquisition successes.


         EXPLORATION FOR NEW RESERVES. The Partnership is placing increasing emphasis on exploration as a source of future growth and has an active exploration program targeting a wide variety of reserve creation opportunities in its core areas of operations and in select new areas. The Partnership pursues a balanced portfolio of exploration prospects where it believes multiple additional new reserve opportunities could result if a significant discovery were made. At September 30, 1997, the Partnership had approximately 259,000 gross (73,000 net) undeveloped acres on which it was actively conducting exploration activities.


         The Partnership's exploration team includes seven geoscientists and technicians who have developed in-depth knowledge and expertise in each of the Partnership's core operating areas and related exploration projects areas. Joint venture and contract technical personnel and consultants who have demonstrated experience and expertise in select areas of interest to the Partnership provide supplemental support as needed. The technical staff uses in-house 3-D seismic and software as well as other modern techniques in its exploration effort.

         UTILIZATION OF RISK MANAGEMENT TECHNIQUES. The Partnership uses a variety of techniques to reduce its exposure to the risks involved in its oil and gas activities. The Partnership conducts operations in distinct geographic areas to gain diversification benefits from geologic settings, local commodity price differences and local operating characteristics. The Partnership seeks to reduce risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys, by spreading projects over various geologic settings and geographic areas, by balancing exposure to crude oil and natural gas projects, by balancing potential rewards against evaluated risks and by participating in projects with other experienced industry partners at working interest levels appropriate for the Partnership. The Partnership seeks to reduce its exposure to short-term fluctuations in the price of oil and natural gas and interest rates by entering into various hedging arrangements.

         MAINTAIN LOW-COST OPERATING STRUCTURE. One of the Partnership's strengths is its ability to implement and maintain a low-cost operating structure, through its affiliate HPI. As operator, HPI manages all field activities and thereby exercises greater control over the cost and timing of exploration, drilling and development activities in order to help improve project returns. The Partnership focuses on reducing lease operating expenses (on a per unit of production basis), general and administrative expenses and drilling and recompletion costs in order to improve project returns.

         ACQUISITION OF SELECT PROPERTIES. The Partnership actively seeks to acquire oil and gas properties that are either complementary to existing production operations or that it believes will provide significant exploration opportunities beyond any proved reserves acquired. The Partnership has assembled an experienced management team which employs a comprehensive interdisciplinary approach encompassing technical, financial, legal and strategic considerations in evaluating potential acquisitions of oil and gas properties. The Partnership's average reserve acquisition cost was $.76 per Mcfe for the three years ended December 31, 1996.

         UTILIZE STRENGTHS OF PERSONNEL. The Partnership utilizes qualified and experienced lease operators, field supervisors, engineers, landmen, accountants and other personnel assigned to specific core areas of operation. Substantially all of the staff have over 10 years experience in their fields, and most have been employed by the Partnership's subsidiary, HPI, for more than 10 years. All personnel have access to and use modern information systems, operating technologies and equipment to help maximize production and reliability of the Partnership's operations while minimizing costs.

ORGANIZATION


         The general partner (the "General Partner") of the Partnership is HEPGP, a Colorado limited partnership. The general partner of HEPGP is Hallwood G.P., a Delaware corporation, which is a wholly owned subsidiary of Hallwood Group. For purposes of this Prospectus, unless otherwise indicated, references to the General Partner include Hallwood G.P.


         The Partnership's activities are conducted through the two Operating Partnerships. HEP is the sole limited partner and HEPGP is the sole general partner of each of the Operating Partnerships. Solely for purposes of simplicity in this Prospectus, unless otherwise indicated, all references to the Partnership in connection with the ownership, exploration, development or production of oil and gas properties include the Operating Partnerships.

         The majority of the Partnership's oil and gas properties are managed and operated by HPI, a subsidiary of the Partnership. Since neither the Partnership nor the General Partner has any employees, HPI performs all operations on behalf of the Partnership. In its capacity as manager and operator, HPI pays all costs and expenses of operations and distributes all net revenues associated with the Partnership's properties. The Partnership reimburses HPI for its actual cost for direct and indirect expenses incurred by HPI for the benefit of the Partnership and its properties. The indirect expenses for which HPI is reimbursed include employee compensation, office rent, office supplies and employee benefits. HPI does not receive any fees for its services.

         HPI generally allocates its expenses among the Partnership and its affiliates by multiplying the aggregate amount of the indirect expenses incurred by HPI by the estimated time that the employees of HPI spend on managing the Partnership and dividing by the aggregate time that the employees of HPI spend on all the entities that HPI manages. Certain components of employee compensation payable by the Partnership take into account the Partnership's performance and its ownership interest in certain wells.

         The Partnership owns 46% of the common stock of its affiliate HCRC, a publicly traded Delaware corporation. HCRC owns 19% of the publicly traded Units of the Partnership. HPI also performs all operations on behalf of HCRC.

RESERVES AND PRODUCTION BY SIGNIFICANT REGIONS AND FIELDS



         The following table presents the December 31, 1996 proved reserve data and the standardized measure of discounted net future cash flows of the Partnership by significant regions.




                         PROVED RESERVE QUANTITIES         STANDARDIZED MEASURE OF
                         -------------------------    DISCOUNTED FUTURE NET CASH FLOWS
                                                      --------------------------------
                                                       PROVED        PROVED
                         NATURAL GAS   Bbls OF OIL   UNDEVELOPED    DEVELOPED    TOTAL
                          --------      --------      --------      --------    --------
                           (Mmcf)       (Mbbls)            (Dollars in thousands)

Greater Permian Region      26,477         5,395      $  3,871      $ 63,948    $ 67,819
Gulf Coast Region           28,407           728         1,929        81,378      83,307
Rocky Mountain Region       30,811           760           500        46,992      47,492
Other                        2,847           648           353         7,029       7,382
                          --------      --------      --------      --------    --------
                            88,542         7,531      $  6,653      $199,347    $206,000
                          ========      ========      ========      ========    ========





         The following table presents the oil and gas production for significant regions for the periods indicated.




                              PRODUCTION FOR THE                      PRODUCTION FOR THE
                          YEAR ENDED DECEMBER 31, 1996           YEAR ENDED DECEMBER 31, 1995
                          ------------------------------         -----------------------------

                          NATURAL GAS            Bbls OF         NATURAL GAS           Bbls OF
                          -----------            -------         -----------           -------
                            (Mmcf)                 OIL             (Mmcf)                OIL
                                                   ---                                   ---
                                                 (Mbbls)                               (Mbbls)


Greater Permian Region       2,792                  512              2,907                 511
Gulf Coast Region            6,015                  239              6,109                 244
Rocky Mountain Region        3,394                  137              3,204                 146
Other                          585                   84                815                  92
                            ------               ------             ------              ------
                            12,786                  972             13,035                 993
                            ======               ======             ======              ======






         The following table presents the Partnership's extensions, reserves added through discoveries, revisions and acquisitions and discoveries by significant regions.




                                  FOR THE YEAR ENDED           FOR THE YEAR ENDED
                                  DECEMBER 31, 1996            DECEMBER 31, 1995
                                  -----------------            -----------------
                              NATURAL GAS   Bbls OF OIL   NATURAL GAS     Bbls OF OIL
                              -----------   -----------   -----------     -----------
                                (Mmcf)        (Mbbls)        (Mmcf)         (Mbbls)

Greater Permian Region            704            422          3,992          1,494
Gulf Coast Region                 176             15            582             28
Rocky Mountain Region             670             28          1,404            361
Other                             133             19             19             19
                                -----          -----          -----          -----
                                1,683            484          5,997          1,902
                                =====          =====          =====          =====

         A description of the Partnership's properties by region follows:


         Greater Permian Region

         The Partnership has significant interests in the following groups of properties located in the Greater Permian Region in Texas and Southeast New Mexico.

         CARLSBAD/CATCLAW AREA. The Partnership's interests in the Carlsbad/Catclaw Area as of December 31, 1996 consisted of 60 producing wells that produce primarily natural gas and are located on the northwestern edge of the Delaware Basin in Lea, Eddy and Chaves Counties, New Mexico. HPI operates 38 of these wells. The wells produce at depths ranging from approximately 2,500 feet to 14,000 feet from the Delaware, Atoka, Bone Springs and Morrow formations. The Partnership has been active in this area since 1990 and participated in the drilling or recompletion of 66 wells, 52 of which were successful through December 31, 1996. The Partnership's working interest averages 39% in this area. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $17.0 million.


         The Partnership spent $900,000 in 1997 drilling two unsuccessful exploration wells in the Delaware formation at depths of 4,500 feet and successfully recompleting two wells. Future plans include 7 additional projects.

         CROSS ROADS/OASIS AREA. The Partnership's interest in the Cross Roads/Oasis Area consists of 32 square miles of proprietary 3-D seismic data in Montague County, Texas. HPI is the operator, and the Partnership has an average 12.5% working interest in this area. The Partnership's primary focus in this area is the Atoka Bend Conglomerate formations at depths of approximately 6,000 to 7,000 feet. The Partnership has future plans to drill three exploration wells. Additional projects may be pursued if the exploration wells are successful.

         EAST KEYSTONE AREA. The Partnership's interest in East Keystone Area as of December 31, 1996 consisted of 48 producing wells, 33 of which are operated by HPI, in Winkler County, Texas. The primary focus of this area is the development of the Holt and San Andreas formations at a depth of 5,100 feet. The Partnership became active in this area in 1993 and has participated in the drilling or recompletion of approximately 50 wells, 40 successfully, through 1996. The Partnership owns an average 35% working interest in this area. The Partnership's standarized measure of discounted future cash flows from this area at December 31, 1996 was approximately $11.9 million.

         Through November 30, 1997, the Partnership had 13 development projects, 10 of which were successful, at an approximate cost to the Partnership of $370,000. The Partnership's future development plans include a total of five projects for the East Keystone area.

         GARDEN CITY AREA. In 1996, the Partnership became active in the Garden City Area in Glasscock County, Texas. This project included the acquisition and processing of 66 square miles of nonproprietary 3-D seismic data and the drilling of one successful exploratory well prior to the end of 1996. The standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $400,000. In 1997 HEP drilled a second successful 10,000 foot delineation well and unsuccessfully reentered an abandoned well for total costs to the Partnership of approximately $330,000. The Partnership has future plans for two projects in this area.

         GRIFFIN AREA. In 1997, the Partnership purchased an interest in proprietary 3-D seismic data and selected acreage within an 85 square mile area in Texas for approximately $460,000. The Partnership has developed a number of prospects in this project area which it plans to pursue. Through November 30, 1997 the Partnership has drilled two exploratory wells, for approximately $415,000, one of which was successful. Future plans include a total of nine projects with additional potential projects contingent upon the success of the planned projects.


         MERKLE AREA. The Partnership's nonoperated interest in the Merkle Area includes 10 square miles of proprietary seismic data in Jones, Nolan and Taylor Counties, Texas which was acquired in 1995. The seismic data has led to the drilling of eight wells through December 31, 1996, seven of which were successful. The Partnership's focus in this area is exploration of the Canyon, Strawn and Ellenberger formations at depths of 3,500 to 6,500 feet. The Partnership owns a 12.5% working interest in this area that is operated by a third party. The standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $.9 million. Through

November 30, 1997, the Partnership participated in the drilling of three development and four exploration wells at an approximate cost to the Partnership of $175,000. Five of the wells were successful.

         Based on its success in the nonoperated Merkle Area, the Partnership acquired 74 additional miles of proprietary 3-D seismic data adjacent to the nonoperated area. The Partnership has drilled five successful and five unsuccessful exploration wells through November 30, 1997 at a cost to the Partnership of approximately $600,000. The Partnership owns an average 25% working interest in these wells, all of which HPI operates.

         The Partnership's future plans for the entire Merkle Area include drilling 25 exploration wells with additional exploratory locations possible, contingent upon continued exploration success.

         SPRABERRY AREA. The Partnership's interests in the Spraberry Area as of December 31, 1996 consisted of 363 producing wells, nine salt water disposal wells and 24 shut-in wells in Dawson, Upton, Reagan and Irion Counties, Texas. HPI operates 387 of these wells. Most of the current production from the wells is from the Upper and Lower Spraberry, Clearfork Canyon, Dean and Fusselman formations at depths ranging from 5,000 feet to 9,000 feet. From 1989 through 1996 the Partnership has drilled or recompleted approximately 130 wells, 114 successfully. The Partnership owns an average 45% working interest in this area. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $39.2 million.

         Through November 30, 1997, the Partnership incurred approximately $1,000,000 for drilling two unsuccessful exploration wells and nine development wells, eight of which were successful. In July, the Partnership acquired additional interests in 34 of its existing wells at a cost of approximately $500,000.

         The Partnership's future plans for the Spraberry Area include 25 development wells and workovers and additional projects contingent upon future evaluation.


         Gulf Coast Region


         The Partnership has significant interests in the Gulf Coast Region in Louisiana and South and East Texas. The Partnership's most significant interest in the Gulf Coast Region at December 31, 1996 consisted of 10 producing natural gas wells, one shut-in natural gas well and six salt water disposal wells located in Lafayette Parish, Louisiana. The wells produce principally from the Bol Mex formations at 13,500 to 14,500 feet and are operated by HPI. From 1989 through 1996 the Partnership drilled or recompleted 15 wells in this area, eleven of which were successful. The two most significant wells in the area are the A.L. Boudreaux #1 and the G.S. Boudreaux Estate #1, which currently provides approximately 19% of the Partnership's total production. The Partnership owns an average 22% working interest in the area. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $66.7 million.

         Through November 30, 1997, the Partnership incurred approximately $2.9 million of costs in this area. The expenditures consisted of drilling five successful development wells, three exploration wells, none of which were successful, tubing repairs, additional perforations, workovers and acreage acquisitions.

         BISON AREA. This project is a structural gas play for the Marg Tex and Bol Mex Formations at approximate depths of 9,000 and 13,000 feet. This is a 3-D defined structure which is very large and is centered under an existing HPI well in the Gulf Coast Region. The Partnership has a 2.5% working interest in this project, which is nonoperated.

         BOCA CHICA AREA. The Partnership plans to participate in a 10,000 foot Bigneneria Humblei Formation gas well test defined by 2-D proprietary seismic data. This well will be drilled directionally from the shore to a bottom hole location one mile under the waters of the Gulf of Mexico. The Partnership has a 12.5% working interest in this project.


         Rocky Mountain Region


         The Partnership has significant interests in the following groups of properties located in Colorado, Montana, North Dakota, Northwest New Mexico and Wyoming.

         BEAR GULCH AREA. The Partnership plans to drill a test well in 1998 in the Bear Gulch Area in Campbell County, Wyoming. The project will be operated by HPI and the Partnership has a 21% interest in it. If the test well is successful, additional development wells could be drilled.

         DOUGLAS ARCH AREA. The Partnership's interest in this area at December 31, 1996 consisted of 47 producing wells in Garfield County, Colorado and Summit County, Utah, 39 of which are operated by HPI. Ten wells produce from the Dakota formation at depths of approximately 4,000 to 6,000 feet. From 1993 through 1996, the Partnership participated in 10 projects in this area, five of which were successful. The Partnership's working interest in the area averages 12%. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $5.0 million. The Partnership plans sixteen projects in this area with additional locations contingent upon the success of these planned projects.


         HUDSON RANCH AREA. The Hudson Ranch Area is in Golden Valley County, North Dakota. The Partnership will participate in a 30 square mile proprietary 3-D seismic acquisition program in early 1998. The Partnership's primary focus in this area is the development of the Mission Canyon, Lodgepole, Nisku and Interlake formations at depths ranging from 9,000 feet to 12,000 feet. The Partnership has incurred $325,000 through November 30, 1997 for seismic and leasehold costs. Successful results of the seismic program could lead to the drilling of up to eight exploratory wells, which if successful could lead to potential future locations.



         SAN JUAN BASIN. The Partnership's interest in the San Juan Basin as of December 31, 1996 consisted of 92 producing natural gas wells located in San Juan County, New Mexico and La Plata County, Colorado. HPI operates 54 wells in New Mexico, 34 of which produce from the Fruitland Coal formation at approximately 2,200 feet and 20 of which produce from the Pictured Cliffs, Mesa Verde and Dakota formations at 1,200 to 7,000 feet. The Partnership has been active in the New Mexico portion of the basin since 1990, and has drilled or recompleted 40 wells, 35 of which were successful, through December 31, 1996.



         In 1996, the Partnership participated in the acquisition of interests in 38 producing natural gas wells in La Plata County, Colorado and Rio Arriba County, New Mexico from a subsidiary of Public Service Company of Colorado. Thirty-four of the wells were assigned to a special purpose entity owned by a large east coast financial institution. The wells produce from the Fruitland Coal formation at approximately 3,200 feet. In connection with the acquisition, the Partnership monetized the Section 29 tax credits generated by the wells. The project was financed through a third party lender using a production payment structure. In 1996, the Partnership recompleted 10 of the wells, seven successfully. Through November 30, 1997 four successful recompletions have been performed. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $14.2 million.



         Future plans for the San Juan Basin include a total of 12 projects. If field rules were changed in the future to allow downspacing, the Partnership would have additional potential well locations.



         TOOLE COUNTY AREA. The Partnership's interest in the Toole County Area as of December 31, 1996 consisted of 85 wells, 43 of which are operated by HPI, in Toole County, Montana. The oil wells produce from the Nisku formation at depths of approximately 3,000 feet and the natural gas wells produce from the Bow Island formation at depths of 900 to 1,200 feet. The Partnership became active in this area in 1993 when it acquired these properties. From 1993 through 1996, the Partnership drilled a total of six wells, four of which were successful. The Partnership's working interest in the area average 26%. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $2.6 million. Through November 30, 1997 the Partnership successfully reentered and horizontally sidetracked one well at an approximate cost to the Partnership of $150,000. The Partnership has future plans for 22 development wells and workovers in this area.


         WEST SIOUX PASS AREA. The Partnership has participated in a project involving a deep Red River prospect, defined by existing non-proprietary 3-D seismic data from another Montana project the Partnership participated in. The Partnership will have an 11% interest in this project and plans to drill one exploratory well in the future. If successful, additional wells could be drilled.

         Other


         KANSAS AREA

                  The Partnership's interest in the Kansas Area as of December 31, 1996 consisted of 223 producing wells, of which 213 are operated by HPI and 10 are operated by unaffiliated entities. The wells are located in 15 counties primarily in the Central Kansas Uplift and produce principally from the Arbuckle and numerous Lansing-Kansas City formation zones from 3,000 feet to 6,500 feet. The Partnership owns an average 25% working interest in the area. The Partnership's standardized measure of discounted future net cash flows from this area at December 31, 1996 was approximately $4.2 million. The Partnership has 15 projects planned for this area in the future.

         SACRAMENTO AREA. The Partnership has an interest in proprietary 3-D seismic data in Yolo County, California targeting the 5,000 to 8,000 foot deep sands in the Sacramento Valley Province of Northern California. The Partnership has a 7.5% nonoperated working interest in the project. In 1997, three successful wells were drilled. Future plans include five exploration wells with the potential of additional wells if successful.

         STEALTH AREA. The Partnership entered into a project with Texaco to explore for deep Springer, Hutton and Viola Formations at maximum depths of approximately 19,000 feet in the Ardmore Basin in Carter County, Oklahoma. The Partnership has a 5% working interest in this project. One well was drilled in 1997 at an approximate cost to the Partnership of $450,000. The well is currently being tested. Positive test results could lead to additional locations in the future.


OIL AND GAS RESERVES

         The following reserve quantity and future net cash flow information for the Partnership represents proved reserves that are located in the United States. The reserves have been estimated by HPI's in-house engineers. Approximately 80% in value of these reserves have been reviewed by Williamson Petroleum Consultants, Inc., independent petroleum engineers. The determination of oil and gas reserves is based on estimates that are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.


         The standardized measure of discounted future net cash flows is calculated with no consideration given to future income taxes because the Partnership is not a taxpaying entity. Under the guidelines set forth by the SEC, the calculation is performed using year end prices held constant (unless a contract provides otherwise) and is based on a 10% discount rate. At December 31, 1996, oil and gas prices averaged $24.18 per Bbl of oil and $3.76 per Mcf of gas for the Partnership. The prices of oil and gas at December 31, 1996 were substantially higher than the prices used in the previous years to estimate net proved reserves and future net revenues and substantially higher than oil and gas prices at September 30, 1997. Future production costs are based on year end costs and include severance taxes. The reserve calculations using these December 31, 1996 prices result in 7.5 million Bbls of oil, 88.5 Bcf of natural gas and a standardized measure of discounted future net cash flows of $206 million. At December 31, 1996, the portion of the reserves attributable to the General Partner's interest totaled 300,000 Bbls of oil and 6 Bcf of natural gas with a standardized measure of discounted future net cash flows of $16 million, which amounts are included in the Partnership's reserves shown in the table below. This standardized measure of discounted future net cash flows is not necessarily representative of the market value of the Partnership's properties. See "Risk Factors--Risks Inherent in the Partnership's Business--Volatility of Oil and Gas Prices."


         There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the Partnership's control. The reserve data set forth in this Prospectus represents only estimates. Although the Partnership believes the reserve estimates contained in this Prospectus are reasonable, reserve estimates are imprecise and are expected to change as additional information becomes available.

         Reservoir engineering is a subjective process of estimating underground accumulation of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers, or by the same engineers but at different times, may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Partnership's reserves will likely vary from estimates, and such variances may be material.


         The following table summarizes the Partnership's proved reserves, the estimated future net revenues from such proved reserves and the standardized measure of discounted future net cash flows attributable thereto at December 31, 1996, 1995 and 1994:



                                                                   AT DECEMBER 31,(1)
                                                      --------------------------------------------
                                                        1996              1995              1994
                                                      --------          --------          --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT FOR
                                                              WEIGHTED AVERAGE SALES PRICES)
Proved reserves:
   Oil (Mbbl)........................................    7,531             8,098             6,738
   Natural gas (Mmcf)................................   88,542            83,112            85,585
       Total (Mmcfe) ................................  133,728           131,700           126,013
   Estimated future net cash flows(2)................ $334,000          $187,000          $153,000
   Standardized measure of discounted future
           net cash flows(3)......................... $206,000          $124,000          $104,000
Proved developed reserves:
   Oil (Mbbl)........................................    7,056             7,444             6,166
   Natural gas (Mmcf)................................   85,848            77,378            79,699
       Total (Mmcfe) ................................  128,184           122,042           116,695
   Estimated future net cash flows(3)................ $323,000          $178,000          $138,000
   Standardized measure of discounted future
      net cash flows(3).............................. $199,000          $118,000          $ 94,000
Weighted average sales prices(2):
   Oil (per Bbl)..................................... $  24.18          $  17.95          $  15.80
   Natural gas (per Mcf)............................. $   3.76          $   2.03          $   1.72



(1) Excludes pro rata proved reserves attributable to the Partnership's 46% equity interest in HCRC. See "Business and Properties--Investment in Hallwood Consolidated Resources Corporation."
(2)    Includes the effects of hedging.
(3) The standardized measure of discounted future net cash flows prepared by the Partnership represents the present value (using an annual discount rate of 10%) of estimated future net revenues from the production of proved reserves. No effect is given to income taxes as the Partnership is not a taxpayer. See the Supplemental Oil and Gas Reserve Information attached to the December 31, 1996 Consolidated Financial Statements of the Partnership included elsewhere in this Prospectus for additional information regarding the disclosure of the standardized measure information in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

VOLUMES, SALES PRICES AND OIL AND GAS PRODUCTION EXPENSE


         The following table sets forth certain information regarding the production volumes and weighted average sales prices received for and average production costs associated with the Partnership's sale of oil and gas for the periods indicated.



                                                 FOR THE YEARS ENDED DECEMBER 31, (1)
                                                 ------------------------------------
                                                  1996                1995                1994
                                             -------------       -------------       -------------
Production:
         Oil (Mbbl)                                    972               993                 939
         Natural gas (Mmcf)                         12,786            13,035              13,208
         Total (Mmcfe)                              18,618            18,993              18,842
Weighted average sales price(2):
         Oil (per Bbl)                        $      20.10       $     17.36         $     16.47
         Natural gas (per Mcf)                $       2.24       $      1.82         $      1.97
Production operating expense
         (per Mcfe)(3)                        $       0.62       $      0.60         $      0.65

----------

(1) Excludes pro rata production attributable to the Partnership's 46% equity interest to HCRC. See "Business and Properties--Investment in Hallwood Consolidated Resources Corporation."
(2)      Includes the effects of hedging.
(3)      Includes production taxes.

DEVELOPMENT, EXPLORATION AND ACQUISITION CAPITAL EXPENDITURES

         The following table sets forth certain information regarding the costs incurred by the Partnership and its consolidated subsidiaries in the purchase of proved and unproved properties and in its development and exploration activities.


                                                      FOR THE YEARS ENDED DECEMBER 31, (1)
                                                      ------------------------------------
                                                  1996               1995                1994
                                                 -------            -------             -------
                                                                (IN THOUSANDS)
Acquisition costs:
         Proved properties                       $ 2,321            $ 2,727             $ 3,724
         Unproved prospects                          560                793                 183
Development costs                                  9,587             11,880               4,995
Exploration costs                                    831              2,368               4,983
                                                 -------            -------             -------
            Total costs incurred                 $13,299            $17,768             $13,885
                                                 =======            =======             =======

---------------


(1) Excludes pro rata costs attributable to the Partnership's 46% equity interest to HCRC. See "Business and Properties--Investment in Hallwood Consolidated Resources Corporation."

PRODUCTIVE OIL AND GAS WELLS

         The following table summarizes the productive oil and gas wells as of December 31, 1996 attributable to the Partnership's direct interests.



                                                  GROSS               NET
                                                  -----               ---
Productive Wells
         Oil                                        736                273
         Natural gas                                369                127
                                                  -----                ---
            Total                                 1,105                400
                                                  =====                ===


OIL AND GAS ACREAGE

         The following table sets forth the developed and undeveloped leasehold acreage held directly by the Partnership as of December 31, 1996. Developed acres are acres that are spaced or assignable to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas, regardless of whether or not such acreage contains proved reserves. Gross acres are the total number of acres in which the Partnership has a working interest. Net acres are the sum of the Partnership's fractional interests owned in the gross acres.


                                                 GROSS               NET
                                                -------            -------

Developed acreage                               176,795             79,311
Undeveloped acreage                             130,618             50,103
                                                -------            -------
            Total                               307,413            129,414
                                                =======            =======

States in which the Partnership holds undeveloped acreage include Texas, Louisiana, Montana, Wyoming, New Mexico, Kansas, Colorado, North Dakota and Michigan.

DRILLING ACTIVITY

         The following table sets forth the number of wells attributable to the Partnership's direct interest drilled in the most recent three years.




                                                         YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------------------
                                     1996                          1995                          1994
                             --------------------          --------------------          --------------------
                             GROSS           NET           GROSS           NET           GROSS           NET
                             -----          -----          -----          -----          -----          -----

DEVELOPMENT WELLS:
         Productive             29            6.6             66           28.0             30           14.6
         Dry                     4             .9              2             .5              4             .7
                             -----          -----          -----          -----          -----          -----
            Total               33            7.5             68           28.5             34           15.3
                             =====          =====          =====          =====          =====          =====

EXPLORATORY WELLS:
         Productive              2             .2              5             .6              2             .1
         Dry                     4             .6              1             .9              6            1.2
                             -----          -----          -----          -----          -----          -----
            Total                6             .8              6            1.5              8            1.3
                             =====          =====          =====          =====          =====          =====

MARKETING


         The oil and gas produced from the Partnership's properties has typically been marketed through normal channels for such products. The Partnership generally sells its oil at local field prices generally paid by the principal purchasers of crude oil. The majority of the Partnership's natural gas production is sold on the spot market, and is transported in intrastate and interstate pipelines.

         Both oil and gas are purchased by refineries, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. The Partnership is not confined to, nor dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not materially affect the Partnership's business because there are numerous purchasers in the areas in which the Partnership sells its production. For the years ended December 31, 1996, 1995 and 1994, however, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Partnership:


                                     1996               1995               1994
                                     ----               ----               ----
Conoco Inc.                           28%                30%                23%
Marathon Petroleum Company            11%                14%                12%

Factors, if they were to occur, which might adversely affect the Partnership include decreases in oil and gas prices, the reduced availability of a market for production, rising operational costs of producing oil and gas, compliance with, and changes in, environmental control statutes and increasing costs of transportation.

INVESTMENT IN HALLWOOD CONSOLIDATED RESOURCES CORPORATION


         The preceding information concerning the Partnership's oil and gas reserves, production and costs does not include any data relating to HCRC, of which the Partnership owns 46% of the common stock as of December 10, 1997. The Partnership accounts for its interest in HCRC using the equity method of accounting. The following information is intended to reflect the Partnership's proportionate share of HCRC's operations. The Partnership does not have any rights to any of HCRC's assets or any obligations to pay any of HCRC's liabilities, and the information shown is for illustrative purposes only. At December 10, 1997, the common stock of HCRC held by the Partnership had a market value of $33.3 million, based on the closing sales price of the common stock on the Nasdaq Stock Market on that date.


         The following table sets forth summary data with respect to the historical production, estimated historical proved oil and gas reserves and estimated future net cash flows attributable to the Partnership's 46% interest in the common stock of HCRC.

                                                                            AS OF AND FOR THE PERIODS ENDED
                                                                                     DECEMBER 31,
                                                                          ------------------------------------
                                                                             1996         1995        1994
                                                                          ----------   ----------- -----------
                                                                                (DOLLARS IN THOUSANDS)

Production:
            Oil (Mbbls)..................................................        307           281         223
            Natural gas (Mmcf)...........................................      2,822         2,634       2,237
            Total (Mmcfe)................................................      4,664         4,320       3,575
Net proved reserves (end of period):
            Oil (Mbbls)..................................................      2,680         2,482       1,771
            Natural gas (Mmcf)...........................................     22,786        15,782      14,548
            Total (Mmcfe)................................................     38,866        30,674      25,174
Net proved developed reserves (end of period):
            Oil (Mbbls)..................................................      2,375         2,433       1,346
            Natural gas (Mmcf)...........................................     22,160        14,507      13,433
            Total (Mmcfe)................................................     36,410        29,105      21,509
Estimated future net revenues before income taxes........................ $   90,248   $    41,131 $    26,136
Present value of estimated future net revenues before income taxes....... $   79,689   $    39,735 $    16,466
Standardized measure of discounted future net cash flows................. $   47,701   $    25,532 $    16,466

         The following table sets forth summary data with respect to HCRC's results of operations for oil and gas activities attributable to the Partnership's 46% interest in the common stock of HCRC.


                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                         --------------------------------
                                                                     1996               1995               1994
                                                                   --------           --------           --------
                                                                                  (IN THOUSANDS)
Oil and gas revenue                                                $ 11,690           $  7,825           $  6,522
Production operating expense                                         (3,790)            (2,894)            (3,008)
Depreciation, depletion, amortization and property
         impairment expense                                          (3,257)            (2,792)            (3,695)
Income tax benefit (expense)                                             23               (813)                73
                                                                   --------           --------           --------
            Net income (loss) from oil and gas activities          $  4,666           $  1,326           $   (108)
                                                                   ========           ========           ========

COMPETITION


         The Partnership encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. The Partnership's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Partnership's and, in many instances, have been engaged in the oil and gas business for a much longer time than the Partnership. These companies may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the Partnership's financial or human resources permit. The Partnership's ability to explore for oil and gas prospects and to acquire additional properties in the future will be dependent upon its ability to conduct its operations, to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. See "Risk Factors--Risks Inherent in the Partnership's Business--Competition."


REGULATION

         The availability of a ready market for oil and gas production depends upon numerous factors beyond the Partnership's control. These factors include regulation of oil and gas production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or lack of an available natural gas pipeline in the areas in which the Partnership may conduct operations. State and federal regulations generally are intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, control the amount of oil and gas produced by assigning allowable rates of production, and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. The following discussion summarizes the regulation of the United States oil and gas industry. The Partnership believes that it is in substantial compliance with these statutes, rules, regulations and governmental orders, although there can be no assurance that this is or will remain the case. The following discussion is not intended to constitute a complete discussion of the various statutes, rules, regulations and governmental orders to which the Partnership's operations may be subject.

         Regulation of Oil and Gas Exploration and Production

         The Partnership's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Partnership's operations are also subject to various conservation laws and regulations.

These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore more difficult to develop a project, if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and natural gas the Partnership can produce from its wells and may limit the number of wells or the locations at which the Partnership can drill. The regulatory burden on the oil and gas industry increases the Partnership's costs of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are periodically expanded, amended and reinterpreted, the Partnership is unable to predict the future cost or impact of complying with such regulations.

         Federal Regulation of Sales and Transportation of Natural Gas

         Prior to January 1, 1993, the sale for resale of certain categories of natural gas production was price regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the Federal Energy Regulatory Commission ("FERC"). In 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in "first sales" as of January 1, 1993. While sales by producers of natural gas, such as the Partnership, can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

         The Partnership's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions.

         The Partnership cannot predict what further action the FERC will take on these matters; however, the Partnership does not believe that the effect of FERC actions on it will be materially different than the effect on other natural gas producers, gatherers and marketers with which the Partnership competes. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

         Oil Price Controls and Transportation Rates

         Sales of crude oil, condensate and gas liquids by the Partnership are not currently regulated and are made at market prices. The FERC has issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The FERC's decision in this matter was recently affirmed by the Court. The Partnership is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from the Partnership's oil producing operations; however, the Partnership does not believe it will be affected by these orders materially differently than other oil producers with which it competes.

         Environmental Regulations

         The Partnership's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and gas industry in general, the business and prospects of the Partnership could be adversely affected.

         The Partnership generates wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by the Partnership's oil and natural gas operations that are currently exempt from regulation as "hazardous wastes" may in the future be designated as "hazardous wastes" and, therefore, be subject to more rigorous and costly operating and disposal requirements.

         The Partnership currently owns or leases numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Partnership believes that it has utilized good operating and waste disposal practices, prior owners and operators of these properties may not have utilized similar practices, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Partnership or on or under locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal of hydrocarbons or other wastes was not under the Partnership's control. These properties and the wastes disposed thereon may be subject to CERCLA (as defined herein), RCRA and analogous state laws. Under such laws, the Partnership could be required to remove or remedy previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

         The Partnership's operations may be subject to the Federal Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Partnership. The EPA and states have been developing regulations to implement these requirements. The Partnership may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, the Partnership does not believe its operations will be materially adversely affected by any such requirements.

         Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as the Partnership, to prepare and implement oil and hazardous substance spill prevention, control and countermeasure plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, as amended ("OPA"), contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to waters of the United States. The OPA also requires owners and operators of offshore facilities that could be the source of an oil spill into waters of the United States, including wetlands, to post a bond, letter of credit or other form of financial assurance in an amount ranging from $35 million to as much as $150 million, to cover costs that could be incurred by governmental authorities in responding to an oil spill. In addition to OPA, other federal and state laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on the Partnership. In addition, the Federal Clean Water Act ("CWA") and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, the Partnership is required to maintain such permits or meet general permit requirements. The EPA also regulates discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. The Partnership believes that it will be able to obtain, or be included under, such permits, where necessary, with minor modifications to existing facilities and operations that would not have a material effect on the Partnership.

         The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are associated with a release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

         Management believes that the Partnership is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on the Partnership.

OPERATING HAZARDS AND INSURANCE

         The oil and gas business involves a variety of operating risks, including the risk of fire, explosion, blow-out, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Partnership due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. As is common in the oil and gas industry, the Partnership is not fully insured against the occurrence of these events either because insurance is not available or because the Partnership has elected not to insure against their occurrence because of prohibitive premium costs. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Partnership's financial condition and results of operations.

TITLE TO PROPERTIES

         The Partnership believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. The Partnership's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that the Partnership believes do not materially interfere with the use of or affect the value of such properties. The Credit Facilities are secured by 80% of all of the Partnership's oil and gas properties.


         The Partnership expects to make acquisitions of oil and gas properties from time to time. In making an acquisition, the Partnership generally focuses most of its title and valuation efforts on the more significant properties. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion of local counsel, are generally made before commencement of drilling operations. It is generally not feasible, however, for the Partnership to review in-depth every property it purchases and all records with respect to such properties. However, even an in-depth review of properties and records might not necessarily reveal existing or potential problems, nor would it permit the Partnership to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil and gas, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. See "Risk Factors--Risks Inherent in the Partnership's Business--Uncertainty of Reserve Information and Future Net Revenue Estimates." To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Partnership may decide to assume environmental and other liabilities in connection with acquired properties. See "Risk Factors--Risks Inherent in the Partnership's Business--Acquisition Risks."

EMPLOYEES

         The Partnership has no employees. At September 30, 1997, HPI had approximately 130 employees, including five geologists/geophysicists and eight engineers. The Partnership believes that HPI's relationships with its employees are good. None of HPI's employees are covered by a collective bargaining agreement. Field and on-site production operation services, such as pumping, maintenance, dispatching, inspection and testing, are generally provided by independent contractors.

LEGAL PROCEEDINGS


         Concise Oil and Gas Partnership ("Concise"), a wholly owned subsidiary of the Partnership, is a defendant in a lawsuit styled Dr. Allen J. Ellender, Jr. et al. vs. Goldking Production Company, et al., filed in the Thirty-Second Judicial District Court, Terrebonne Parish, Louisiana on May 30, 1996. The approximately 150 plaintiffs in this proceeding are seeking unspecified damages for alleged breaches of certain oil, gas and mineral leases in the Northeast Montegut Field, Terrebonne Parish, Louisiana. In addition, they are asking for an accounting from Concise for production of natural gas for the period of time from 1983 through November 1987. Specifically, as to the claims against Concise, the suit alleges that Concise failed to obtain the prices to which it was allegedly entitled for natural gas sold in this field in the 1980s under a long term natural gas sales contract. The plaintiffs, royalty and overriding royalty owners, allege that as a result of the alleged imprudent marketing practices, they are entitled to their share of the prices which Concise should have obtained. Plaintiffs have also sued approximately 35 other companies and individuals, and allege that Concise is jointly and severally liable with the rest of the defendants for the claims raised by the plaintiffs. The claims raised against the other defendants are similar in substance to those raised against Concise, but seek damages and an accounting for the period of time from 1983 until the present time. While the trial of this case is currently set for August 1998, the trial date will most likely be continued beyond that date. The outcome of this litigation cannot be predicted with certainty. However, the Partnership believes that the claims asserted against Concise are without merit and intends to vigorously defend against them.


         In addition to the litigation noted above, the Partnership and its subsidiaries are from time to time subject to routine litigation and claims incidental to their business, which the Partnership believes will be resolved without material effect on the Partnership's financial position.

                                   MANAGEMENT

GENERAL

         The Partnership is a limited partnership managed by its General Partner, and neither the Partnership nor the General Partner has any officers or directors. The General Partner is HEPGP Ltd., a Colorado limited partnership. The general partner of HEPGP is Hallwood G.P., a Delaware corporation, which is a wholly owned subsidiary of Hallwood Group. HEPGP became the General Partner of the Partnership on November 26, 1996, after the former general partner of the Partnership, Hallwood Energy Corporation ("HEC"), merged into Hallwood Group. The principal duties and powers of the General Partner, which are performed by employees of HPI acting on behalf of the General Partner, are arranging financing for the Partnership, seeking out, negotiating and acquiring for the Partnership suitable leases and other prospects, managing properties owned by the Partnership, generally dealing for the Partnership with third parties and attending to the general administration of the Partnership and its relations with the limited partners.

DIRECTORS, OFFICERS AND KEY EMPLOYEES

         Neither the Partnership nor the General Partner has any employees. HPI performs duties related to the management and operation of the Partnership, including the operation of various properties in which the Partnership owns an interest. Following are brief biographies of the directors, officers and key employees of Hallwood G.P. and HPI.

         Anthony J. Gumbiner, 53, has served as a director and Chief Executive Officer of Hallwood G.P. since March 1997. He was Chairman of the Board of HEC from May 1984 until HEC's merger into Hallwood Group in November 1996. He was Chief Executive Officer of HEC from February 1987 to November 1996. He has also served as Chairman of the Board of Directors of Hallwood Group, a diversified holding company with energy, real estate, textile products and hotel operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. Mr. Gumbiner has been a director and Chief Executive Officer of HCRC since February 1992. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984. He has been a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

         William L. Guzzetti, 54, has been President of Hallwood G.P. and HPI since October 1989, and a director of Hallwood G.P. and HPI since August 1989. He was President, Chief Operating Officer and a director of HEC from February 1985 until November 1996. Mr. Guzzetti joined HEC in February 1976 as Vice President, Secretary and General Counsel and served in these positions until November 1980. He served as Senior Vice President, Secretary and General Counsel of HEC from November 1980 until February 1985, when he became President of HEC. Mr. Guzzetti has been President, Chief Operating Officer and a director of HCRC since May 1991. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty.

         Russell P. Meduna, 42, has served as Executive Vice President of Hallwood G.P. and HPI since October 1989. He was Executive Vice President of HEC from June 1991 until November 1996. He was Vice President of HEC from May 1990 until June 1991. Mr. Meduna became Executive Vice President of HCRC in June 1992. Mr. Meduna was Vice President of Hallwood G.P. and HPI from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Prior to joining HPI, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.


         Cathleen M. Osborn, 45, has served as Vice President, Secretary and General Counsel of Hallwood G.P. and HPI since September 1986. She was Vice President, Secretary and General Counsel of HEC from June 1991 until November 1996. Ms. Osborn became Secretary and General Counsel of HCRC in May 1992 and Vice President in June 1992. She joined Hallwood G.P. and HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

         Robert Pfeiffer, 41, has served as Vice President of Hallwood G.P. and HPI since August 1986. He was Vice President of HEC from June 1991 until November 1996. Mr. Pfeiffer became Chief Financial Officer of HPI in June 1994. He has been Vice President of HPI since June 1992. He joined Hallwood G.P. and HPI in 1984. From July 1979 to May 1984, he was employed by Price Waterhouse as a senior accountant. Mr. Pfeiffer is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

         Betty J. Dieter, 49, has been Vice President of HPI responsible for domestic operations since January 1995. Her previous positions with HPI have included Operations Manager, Rocky Mountain and Mid-Continent District Manager and Manager for Operations Accounting and Administration. She joined HPI in 1985, and has 25 years experience in accounting and operations, 18 of which are in the oil and gas industry. Ms. Dieter is a Certified Public Accountant.

         George Brinkworth, 55, has been Vice President-Exploration and International Division of HPI since August 1994. He became associated with HPI in 1987 when he was President of a joint venture program funded by HPI and two other domestic oil companies. Mr. Brinkworth has 33 years experience with various exploration and production companies, including previous responsibility for operations in the United Kingdom, Spain, Morocco, Egypt and Indonesia. He is a registered geophysicist in the State of California.


         William H. Marble, 47, has served as Vice President of HPI since December 1990. His previous positions with HPI have included Texas/Gulf Coast District Manager, Manager of Nonoperated Properties and Chief Engineer. He joined a predecessor general partner of the Partnership in 1984. Mr. Marble is a registered engineer in the State of Colorado and has 23 years oil and gas engineering experience.


         Brian M. Troup, 50, has served as a director of Hallwood G.P. since March 1997. Mr. Troup was a director of HEC from May 1984 until November 1996. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director. He has been a director of HCRC since February 1992. Mr. Troup is a director of Hallwood Holdings S.A. and of Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

         Hans-Peter Holinger, 55, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from May 1984 until November 1996. Mr. Holinger served as Managing Director of Interallianz Bank Zurich A.G. from 1977 to February 1993. Since February 1993, he has been the majority owner of Holinger Asset Management AG, Zurich. Mr. Holinger is a citizen of Switzerland.

         Rex A. Sebastian, 68, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from January 1993 until November 1996. Mr. Sebastian is a member of the board of directors of Ferro Corporation. He served as Senior Vice President--Operations of Dresser Industries, Inc. from January 1975 until his retirement in July 1985. He joined Dresser in 1966. Mr. Sebastian is now a private investor.

         Nathan C. Collins, 63, has served as a director of Hallwood G.P. since March 1997. He was a director of HEC from January 1993 until November 1996. From March 1, 1995 to March 1, 1996, he was President, Chief Executive Officer and a director of Flemington National Bank & Trust Co. in Flemington, New Jersey. From November 1987 until December 1994, he was Chairman of the Board of Directors, President and Chief Executive Officer of BancTexas Group Inc. He began his banking career in August 1964 with the Valley National Bank in Phoenix, Arizona and held various positions there, finally becoming Executive Vice President, Senior Credit Officer and Manager of Asset/Liability Group of the bank. Mr. Collins is now a private investor.

                             EXECUTIVE COMPENSATION

GENERAL


         Neither the Partnership nor the General Partner has any employees. Management services are provided to the Partnership by HPI, a subsidiary of the Partnership. Employees of HPI perform all duties related to the management of the Partnership on behalf of the General Partner. Since HPI also performs services for HCRC, the Partnership is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Partnership and the Partnership's performance relative to HCRC and other related entities. The allocation procedure is applied consistently to all related entities for which HPI performs services. In 1996 the Partnership reimbursed HPI for approximately $1.9 million of expenses, of which $675,338 was attributable to compensation paid to executive officers of Hallwood G.P. The reimbursement paid in 1997 is not yet available.


COMPENSATION OF EXECUTIVE OFFICERS


         The following table sets forth the compensation to the Chief Executive Officer of Hallwood G.P. and each of the four other most highly compensated officers of Hallwood G.P. whose compensation paid by HPI exceeded $100,000 (determined for the year ended December 31, 1996) for services to the Partnership, its subsidiaries and its General Partner for the years ended December 31, 1996, 1995, and 1994.


                           SUMMARY COMPENSATION TABLE


                                                                             Long Term
                                             Annual Compensation            Compensation
                                             -------------------    ----------------------------
                                                                       Securities
 Name & Principal Position                                             Underlying
 -------------------------                                             ----------       LITP         All Other
                                 Year          Salary     Bonus       Options/SARs(#)  Payouts    Compensation (1)
                                 ----          ------     -----       -------------   ---------   -----------------
 Anthony J. Gumbiner (2) . .     1996        $250,000   $       0              0     $        0     $           0

          Chief Executive        1995         250,000           0             (3)             0                 0
          Officer                1994         125,500           0              0              0                 0

 William L. Guzzetti . . . .     1996         204,294     131,500              0         33,170             5,699
          President and Chief    1995         204,412      75,000             (3)        15,753             6,004
          Operating Officer      1994         200,240      72,800              0          9,449             6,004

 Russell P. Meduna . . . . .     1996         163,664     101,900              0         33,170             4,500
          Executive Vice         1995         167,364     161,000             (3)        15,753             4,810
          President              1994         164,204      24,200              0          9,449             4,409

 Robert S. Pfeiffer  . . . .     1996         107,518      56,700              0         23,092             4,300
          Vice President and     1995         109,949      94,000             (3)        11,692             3,160
          Chief Financial        1994         107,755      25,700              0          6,963             3,160
          Officer

 Cathleen M. Osborn  . . . .     1996         105,685      62,400              0         23,092             4,500
          Vice President and     1995         109,069      95,000             (3)        11,692             3,160
          General Counsel        1994         105,848      24,600              0          6,963             3,160

----------------------


(1) Employer contribution to 401(k) and a service award of $1,199 paid to Mr. Guzzetti.

(2) For 1994, 1995 and 1996, Mr. Gumbiner had a Compensation Agreement with HPI. $250,000 was paid under this agreement in 1995 and 1996; $125,500 was paid in 1994. The Compensation Agreement was effective August 1, 1994 and terminated effective December 1996. In addition to compensation listed in the table, HPI has a consulting agreement with Hallwood Group for 1994 through 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of HPI. The consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial.

(3) Consists of the following options, all of which were granted in 1995. All of the HCRC Options have been adjusted to give effect to the 3-for-1 split effective in 1997.




                          Name                      Company      Options/SARs (#)
                          ----                      -------
         Anthony J. Gumbiner . . . . . . . . . . .  HEP             127,500
                                                    HCRC             47,700

         William L. Guzzetti . . . . . . . . . . .  HEP              63,750
                                                    HCRC             23,850
         Russell P. Meduna . . . . . . . . . . . .  HEP              59,500
                                                    HCRC             22,260

         Robert S. Pfeiffer  . . . . . . . . . . .  HEP              25,500
                                                    HCRC              9,540

         Cathleen M. Osborn  . . . . . . . . . . .  HEP              25,500
                                                    HCRC              9,540


OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

         No options were granted during 1996. No executive officer exercised options during 1996.

                Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values



                                Number of Securities Underlying               Value of Unexercised
                             Unexercised Options/SARs at FY- End (#)  In-the-Money Options/SARs at FY-End ($)
 Name                           Exercisable/Unexercisable (1)(3)         Exercisable/Unexercisable (2)(4)
 ----                           --------------------------------         --------------------------------

 Anthony J. Gumbiner   HEP              85,425 / 42,075                      266,593 / 131,484
                       HCRC             31,800 / 15,900                      524,700 / 262,350
 William L. Guzzetti   HEP              42,713 / 21,038                      133,477 / 65,742
                       HCRC             15,900 / 7,950                       262,350 / 131,175

 Russell P. Meduna     HEP              39,975 / 19,635                      124,578 / 61,359
                       HCRC             14,838 / 7,422                       244,827 / 122,463
 Robert S. Pfeiffer    HEP              17,085 / 8,415                        53,391 / 26,297
                       HCRC              6,360 / 3,180                       104,940 / 52,470
 Cathleen M. Osborn    HEP              17,085 / 8,415                        53,391 / 26,297
                       HCRC              6,360 / 3,180                       104,940 / 52,470


---------------------

(1)      All of the HEP options expire January 31, 2005.

(2) The exercise price of the HEP options is $5.75 per Class A Unit. The closing price of the Class A Units was $8.875 on December 31, 1996.

(3) The HCRC options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company. The number of options has been adjusted to reflect a 3-for-1 stock split effective in 1997.

(4) The exercise price of the HCRC options is $6.67 per share. The closing price of the common stock was $23.17 on December 31, 1996. The number of options and the exercise and closing price have been adjusted to reflect a 3-for-1 stock split effective in 1997.


LONG-TERM INCENTIVE PLAN


         The following table describes performance units awarded to the executive officers of Hallwood G.P. for 1996 under the Incentive Plan (as described below) for the Partnership and affiliated entities. The value of awards under each plan depends primarily on the Partnership's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells.


              Long-term Incentive Plan Awards in Last Fiscal Year


                                                       Performance or          Estimated Future
                                  Number of             Other Period        Payouts under Non-Stock
          Name                      Units               Until Payout          Price-Based Plans(1)
          ----                      -------            --------------        ---------------------
Anthony J. Gumbiner(2)               --                      --                $      - -

William L. Guzzetti                0.0841                   2001                     25,835

Russell P. Meduna                  0.0841                   2001                     25,835

Robert S. Pfeiffer                 0.0580                   2001                     17,817

Cathleen M. Osborn                 0.0580                   2001                     17,817


-----------------------
(1) This amount represents an award under the Incentive Plan. There are no minimum, maximum or target amounts payable under the Incentive Plan. Payments under the awards will be equal to the indicated percentage of Plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells allocated to the Plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.


(2) In addition, an award of .4200 units, with an estimated future payout of $129,024, was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2001.


         The Incentive Plan for the Partnership and its affiliated entities, including HCRC, is intended to provide incentive and motivation to HPI's key employees to increase the oil and gas reserves of the various affiliated entities for which HPI provides services and to enhance those entities' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, those entities' success depends.

         Under the Incentive Plan, the Board of Directors of Hallwood G.P. (the "Board") annually determines the portion of the Partnership's collective interests in the cash flow from certain international projects and from domestic wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan and the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board then determines which key employees and consultants may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

         Each award under the Incentive Plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the Incentive Plan is paid to participants for a 10-year period, with no buy-out for estimated future production.


         The awards for the 1996 Plan Year were made in January 1996. No other awards were made in 1996. Awards for the 1997 Plan were made in March 1997. The estimated future payouts under the 1997 awards will be calculated based on estimates of the Partnership's revenues at December 31, 1997. For both the 1996 and 1997 Plan Years, the Compensation Committee of Hallwood G.P. determined that the total Plan Cash Flow would be equal to 2.4% of the cash flow of the domestic wells completed, recompleted or enhanced during each Plan Year. Accordingly, the value of awards for each Plan Year depends primarily on the Partnership's success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The Compensation Committee also determined that the participants' interests in eligible domestic wells for the 1996 and 1997 Plan Years would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Years. The Compensation Committee also determined that the total award would be allocated among key employees primarily on the basis of salary, to the extent of 70% of the total award, and on individual performance, to the extent of 30% of the total award.


DIRECTOR COMPENSATION


         Each director of Hallwood G.P. who is not an officer of Hallwood G.P. or HCRC or an employee of HPI, is paid an annual fee of $20,000 that is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board during the year. During 1996, Messrs. Holinger, Sebastian and Collins were each paid $20,000. In addition, all directors are reimbursed for their expenses in attending meetings of the Board and committees.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of Hallwood G.P. makes compensation decisions for the Partnership during the first quarter of each year. Mr. Gumbiner is Chief Executive Officer of Hallwood G.P. and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner is also Chief Executive Officer and a director of HCRC, of which Mr. Troup is a director and Mr. Guzzetti is a director and President. Messrs. Gumbiner, Troup and Guzzetti served on HCRC's Board of Directors which made compensation decisions for HCRC in January 1996. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1996, Mr. Gumbiner and Mr. Guzzetti served on the compensation committee of Hallwood Realty.

         The Partnership participates in a financial consulting agreement between HPI and Hallwood Group, pursuant to which Hallwood Group furnishes consulting and advisory services to HPI, the Partnership and their affiliates. Under the terms of this agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three year term. The financial consulting agreement replaced both a previous financial consulting agreement and a compensation agreement with Mr. Gumbiner. Under the terms of the previous financial consulting agreement, HPI and its affiliates were obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood Group was obligated to furnish consulting and advisory services to HPI and its affiliates through June 30, 1997. In 1996, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $158,850 was paid in 1996 by the Partnership pursuant to this arrangement. For 1994, 1995 and 1996, Mr. Gumbiner had a compensation agreement with HPI pursuant to which Mr. Gumbiner was paid $250,000 by HPI, the Partnership and their affiliates. This agreement was terminated effective December 31, 1996. See "Summary Compensation Table" and footnotes for additional discussion of this arrangement.

         The Partnership reimburses Hallwood Group for expenses incurred on behalf of the Partnership. In 1996, the Partnership reimbursed Hallwood Group approximately $152,000 of expenses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         HPI performs all operations on behalf of the Partnership, and the Partnership reimburses HPI at its cost for direct and indirect expenses incurred by HPI for the benefit of the Partnership and its properties. The indirect expenses for which HPI is reimbursed include employee compensation, office rent, office supplies and employee benefits. The Partnership generally allocates these expenses by multiplying the aggregate amount of the indirect expenses incurred by HPI by the estimated time that the employees of HPI spend on managing the Partnership and dividing by the aggregate time that the employees of HPI spend on all the entities that HPI manages. The allocation of certain components of employee compensation also takes into account the Partnership's performance relative to its affiliates and the Partnership's ownership interest in certain wells. HPI does not receive any fee for its services. In 1996, the Partnership reimbursed HPI approximately $1.9 million for direct and indirect expenses, not including payments and reimbursements to Hallwood Group discussed below.

         The majority of the Partnership's oil and gas properties are managed and operated by HPI. HPI also manages and operates oil and gas properties on behalf of independent joint interest owners and affiliates. In its capacity as manager and operator, HPI pays all costs and expenses of operations and distributes all revenues associated with the properties.

         The Partnership Agreement provides that the General Partner will receive an acquisition fee in cash or Units equal to 2% of the fair market value of the total consideration paid in the acquisition of oil and gas properties and related assets. In 1996, the Partnership paid the General Partner total acquisition fees of $294,483 in cash. The Partnership Agreement also provides that the General Partner is to receive a 4% interest in all oil and gas properties and related assets acquired by the Partnership, with certain exceptions. Pursuant to this provision, in 1996, the General Partner received interests valued at $540,000.

         Under the Partnership Agreement, the General Partner also receives a direct or indirect interest in all wells drilled by the Partnership through its 1% interest in the Partnership. See "Description of Partnership Agreements--Allocations of Profits and Losses--The Partnership"; "--Allocation of Profits and Losses--HEPO"; and "Allocations of Profits and Losses--EDPO." The interests received by the General Partner pursuant to these provisions in 1996 had a standardized measure of discounted future net cash flows at December 31, 1996 of $965,000.

         The Partnership participates with HCRC in substantially all of its oil and gas projects, generally on a 50/50 basis, unless the project is inconsistent with either entity's objectives or the entities already have differing interests in the project. During 1996, all projects were undertaken jointly by the Partnership and HCRC on this basis.

         Under a financial consulting agreement with HPI, Hallwood Group or its agent furnishes consulting and advisory services to HPI, the Partnership and their affiliates. Under the terms of the consulting agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three-year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three-year term. Under the terms of a previous financial consulting agreement containing substantially the same terms, HPI and its affiliates were obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood Group was obligated to furnish consulting and advisory services to HPI and its affiliates through June 30, 1997. In 1996, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $158,850 was paid in 1996 by the Partnership pursuant to this arrangement. For 1994, 1995 and 1996, Mr. Gumbiner also had a compensation agreement with HPI pursuant to which Mr. Gumbiner was paid $250,000 by HPI, the Partnership and their affiliates. The amount of consulting fees allocated to the Partnership under this agreement was $125,000 in both 1996 and 1995 and $62,500 in 1994. This agreement was terminated effective December 31, 1996.

         The Partnership also reimburses Hallwood Group for expenses incurred on behalf of the Partnership. In 1996, the Partnership reimbursed Hallwood Group approximately $152,000 of expenses.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

GENERAL

         Certain conflicts of interest exist and may arise in the future as a result of the General Partner's relationships with its affiliates, on the one hand, and the Partnership and the holders of the Units, on the other hand. Hallwood G.P., as the general partner of HEPGP, has a fiduciary duty to manage the Partnership in a manner that is in the best interest of the Unitholders. The officers and directors of Hallwood G.P. have fiduciary duties to the shareholders of Hallwood G.P. and to manage the General Partner in the best interests of HEPGP's partners, Hallwood G.P. and Hallwood Group. In addition, Messrs. Gumbiner, Troup and Guzzetti, directors and officers of Hallwood G.P., are directors and Messrs. Gumbiner and Guzzetti are executive officers of Hallwood Group and, as such, owe a fiduciary duty to the shareholders of Hallwood Group. Moreover, the officers of Hallwood G.P. are also officers or directors of HCRC and, accordingly, owe a fiduciary duty to the shareholders of HCRC. HCRC participates in oil and gas projects with the Partnership. Consequently, the duties of Hallwood G.P. and its officers and directors to the Unitholders of the Partnership may come into conflict with their duties to other entities or investors. See "Management."

         Conflicts of interest exist with respect to the situations described below, among others:

         The General Partner May Place Properties Within the Operating Partnerships that are More Favorable to the General Partner

         Because HEPO was formed at the same time and by the same general partner as the Partnership, whereas EDPO was formed by a different general partner and later acquired by the Partnership, the two Operating Partnerships have different provisions regarding the manner in which the General Partner participates in drilling conducted by that Operating Partnership. In HEPO, the General Partner will be allocated 18.75% of revenues and costs attributable to production and the Unitholders will be allocated 81.25%. In EDPO, the General Partner generally is allocated 1% of all costs through completion of and 5% of revenues from development wells and 10% of all costs through completion of and 25% of revenues from exploratory wells. The differences in allocation of costs and revenues present the General Partner with a conflict of interest in determining through which of the Operating Partnerships to acquire new drilling locations. The Board of Directors of Hallwood G.P. has adopted a policy to address this potential conflict of interest, providing generally that new wells to be drilled by the Partnership in 14 West Texas counties, other than on properties in which EDPO has an existing interest or that are contiguous to properties in which EDPO has an existing interest, will be drilled in HEPO through the joint venture with the General Partner, and that all other new drilling will be done in EDPO.

         The General Partner's Affiliates May Compete with the Partnership in Certain Circumstances

         Affiliates of the General Partner (including Hallwood Group and HCRC) are not prohibited from engaging in any business or activity, even if such activity may be in direct competition with the Partnership. Hallwood Group does not presently engage in oil and gas activities other than through its interests in Hallwood G.P., HEPGP, the Partnership and HCRC. HCRC, however, is actively engaged in oil and gas production, development and exploration. To minimize the conflicts of interest between the Partnership and HCRC, the Board of Directors of each of Hallwood G.P. and HCRC has adopted a policy that each Board will review annually participation by both the Partnership and HCRC in new oil and gas properties. Generally the Partnership and HCRC will participate on a 50/50 basis in all future oil and gas drilling projects, leases, concessions or acquisitions, unless the activity is inconsistent with either entity's objectives or the entities already have differing interests in the subject property. This policy may change, however, if circumstances change or the Board of Directors of Hallwood G.P. or HCRC determines it is not in such entity's best interest.

         Contracts Between the Partnership and the General Partner and Its Affiliates Will Not Be the Result of Arm's- Length Negotiations


         Under the terms of the Partnership Agreement, the Partnership is not restricted from paying the General Partner or its affiliates for any services rendered, provided such services are rendered on terms that are reasonable to the Partnership. The Partnership Agreement does not specify who is to determine whether the terms of transactions are reasonable. In practice, this determination is made by management, under the supervision of the Board of Directors of the General Partner. Transactions between the Partnership and the General Partner and its affiliates will not be the result of arm's-length negotiations.


         Certain Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders

         Decisions of the General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional partnership interests and reserves in any quarter may affect whether, or the extent to which, there is available cash for distributions on all Units in such quarter or in subsequent quarters. The Partnership Agreement provides that the Partnership and the Operating Partnerships may borrow funds from the General Partner and its affiliates, provided that neither the General Partner nor its affiliates may charge interest to the Partnership greater than the lesser of (i) the General Partner's or its affiliate's actual interest cost or (ii) the rate that would be charged to the Partnership by an unrelated lender on a comparable loan. The General Partner and its affiliates may not borrow funds from the Partnership or the Operating Partnerships.

         The Partnership Will Reimburse the General Partner and Its Affiliates for Certain Expenses

         Under the terms of the Partnership Agreement, the General Partner and its affiliates will be reimbursed by the Partnership for expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The General Partner may determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

         Employees of the General Partner's Affiliates Who Provide Services to the Partnership Will Also Provide Services to Other Businesses

         The Partnership does not have any employees and relies on the employees of HPI to manage the Partnership's affairs. Although the General Partner will not conduct any other business, Hallwood Group, HCRC and other affiliates of the General Partner or the Partnership will conduct business and activities of their own in which the Partnership will have no economic interest and which may also be conducted by HPI's employees. There may be competing demands among the Partnership, Hallwood Group, HCRC and such affiliates for the time and efforts of employees who provide services to more than one of these entities.

ACQUISITION OF ADDITIONAL PROPERTIES AND CONDUCT OF EXPLORATORY AND DEVELOPMENT DRILLING

         The Partnership Agreement provides that the General Partner will receive an acquisition fee in cash or Units equal to 2% of the fair market value of the total consideration paid in the acquisition of oil and gas properties and oil and gas related assets by the Partnership, including acquisitions of such oil and gas interests through the acquisition of stock of corporations and similar transactions. If the acquisition fee is paid in Units, the number of Units to be received by the General Partner will be determined by dividing the average market price of the Units for the five business days immediately preceding the date of the acquisition into an amount equal to 2% of the acquisition cost of such assets. With respect to acquisitions of oil and gas properties and oil and gas related assets other than Undeveloped Acreage and Proved Undeveloped Acreage (as such terms are defined in the Partnership Agreement), including acquisitions of such oil and gas interests through the acquisition of stock of corporations and similar transactions and as an incentive for the General Partner to make acquisitions of oil and gas properties and oil and gas related assets on behalf of the Partnership, the General Partner also will receive 4% of the interest acquired by the Partnership and the Operating Partnerships in such assets. The General Partner's interest in the foregoing fees may result in conflicts of interest as to whether the Partnership should engage in any activity or acquire a property.

FIDUCIARY AND OTHER DUTIES

         The General Partner is accountable to the Partnership and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the Partnership's assets and affairs. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the stockholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act ("Delaware Act") nor Delaware case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the duties owed by general partners to limited partners and the partnership.

         Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that may restrict the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its Unitholders, and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

         The Partnership Agreement provides that, in order to become a limited partner of the Partnership, a holder of Class C Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

         Under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner, its affiliates and their respective officers, directors, employees, affiliates, partners, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "Description of The Partnership Agreements--Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner, its affiliates and their respective officers, directors, employees, affiliates, agents, and trustees will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

                             PRINCIPAL UNITHOLDERS



         The following table shows information, as of December 10, 1997, about any individual, partnership or corporation that is known to the Partnership to be the beneficial owner of more than 5% of each class of Units issued and outstanding and each executive officer and director of Hallwood G.P. and all executive officers/directors as a group.



                                                           Prior to Offering       Subsequent to Offering(1)
                                                         ---------------------     -------------------------


                                                            Amount       Percent          Amount      Percent
                                          Title of       Beneficially      of          Beneficially      of
Name and Address of Owner                  Class            Owned         Class            Owned       Class
-------------------------                 -------           -----        -------           -----      -------


The Hallwood Group Incorporated         Class A Units  (2)    657,260      6.5           657,260        6.5
   3710 Rawlins Street, Suite 1500      Class B Units         143,773    100.0           143,773      100.0
   Dallas, Texas 75219                  Class C Units          43,816      6.6            43,816        1.4


Hallwood Consolidated Resources         Class A Units       1,948,189     19.5         1,948,189       19.5
   Corporation                          Class C Units         129,877     19.6           129,877        4.1
   4582 S. Ulster Street Parkway
   Suite 1700
   Denver, Colorado 80237

Heartland Advisors, Inc.                Class A Units  (3)  1,045,500     10.5         1,045,500       10.5
   790 North Milwaukee Street
   Milwaukee, WI 53202

William Baxter Lee, III                 Class A Units  (4)    707,000      7.1           707,000        7.1
   c/o Glankler Brown, PLLC             Class C Units  (4)     37,000      5.6            37,000        1.2
   1700 One Commerce Sq.
   Memphis, TN 38103

Anthony J. Gumbiner                     Class A Units         127,500      1.3           127,000         *

William L. Guzzetti                     Class A Units          63,850        *            63,850         *
                                        Class C Units               6        *                 6         *

Russell P. Meduna                       Class A Units          59,500        *            59,500         *

Cathleen M. Osborn                      Class A Units          25,500        *            25,500         *

Robert Pfeiffer                         Class A Units          25,803        *            25,803         *
                                        Class C Units              20        *                20         *

Brian M. Troup                          Class A Units          85,000        *            85,000         *

Hans-Peter Holinger                          --                    --       --                --        --

Rex A. Sebastian                        Class A Units             400        *               400         *
                                        Class C Units              26        *                26         *

Nathan C. Collins                            --                    --       --                --        --

All directors and executive officers    Class A Units  (5)    387,553      3.7           387,553       3.7
   as a group (9 persons)               Class C Units              52        *                52         *



-------------------------------
         *       Less than 1%.

         (1)     Assuming the sale of 2,500,000 Class C Units in the Offering.

         (2) Includes 143,773 Class B Units (100% of the Class B Units) that are convertible into Class A Units one- for-one.
         (3) According to the Amendment to Schedule 13G filed February 14, 1997 by Heartland Advisors, Inc., the Units to which the schedule relates are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. No such account is known to have an interest relating to more than 5% of the class.
         (4)     According to Schedules 13D dated November 26, 1997.
         (5) Consists of 803 Class A Units and currently exercisable options to purchase 386,750 Class A Units.



                          DESCRIPTION OF CLASS C UNITS

GENERAL

         Class C Units are units of limited partner interest in the Partnership. Registrar & Transfer Co. acts as transfer agent for the Class C Units (the "Transfer Agent"). The Class C Units are represented by certificates in registered form. Unitholders may hold Class C Units in nominee accounts for the account of another person, provided that the nominee certifies to the Transfer Agent that it is, and to the best of its knowledge such person is, a United States Citizen (as defined in the Partnership Agreement, see "Glossary of Certain Terms"). Each Class C Unit is freely transferable to United States Citizens, except as restricted by federal and state securities laws.

         The Class C Units are registered under the Exchange Act, and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act and the rules and regulations thereunder. The Partnership is required to file periodic reports containing financial and other information with the SEC.

         The Class C Units are entitled to a preferential distribution of $1.00 per Class C Unit per annum, payable quarterly to holders of record on March 31, June 30, September 30 and December 31 in each year. The Class C preferential distribution is cumulative, and no distributions may be paid or declared on Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid or declared and duly provided for. As of October 24, 1997, there were 664,063 Class C Units outstanding.

TRANSFER OF CLASS C UNITS

         Class C Units are securities and are transferable to United States Citizens according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee who is a United States Citizen the right to seek admission as a substituted limited partner (a "Substituted Limited Partner") in the Partnership in respect of the transferred Class C Units. A record holder of a Class C Unit, however, will only have the authority to convey to a purchaser or other transferee who is not a United States Citizen the right to sell the Class C Unit.

         Until a Class C Unit has been transferred on the books of the Transfer Agent, the Transfer Agent and the Partnership will treat the record holder thereof as the absolute owner for all purposes. A transfer of a Class C Unit will not be registered by the Transfer Agent or recognized by the Partnership unless the transferee executes a Transfer Application ("Transfer Application") and certifies therein that the transferee and, if the transferee is a nominee holding for the account of another person, that to the best of its knowledge such other person, is a United States Citizen. By executing the Transfer Application, the transferee requests admission as a Substituted Limited Partner and agrees to be bound by the terms and conditions of the Partnership Agreement, including the grant of a limited power of attorney to the General Partner. Whether or not a transferee executes the Transfer Application, a transferee, by acceptance of the Class C Unit, becomes a party to the Partnership Agreement, bound by its terms and conditions, and agrees that his transferor has no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application. A transferee will become a Substituted Limited Partner, effective upon such consent by the General Partner. The transferee of a Class C Unit, pending admission as a Substituted Limited Partner, will have the rights of an assignee under state law was its execution of a Transfer Application.

STATUS AS A LIMITED PARTNER OR ASSIGNEE

         A transferee of a Class C Unit, in order to be registered on the books of the Transfer Agent as the record holder, must execute a Transfer Application and certify that the transferee is a United States Citizen. A transferee who does not execute a Transfer Application and certify that he is a United States Citizen will not become a Substituted Limited Partner in the Partnership and will acquire no rights in the Partnership other than the right to transfer his Class C Units to a third person who, upon execution of a Transfer Application and certification that such third person is a United States Citizen, may become a Substituted Limited Partner of the Partnership. Until such time as a transferee is admitted as a Substituted Limited Partner of the Partnership, the assignor Limited Partner (as defined herein) will continue to possess the right to exercise the voting and other rights with respect to the Class C Units transferred. By executing a Transfer Application and accepting a Class C Unit, transferees of Class C Units will automatically request admission as a Substituted Limited Partner in the Partnership, will agree to be bound by the terms and conditions of the Partnership Agreement, will appoint the General Partner as their attorney-in-fact and will, pending their admission as Substitute Limited Partners, be granted the rights of an assignee under state law.

         An assignee is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in distributions from the Partnership, including liquidating distributions, but without the right to vote directly on certain Partnership matters and otherwise subject to the limitations under the Delaware Act on the rights of an assignee who has not become a Substituted Limited Partner. Under the Partnership Agreement, an assignee becomes a Substituted Limited Partner when the General Partner so consents in its sole discretion. The General Partner is deemed to consent to the admission of an assignee as the Substituted Limited Partner and such admission is effective, as of the close of business at the offices of the Transfer Agent on the day on which the transferee delivers an executed Transfer Application to the Transfer Agent, unless the General Partner has previously expressly withheld such consent. If the General Partner's consent is withheld, the assignee would be notified by the Transfer Agent and would continue to be an assignee, with the rights granted to an assignee pursuant to the Partnership Agreement. Transferees who do not execute a Transfer Application will be treated neither as assignees nor as record holders of Class C Units and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Class C Units.

         In the event the General Partner determines, with the advice of counsel, that a Limited Partner or assignee is not a United States Citizen, the Partnership may redeem the Class C Units held by such person for the then current market price of such Units.

DUTIES AND STATUS OF TRANSFER AGENT

         The Transfer Agent will act as a registrar and transfer agent for the Class C Units, and will receive an annual fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Class C Units will be borne by the Partnership and not by the Class C Unitholders (except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, tax or other governmental charges, special charges for services requested by Class C Unitholders and other similar fees or charges will be borne by the affected Class C Unitholders). There will be no charge to Class C Unitholders for disbursements of Partnership cash distributions.


                   DESCRIPTION OF THE PARTNERSHIP AGREEMENTS

         The following information, as well as the information included elsewhere in this Prospectus concerning the Partnership Agreement and the Operating Partnership Agreements, is subject to the detailed provisions of the Partnership Agreement and the Operating Partnership Agreements, as amended.
The Partnership Agreement and the Operating Partnership Agreements are included as exhibits to the Registration Statement of which this Prospectus is a part. Copies of the Partnership Agreement and the Operating Partnership Agreements may be obtained by a written or oral request directed to Hallwood Energy Partners, L.P., Attention: Investor Relations, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237, telephone number (800) 882-9225.

         The provisions governing the Partnership and the Operating Partnerships are complex and extensive, and no attempt has been made below to describe all of such provisions. The following is a general description of the basic provisions of the Partnership Agreement and the Operating Partnership Agreements.

ORGANIZATION AND DURATION


         The Partnership and the Operating Partnerships are each organized as a Delaware limited partnership. HEPGP is the general partner of all three partnerships (the "General Partner") and holds a 1% general partner's interest in each of the Partnership and HEPO and a varying general partner interest in EDPO, see "--Allocation of Profits and Losses--EDPO." The Class A Unitholders, Class B Unitholders and Class C Unitholders (including HEPGP in its capacity as a Unitholder) collectively hold a 99% interest in the Partnership. Income and losses are allocated among Unitholders as described in "--Allocation of Profits and Losses--The Partnership," below. Each class of Unitholders votes separately as a class on all matters submitted to Unitholders. The Partnership holds a 99% interest as the sole limited partner in HEPO and an interest as the sole limited partner in EDPO.


         The Partnership and the Operating Partnerships will terminate on December 31, 2035, unless sooner dissolved.

MANAGEMENT

         As General Partner, HEPGP will exercise full control over all activities of the Partnership and Operating Partnerships and, with certain exceptions provided in the respective partnership agreements, all management powers over and control of the business and affairs of the partnerships will be vested in the General Partner. HEPGP's authority as General Partner is, however, limited in certain respects. The General Partner is prohibited, without the prior approval of holders of a majority-in-interest ("Majority-In-Interest") of the Limited Partners, from, among other things, (i) selling or exchanging all or substantially all of the Partnership's assets or, acting on behalf of the Partnership, consenting to the sale of all or substantially all of the Operating Partnerships' assets, or (ii) amending the Partnership Agreement or acting on behalf of the Partnership, consenting to amendments to the Operating Partnership Agreements, except for certain amendments described below under "Description of the Partnership Agreements--Amendment of Partnership Agreement and Operating Partnership Agreements." Any amendment to a provision of the Partnership Agreement that would adversely affect the interests of the limited partners of the Partnership (the "Limited Partners") in any material respect will require the approval of the holders of a Majority-In-Interest of the Limited Partners. Any action requiring approval by a Majority-in-Interest of the Limited Partners will require approval by holders of a majority of the holders of each of the Class A Units, the Class B Units and Class C Units, each voting separately as a class. Hallwood Group holds all the Class B Units and, therefore, may veto any action requiring the approval by a Majority-in- Interest of the Limited Partners.

         The General Partner of the Partnership may be removed by the affirmative vote of at least two-thirds in interest of each class of Unitholders, subject in each case to the selection of a successor general partner and receipt of an opinion of counsel that such removal and the selection of a successor general partner would not result in the loss of the limited liability of the Limited Partners or the Partnership (as the limited partner of an Operating Partnership) or cause the Partnership or any Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes. The withdrawal or removal of the general partner of the Partnership will also constitute the withdrawal or removal of the general partner of the Operating Partnerships and the appointment of the person elected as successor general partner of the Partnership as the successor general partner of the Operating Partnerships. Hallwood Group holds all of the outstanding Class B Units, which vote separately as a class on all matters brought for a vote of the Limited Partners and which, therefore, will enable Hallwood Group to prevent the adoption of any proposal to remove HEPGP as General Partner.

         In the event of withdrawal or removal, the successor general partner will have the option to acquire the departing General Partner's respective general partner's interests in the Partnership and the Operating Partnerships for a cash payment equal to the fair market value (based on the price at which Units are then trading, or if not so trading, by agreement with the successor general partner or, failing agreement, as determined by a firm of independent petroleum engineers selected pursuant to the terms of the Partnership Agreement) of its respective general partner's interests in the partnerships. The option must be exercised, if at all, as to the interests of the General Partner in both the Partnership and the Operating Partnerships. If the option is not exercised, the General Partner's interest in each of the Partnership and the Operating Partnerships will be converted into limited partnership interests in the Partnership. Any successor general partner not exercising the option will be required, at the effective date of its admission to the Partnership, to contribute to the capital of the Partnership cash or property having a value calculated pursuant to the provisions of the Partnership Agreement.
Thereafter, such successor shall be entitled to 1.0% of all Partnership allocations and distributions.

         With the consent of a Majority-In-Interest of each class of Unitholders and upon receipt of an opinion of independent counsel that such transfer would not result in the loss of the limited liability of the Limited Partners or the Partnership (as the limited partner of the Operating Partnerships) or cause the Partnership or any Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes, the General Partner may transfer its interest as general partner of the Partnership and the Operating Partnerships to a transferee certifying that it is a United States Citizen. Without the consent of the Limited Partners, the General Partner may transfer its interest as general partner of the Partnership or the Operating Partnerships upon its merger or consolidation with or into another entity or upon the transfer of all or substantially all of its assets to another entity, provided such entity furnishes the above-described opinion of independent counsel, certifies that it is a United States Citizen and assumes the rights and duties of the General Partner.

         Each Limited Partner, and each person who becomes a Substituted Limited Partner, grants to the General Partner a power of attorney to execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, other federal or state governmental filings, as necessary, and the amendment of the Partnership Agreement.

         The General Partner may form operating partnerships (in addition to the Operating Partnerships) on substantially the same terms as the Operating Partnerships, in each of which the General Partner or an affiliate will act as general partner and the Partnership will be a limited partner.

ALLOCATION OF PROFITS AND LOSSES - THE PARTNERSHIP

         In general, each item of income, gain, loss, deduction and credit of the Partnership is allocated 99% to the Unitholders and 1% to HEPGP. The descriptions of the allocations of profits and losses from HEPO and EDPO below give effect to this provision of the Partnership Agreement. Operating income generally will be allocated first, to the holders of Class C Units to the extent of the operating losses and deductions allocated to such holders; second, to the holders of the Class C Units to the extent of their aggregate preference amount (whether or not actually distributed); and third, to the holders of the Class A and Class B Units, pro rata in accordance with their percentage interests. All amounts to be allocated to the Unitholders as a class (A, B or C) will be allocated between the Unitholders in accordance with their respective percentage interests in the Partnership. Gain from a terminating capital transaction generally will be allocated first to the holders of the Class C Units until their positive capital account balances are equal to their unpaid preference amounts and then to the holders of the Class A, Class B and Class C Units, pro rata in accordance with their percentage interests.

         The Class C units are entitled to a preferential distribution of $1.00 per Class C Unit per annum, payable quarterly to holders of record on March 31, June 30, September 30 and December 31 in each year. The Class C preferential distribution is cumulative, and no distributions may be paid or declared on Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid or declared and duly provided for. Operating distributions generally will be made first to the holders of Class C Units to the extent of their unpaid preference amounts and then to the holders of the Class A and Class B Units, in accordance with their percentage interests, as follows: (i) during any calendar quarter in which distributions on the Class A Units are equal to $0.20 or more, the Class B Units have equal distribution rights with the Class A Units and (ii) during any calendar quarter in which the distributions on the Class A Units are less than $0.20 per Class A Unit, no cash distribution will be made in connection with the Class B Units; provided, however, the amount that would have otherwise been payable may be recouped in any quarter that the Class A Unitholders (including the Class B Unitholders) receive current distributions equal to or greater than $0.20 per Unit per quarter. Liquidation proceeds, after all payments are made to the Partnership's creditors, will be made to the Unitholders to the extent of and in proportion to the positive balances of their respective capital accounts.

ALLOCATION OF PROFITS AND LOSSES - HEPO

         Subject to certain exceptions discussed below, Partnership revenues and costs attributable to production from producing oil and gas wells ("Producing Properties") owned by HEPO will be allocated 98.01% to the Unitholders (including HEPGP in its capacity as a Unitholder) and 1.99% to HEPGP as General Partner. All revenues derived from the sale or other disposition of Producing Properties will be allocated 98.01% to the Unitholders and 1.99% to HEPGP as General Partner. The General Partner has the obligation to contribute an amount equal to 1% of the total contributions to HEPO from time to time.

         The partnership agreement for HEPO provides that all drilling conducted by HEPO will be done through a joint venture with the General Partner of HEPO that provides for an allocation of profits and losses between the General Partner and HEPO. Accordingly, the allocations of profits and losses from drilling activities described in this paragraph and the following paragraph give effect to the joint venture agreement, as well as the partnership agreements of HEP and HEPO. All revenues and all operating costs and general and administrative costs attributable to future drilling activities on properties that are not Producing Properties ("Non-Producing Properties") will be allocated 79.63% to the Unitholders and 20.37% to the general partner. All costs, other than operating costs and general and administrative costs, including the costs attributable to the acquisition, drilling and completing of Non-Producing Properties, will be allocated 90.66% to the Unitholders and 9.34% to the General Partner.

         All revenues derived from the sale or other disposition of a Non-Producing Property (other than depreciable equipment) having a book basis will be allocated to the partners of the Partnership in the ratio in which the costs of acquiring such property was allocated to the extent of such basis and any excess revenues will be allocated first, to HEPGP until such allocation equals 20% of the carrying value of such Non-Producing Property prior to the disposition and then any remaining revenues will be allocated in the ratio of 79.63% to the Unitholders and 20.37% to the general partner. Revenues and costs that are allocable to depreciable equipment during the first five years such property is placed in service will be, in general, allocated 90.66% to the Unitholders and 9.34% to the General Partner, with revenues derived from the sale of equipment after the five-year period allocated 79.63% to the Unitholders and 20.37% to the general partner.

ALLOCATION OF PROFITS AND LOSSES - EDPO

         The provisions of the EDPO Partnership Agreement generally are the same as the provisions of the HEPO Partnership Agreement, except (i) the General Partner of EDPO will have no obligation to make additional capital contributions upon the making of additional capital contributions by the Partnership, (ii) the Partnership has an obligation to restore any negative balance in its capital account upon the liquidation of EDPO, (iii) drilling conducted by EDPO is not conducted through a joint venture, and (iv) to the extent discussed below, the combined effect of the allocation of EDPO's revenues and costs to the Partnership and HEPGP and the Partnership's allocation of revenues and costs to the Unitholders and HEPGP will be different from the combined effect of the allocation of HEPO's revenues and costs to the Partnership and HEPGP and the Partnership's allocation of revenues and costs to the Unitholders and HEPGP.

         Generally, the general partner is allocated 2% of each item of cost and revenue, and the remainder is allocated to the Partnership. With respect to productive wells located on, or production from which is attributable to, properties other than those acquired by EDPO in connection with its inception in 1985 (the "Other Properties") and that were acquired before May 9, 1990, 5% of the costs and revenues attributable to such Productive Wells will be allocated to the general partner and the remainder of such costs and revenues shall be allocated to the Partnership.

         With respect to each development well drilled that is located on, or production from which is attributable to, the properties acquired by EDPO in connection with its inception in 1985 ("Initial Properties") and each development well that is located on, or production from which is attributable to, the Other Properties and that is drilled after the date of acquisition by the Partnership of an interest in such well (i) 99% of the costs through completion attributable to such development well will be allocated to the Unitholders and 1% to the General Partner and (ii) 5% of all other costs and revenues attributable to such development wells will be allocated to the General Partner and the remainder of such costs and revenues shall be allocated to the Unitholders.

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         With respect to each exploratory well drilled that is located on, or production from which is attributable to, the Initial Properties and each exploratory well that is located on, or production from which is attributable to, the Other Properties and that is drilled after the date of acquisition by the Partnership of an interest in such well, (i) 10% of the costs through completion attributable to such exploratory well will be allocated to the General Partner and the remainder of such costs through completion will be allocated to the Unitholders, and (ii) 25% of all other costs and revenues attributable to such exploratory well will be allocated to the general partner and the remainder of such costs and revenues will be allocated to the Unitholders.

ALLOCATION OF INCOME TAX ITEMS

         In general, tax deductions and credits will be allocated in the same manner in which the related costs are allocated and taxable income will be allocated in the same ratio in which revenue is allocated (excluding revenues that represent a return of basis). However, the adjusted tax basis of depletable property is allocated in a manner to take into account the variation between the basis of contributed property to the Partnership and its fair market value at the time of contribution. The intent of these allocations is to effect the allocations required by section 704(c) of the Code. See "Material Federal Income Tax Considerations--General Features of Partnerships Taxation--Tax Allocations."

DISTRIBUTIONS

         The General Partner will review the Partnership's accounts on a quarterly basis and make such distributions as it determines to be appropriate.

ADDITIONAL CLASSES OR SERIES OF UNITS; SALES OF OTHER SECURITIES

         The General Partner is authorized to cause the Partnership to issue Units from time to time to raise additional capital, to acquire assets, to redeem or retire Partnership debt, to adopt fringe benefit plans for employees, to comply with the provisions of an Operating Partnership Agreement or for any other Partnership purpose. The total number of Units of all classes that may be issued shall not exceed 100,000,000 plus any Units issued to a former general partner upon conversion of his general partner interests in the Partnership and the Operating Partnerships, to limited partner interests, although such amount may be changed by amendment to the Partnership Agreement. The General Partner has sole and complete discretion in determining the consideration and terms and conditions with respect to any future issuance of Units. The terms of the Partnership Agreement do not restrict the General Partner's authority to cause the Partnership to issue Units in one or more classes or series with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential economic or voting rights, as shall be fixed by the General Partner in the exercise of its sole and complete discretion; provided, however, that all Units of every such class or series shall be identical to the Class A Units, except as to the following relative rights and preferences as to which there may be variations: (i) the allocation to such class or series of Units of items of Partnership income, gain, loss, deduction and credit; (ii) the right of such class or series of Units to share in Partnership distributions; (iii) the rights of such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the price at and the terms and conditions on which such class or series of Units may be redeemed by the Partnership, if such Units are redeemable by the Partnership; (v) the rate at and the terms and conditions on which such class or series of Units may be converted into any other class or series of units if any class or series of Units is issued with the privilege of conversion; and (vi) the right of any such class or series of Units to vote on matters relating to the relative rights and preferences of such class. Because the terms of any such Units may be established by the General Partner in its sole discretion at the time of their issuance, the effect of such issuance on holders of outstanding Units cannot be predicted. The issuance of any additional class or classes or series of Units preferred to outstanding Units as to any of such matters, however, may adversely affect holders of outstanding Units to the extent of such preference. Upon the issuance of any class or series of Units that shall not be identical to the Class A Units, the General Partner may, without the consent of any Limited Partner, amend any provision of the Partnership Agreement as shall be necessary or desirable to reflect the issuance of such class or series of Units and the relative rights and preferences of such class or series of Units as to the matters set forth in the preceding sentence. The General Partner is also authorized to cause the issuance of any other type of security of the Partnership from time to time to partners or other persons on terms and conditions established in the sole and complete discretion of the General Partner. Such securities may include, without limitation, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Units that may be issued by the Partnership, options or warrants to purchase any such class or series of Units or any combination of any of the foregoing.

         No partner of the Partnership has any preemptive, preferential or other rights pursuant to the terms of the Partnership Agreement, as presently in effect, with respect to any securities that may be issued or sold by the Partnership.

         A holder of Class B Units is entitled to convert each Class B Unit to one publicly traded Class A Unit only upon certain conditions. Specifically,
Article XIX of the Partnership Agreement provides generally that the Class B Units will be convertible for Class A Units on a one-for-one basis provided that prior to such conversion the per Unit capital account of each Class B Unitholder shall be adjusted so that it shall be equal to the capital account of each Class A Unit. This adjustment may be required as a result of the operation of the cash distribution subordination provisions of the Partnership Agreement pursuant to which distributions to the Class B Unitholders may be less than distributions to the Class A Unitholders. If, immediately prior to the conversion of the Class B Units into Class A Units, the capital account per Class B Unit is greater than the capital account per Class A Unit, the General Partner, as a condition to conversion, must make an additional capital contribution to the Partnership sufficient to enable the Partnership to make a special distribution to the Class B Unitholders that is sufficient to cause the capital account per Class B Unit to be the same as capital account per Class A Unit. If, on the other hand, immediately prior to such conversion, the capital account per Class B Unit is less than the capital account per Class A Unit, each Class B Unitholder will be required to make an additional capital contribution to the Partnership sufficient to make the capital account per Class B Unit the same as the capital account per Class A Unit. Additionally, a Class A Unit converted from a Class B Unit may not be transferred unless the Partnership has a section 754 election in effect. See "Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Section 754 Election." The conversion rate is subject to adjustment in certain events, such as distributions to all holders of Class A Units payable in any class of Units and subdivisions, combinations and reclassifications of Class A Units. During any calendar quarter in which distributions on the Class A Units are equal to $0.20 or more, the Class B Units have equal distribution rights with the Class A Units. During any calendar quarter in which the distributions on the Class A Units are less than $0.20 per Class A Unit, no cash distribution will be made connection with the Class B Units; however, the amount that would have otherwise been payable to Class B Unitholders may be recouped in any quarter that the Class A Unitholders (including the Class B Unitholders) receive current distributions equal to or greater than $0.20 per Unit per quarter. As a result of Hallwood Group's ownership of the Class B Units, although Hallwood Group would not be able to approve any matters required to be approved by Unitholders without the approval of the holders of a majority of the Class A Units, Hallwood Group's ownership of the Class B Units would very likely delay or prevent a hostile tender offer or other attempt to remove HEPGP as General Partner or to effect any other change in control of the Partnership.

AMENDMENT OF PARTNERSHIP AGREEMENT AND OPERATING PARTNERSHIP AGREEMENTS

         Amendments to the Partnership Agreement may be proposed by the General Partner or by at least 10% in interest of the Limited Partners. Proposed amendments (other than those described below) must be approved by a Majority-In- Interest of each class of Unitholders. Unless approved by the General Partner and by the Limited Partners holding at least 90% of each class of Units, no amendment to Partnership Agreement will be effective unless the Partnership has received an opinion of counsel acceptable to the General Partner that such amendment would not result in the loss of limited liability to any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

         Amendments to the Operating Partnership Agreements (other than those described below) require the consent of the Partnership, as the limited partner of the Operating Partnerships. No amendment to the Operating Partnership Agreements will be effective without the consent of both partners of the Operating Partnerships unless the Partnership has received an opinion of counsel acceptable to the General Partner that such amendment would not result in the loss of limited liability of the Partnership, as the limited partner of the Operating Partnerships, or the Limited Partners, or cause the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

         The consent of the General Partner is required if the effect of any amendment to the Partnership Agreement or the Operating Partnership Agreements would be to increase the duties or liabilities of the General Partner or to change the percentage interest of the General Partner, or with respect to the Partnership, if the Partnership has received an opinion of counsel that such amendment would have materially adverse consequences to the General Partner.

         The General Partner generally may make amendments to the Partnership Agreement and the Operating Partnership Agreements, as applicable, without the consent of the Limited Partners if such amendments are (i) to conform

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
the provisions of such partnership agreements to any amendments to the Delaware Act; (ii) of an inconsequential nature and do not adversely affect such Limited Partners in any material respect; (iii) necessary or desirable to satisfy any requirement, condition or guideline contained in any opinion, directive, ruling or regulation of any federal or state agency or contained in any federal or state statute; (iv) necessary or desirable to implement certain tax-related provisions of the Partnership and the Operating Partnership Agreements; (v) necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading; (vi) necessary or desirable in connection with the issuance of a separate class of securities as discussed in "Description of the Partnership Agreements--Additional Classes or Series of Units; Sales of Other Securities" above; (vii) to reflect a change in the name of the Partnership or its principal place of business; (viii) to reflect the admission, substitution or withdrawal of partners and initial contributions, reductions and increases in the contributions of partners; (ix) to reflect changes necessary to qualify the Partnership and the Operating Partnerships to do business in other jurisdictions as limited partnerships; (x) required or contemplated by the Partnership Agreement or the Operating Partnership Agreements; (xi) to reflect a change in applicable federal laws and regulations of the definition of a person qualified to hold an interest in oil and gas leases on federal lands; (xii) to reflect a change in any provisions of the Partnership Agreement or the Operating Partnership Agreements that requires any action to be taken by or on behalf of the General Partner or the Partnership or Operating Partnerships pursuant to the requirements of Delaware law if the provisions of Delaware law are changed so that the taking of such action is no longer required; (xiii) necessary to prevent the Partnership, the Operating Partnerships or the General Partner or its respective directors, officers, employees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1974, as amended; or (xiv) similar to any of the foregoing types of amendments.

         The provision of the Partnership Agreement requiring that two-thirds in interest of the Limited Partners approve the removal of the General Partner may not be amended without the approval of two-thirds in interest of the Limited Partners.

MEETINGS; VOTING

         The General Partner does not anticipate that any meeting of Limited Partners will be called except under extraordinary circumstances. Any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or without a meeting if consents in writing setting forth the action so taken are signed by Limited Partners owning not less than the minimum percentage interests that would be necessary to authorize or take such action at a meeting at which all of the Limited Partners were present and voted. Meetings of the Limited Partners may be called by the General Partner or by at least 10% in interest of the Limited Partners. The General Partner will send notice of any meeting to the Limited Partners. Limited Partners may vote either in person or by proxy at meetings. A Majority-In-Interest represented in person or by proxy will constitute a quorum at a meeting of Limited Partners. Except for the special amendments referred to above under "--Amendment of Partnership Agreement and Operating Partnership Agreements," the removal of the General Partner and any amendment of the percentage vote required to remove the General Partner, and except as otherwise required by law, substantially all matters submitted to the Limited Partners for determination will be determined by the affirmative vote, in person or by proxy, of a Majority-In- Interest of each class of Unitholders. The holders of each class of Units each have the right to vote separately, as a class, on all issues presented to the Limited Partners. Actions not required to be approved by a Majority-In-Interest or higher percentage of interest may be taken by a majority of interests present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Each owner of a Unit has a vote equal to
his percentage interest as a Limited Partner in the Partnership.   See
"Conflicts of Interest." Hallwood Group holds all Class B Units and, therefore, any action requiring approval by a percentage of the Limited Partners will require approval by Hallwood Group.

INDEMNIFICATION

         The Partnership Agreement and the Operating Partnership Agreements provide that the Partnership and the Operating Partnerships, respectively, will indemnify the General Partner, its affiliates and their directors, officers, employees and agents against any and all losses, claims, damages, liabilities, joint and several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, costs, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the General Partner or such other persons may be involved or threatened to be involved, if (i) in the case of civil actions the General Partner or such persons acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and the Operating Partnerships and the General Partner's or such other person's conduct did not constitute gross negligence or willful or wanton misconduct and in the case of criminal actions the General Partner or such other person had no reasonable cause to believe the conduct was unlawful or (ii) the General Partner or such other person has been successful in defending any such action or proceeding. The Partnership and the Operating Partnerships are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's and the Operating Partnerships' activities, whether or not the Partnership and the Operating Partnerships would have the power to indemnify the person against such liabilities under the provisions described above. The General Partner, its affiliates and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions of the General Partner and such other persons who acted in good faith. If the Partnership were to make any payments to the General Partner or other persons under this provision, the assets of the Partnership available for distribution to Class C Unitholders could be reduced.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

LIMITED LIABILITY

         The Partnership Agreement provides that no Limited Partner shall be personally liable for the debts of the Partnership in excess of his contribution. Furthermore, under the Delaware Act, a limited partner, as such, will not be liable for the obligations of a limited partnership in excess of his contribution and his share of assets and undistributed profits unless he is also a general partner or he takes part in the control of the business of the partnership. Under the Delaware Act, a limited partner is otherwise entitled to limited liability and is not responsible for the limited partnership's obligations if the limited partner's activities in connection with the business of the limited partnership are limited to the exercise by the limited partners, in accordance with the provisions of the Partnership Agreement, of the rights granted to the limited partners therein. However, because the limited partnership statutes of certain other states in which the Partnership may do business do not expressly allow Limited Partners to act in certain capacities or expressly grant or deny certain voting rights and other powers that may be exercised by Limited Partners in the Partnership, under the laws of such states, the existence of such rights and powers in the Partnership Agreement may cause Limited Partners, with respect to the operation of the Partnership's business in such states, to be deemed to have taken part in the control of the Partnership's business. This would subject all or some of the Limited Partners to a risk of liability with the General Partner in excess of their respective contributions to the Partnership and their share of assets and undistributed profits for any civil judgment that could not be satisfied by the Partnership's assets.

         Moreover, the Delaware Act provides that the Partnership shall not make any distribution to any Limited Partner to the extent that, at the time of the distribution and after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the General Partner and the Limited Partners on account of their Partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of the Partnership's assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of that property exceeds that liability (the "Prohibition"). A Limited Partner who receives a distribution in violation of the Prohibition or if the distribution otherwise violates the Partnership Agreement or other provisions of applicable law or the Partnership Agreement, and who knows at the time of the distribution that the distribution violates the Prohibition, the Partnership Agreement or other provisions of applicable law, will be liable to the Partnership for the amount of the distribution. A Limited Partner who receives a distribution in violation of the Prohibition, the Partnership Agreement or other applicable law and who does not know at the time of the distribution that the distribution violates the Prohibition, the Partnership Agreement or other applicable law shall not be liable under the Delaware Act for the amount of the distribution. Under the Delaware Act, unless otherwise agreed, a Limited Partner who receives a distribution from the Partnership has no liability under the Delaware Act or other applicable law for the amount of the distribution after the expiration of three years from the date of the distribution.

         At such time as a person (who is not also a General Partner and who does not take part in the control of the business of the Partnership) is admitted or substituted as a Limited Partner in the Partnership, such person possessing or exercising the voting rights and other powers or having acted in the capacities set forth in the Partnership Agreement will not be legally obligated under the Delaware Act for the liabilities of the Partnership in an amount in excess of his contribution or his share of assets and undistributed profits (or in the case of a Substituted Limited Partner, such contribution of his predecessor-in-interest) to the Partnership. Neither the possession nor the exercise of such voting rights or other powers of Limited Partners constitutes participation in the control of the business of the Partnership.

BOOKS AND REPORTS

         The General Partner is required to keep complete and accurate books of the Partnership's and the Operating Partnerships' respective businesses at the principal offices of each respective partnership. The books of the Partnership and the Operating Partnerships will be maintained for financial reporting purposes on an accrual basis or a cash basis, as the General Partner may, in its sole discretion, decide and shall be adjusted periodically to an accrual basis for reporting in accordance with generally accepted accounting principles. The fiscal year of the Partnership and the Operating Partnerships is the calendar year. Limited Partners will have the right to inspect and copy any of the Partnership's books for a proper purpose related to a Limited Partner's interest in the Partnership, but any such inspection and copying shall be at the Limited Partner's expense.

         The General Partner will furnish each Unitholder of record as of the last day of the fiscal year, within 120 days after the close of each fiscal year, an annual report containing financial statements of the Partnership for the past fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of income, partners' equity and changes in cash flows. The financial statements will be audited by a firm of independent public accountants selected by the General Partner. Within 60 days after the close of each calendar quarter (except the fourth quarter), the General Partner will furnish each Unitholder of record as of the last day of such calendar quarter with a quarterly report containing such financial and other information as the General Partner deems appropriate.

         The General Partner will use its best efforts to furnish each Unitholder within 75 days, and shall furnish within 90 days, after the close of each taxable year, information reasonably required for federal and state income tax purposes. Such information will be furnished in a summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of brokers in supplying certain information to the General Partner.

TERMINATION, DISSOLUTION AND LIQUIDATION

         The Partnership and the Operating Partnerships will continue until December 31, 2035, unless sooner dissolved or terminated. The Partnership and the Operating Partnerships can be dissolved upon (i) the withdrawal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a permitted transfer of its general partner's interest or a withdrawal occurring after, or a removal effective upon or after, selection of a successor by a Majority-In-Interest), (ii) the bankruptcy of the General Partner, (iii) the filing of a certificate of dissolution or the revocation of the certificate of incorporation of the General Partner, (iv) an election to dissolve by the General Partner that is approved by a vote or consent of a Majority-In-Interest or (v) a written determination by the General Partner that projected future revenues of the Partnership will be insufficient to enable payment of projected Partnership costs and expenses or, if sufficient, will be such that continued operation is not in the best interests of the Partners. In the event of dissolution caused by (i), (ii) or (iii) above, a Majority- In-Interest may elect to reconstitute the business of the Partnership by forming a new limited partnership on the same terms as are set forth in the Partnership Agreement. Any such election must also provide for the election of a general partner to the reconstituted partnership. If such an election is made, all of the Limited Partners will continue as limited partners of the reconstituted partnership, although Limited Partners not consenting to the continuation are entitled to withdraw on the terms set forth in the Partnership Agreement. No such election may be made unless prior thereto the Partnership has received an opinion of counsel acceptable to the General Partner that (i) the election may be made without the concurrence of all partners, (ii) the limited partners in the reconstituted Partnership will have the same limited liability as the Limited Partners in the Partnership, and (iii) neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue. Upon dissolution, unless an election to continue the business of the Partnership is made, the General Partner or other person authorized to wind up the affairs of the Partnership will proceed to liquidate the Partnership's assets and apply the proceeds of liquidation in the order of priority set forth in the Partnership Agreement, which permits distributions of assets in kind if, in the opinion of the person authorized to wind up the affairs of the Partnership, the immediate sale of all or any part of the Partnership's assets would be impracticable or would cause undue loss to the Partners.

                         UNITS ELIGIBLE FOR FUTURE SALE

         The Class C Units sold in the Offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Class C Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Class C Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Class C Units for at least two years, would be entitled to sell such Class C Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

         The Partnership may issue without a vote of the Unitholders up to a total of 100,000,000 Units of all classes. See "Description of The Partnership Agreements--Additional Classes or Series of Units; Sales of Other Securities."

         The Partnership, the Operating Partnership and the General Partner have agreed not to (i) offer, sell, contract to sell or otherwise dispose of or announce the offering of any Class C Units or any securities that are convertible into, or exercisable or exchangeable for, Class C Units or any securities that are senior to or pari passu with Class C Units or (ii) grant any options or warrants to purchase Class C Units for a period of 180 days after the date of this Prospectus without the prior written consent of Principal Financial Securities, Inc.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of the material federal income tax considerations associated with the Offering. It is based upon the Code, the Regulations, published revenue rulings and procedures of the IRS and judicial decisions, all as in effect on the date of this Prospectus. Any of such authorities could be changed at any time and any such changes could significantly modify this discussion. There is no assurance that additional legislative, judicial, or administrative changes will not occur in the future. Additionally, no rulings have been requested from the IRS concerning any matters discussed herein.

         The discussion below is directed primarily to the typical unitholder acquiring Class C Units who is an individual and a United States Citizen (except as otherwise provided herein, the term Unitholder will include holders of any Units in the Partnership). Various additional complexities or considerations are applicable to a Unitholder who is a partnership, corporation, trust, estate, tax-exempt entity, or foreign person or who may be subject to certain facts and circumstances that are applicable only to such person and that may give rise to additional considerations. The following discussion generally does not address any of those additional considerations. In addition, the Offering may have state and local tax consequences to a particular Unitholder that are not discussed below. Accordingly, each Unitholder is urged to consult his tax advisor prior to participating in the Offering with specific reference to the effect of his particular facts and circumstances on the matters discussed herein.

         The federal income tax consequences of the Offering and the federal income tax treatment of Class C Unitholders depend in some instances on determinations of fact and interpretations of complex provisions of federal income tax laws for which no clear precedent or authority may be available. HEPGP, in determining the Partnership's taxable income, allocations, basis adjustments and asset valuations, must make determinations in its capacity as general partner of the Partnership that could affect the Class C Unitholders. Where appropriate, HEPGP will act upon the advice of legal counsel or other professional tax advisors in making such interpretations and determinations.

OPINION OF COUNSEL

         Except as expressly provided below, the following discussion represents the opinion of Jenkens & Gilchrist, a Professional Corporation, counsel to the Partnership ("Counsel"), of the material federal income tax considerations that are associated with the Offering and that are applicable to a Class C Unitholder that is an individual and a United

States citizen. The opinions of Counsel are based on factual representations and assumptions and subject to the qualifications set forth in the discussion that follows. In addition, such opinions are based upon existing provisions of the Code and the Regulations, existing rulings and procedures of the IRS and existing court decisions and there can be no assurances that any of such authorities will not be changed in the future. The opinions set forth herein represent only Counsel's best legal judgment as to the particular issues and are not binding on the IRS or the courts. No ruling from the IRS has been requested or received with respect to any issues discussed herein and no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if challenged by the IRS.


TAX SHELTER NOT A SIGNIFICANT OR INTENDED BENEFIT OF INVESTMENT IN THE
PARTNERSHIP

         A person who acquires a Class C Unit in the Partnership pursuant to the Offering is advised that tax shelter of income unrelated to the Partnership is not a significant or intended feature of an investment in the Partnership. HEPGP does not expect that a Unitholder acquiring Class C Units in the Partnership will realize any significant tax shelter from an investment in the Class C Units.

TAX CLASSIFICATION OF THE PARTNERSHIP

         The applicability of the federal income tax consequences described herein depends on the treatment of the Partnership, EDPO and HEPO as partnerships for federal income tax purposes and not as associations taxable as corporations. In the event the Partnership, HEPO or EDPO should be taxed as a corporation rather than as a partnership, the effect thereof would substantially reduce the after-tax economic return of an investment in the Partnership. For federal income tax purposes, a partnership is not a taxable entity but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed to its partners. Thus, income and deductions resulting from partnership operations are allocated to the partners and are taken into account by the partners on their individual federal income tax returns. In addition, a distribution of money from a partnership to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner's tax basis in his interest in the partnership. If an organization formed as a partnership were classified for federal income tax purposes as an association taxable as a corporation, the organization would be a separate taxable entity. In such a case, the organization, rather than its members, would be taxed on the income and gains and would be entitled to claim the losses and deductions resulting from its operations. A distribution from the organization to a member would be taxable to the member in the same manner as a distribution from a corporation to a shareholder (i.e., as ordinary income to the extent of the current and accumulated earnings and profits of the organization, then as a nontaxable reduction of basis to the extent of the member's tax basis in his interest in the organization and finally as gain from the sale or exchange of the member's interest in the organization).

         An entity generally will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded partnership" taxed as a corporation under Section 7704 of the Code. In general, under the Check-the-Box Regulations, an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make any election, it will be treated as a partnership for federal income tax purposes. Special rules apply to entities, such as the Partnership, HEPO, and EDPO, in existence on January 1, 1997. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and
(iii) neither the entity nor any of its members were notified in writing on or before May 8, 1996 that the classification of the entity was under examination. For periods after January 1, 1997, an entity that was in existence prior to January 1, 1997 will have the same classification (e.g., partnership or corporation) that the entity claimed for the prior period unless it elects otherwise.

         To be taxed as a partnership for federal income tax purposes, the Partnership, in addition to qualifying as a partnership under the Check-the-Box Regulations, must not be taxed as a corporation under Section 7704 of the Code dealing with publicly traded partnerships. The Partnership (but not HEPO or EDPO) constitutes a "publicly traded partnership" within the meaning of Section 7704 of the Code. Section 7704 of the Code taxes certain publicly traded partnerships as corporations. However, an exception exists with respect to publicly traded partnerships of which 90

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percent or more of gross income for each taxable year consists of "qualifying income." For this purpose, qualifying income includes income and gains derived from the exploration, development, production, processing, refining, transportation (including pipelines) or marketing of oil and gas and gains from the sale or disposition of assets used in such activities ("Qualifying Income"). The Partnership has represented that, other than interest income derived from short-term investments, the Partnership's only source of income is its distributive share of the Operating Partnerships' income. Each Operating Partnership has represented that in excess of 90% of its gross income will be Qualifying Income for purposes of Section 7704 of the Code. Based upon these representations, at least 90% of the Partnership's gross income will constitute Qualifying Income.


         If (a) a publicly traded partnership fails to meet such gross income test for any taxable year, (b) such failure is inadvertent, as determined by the IRS and (c) the partnership takes steps within a reasonable time to once again meet the gross income test and agrees to make such adjustments and pay such amounts (including the amount of tax liability that would be imposed on the partnership if it were treated as a corporation during the period of inadvertent failure) as are required by the IRS, such failure will not cause the partnership to be taxed as a corporation. If the Partnership fails to meet the gross income test with respect to any taxable year, HEPGP, as general partner of the Partnership, will use its best efforts to assure that the Partnership will qualify under the inadvertent failure exception discussed above. The provision taxing certain publicly traded partnerships as corporations (Section 7704 of the Code) generally is not applicable to "existing partnerships" (i.e., generally, partnerships that were publicly traded partnerships on December 17, 1987) until January 1, 1998. However, a partnership will no longer qualify as an "existing partnership" if its adds a "substantial new line of business" (a "Substantial New Line of Business"). For this purpose, (i) a new line of business is any business activity of the partnership not closely related to a pre-existing business to the extent that such activity generates income other than Qualifying Income; and (ii) such new line of business will be treated as substantial as of the earlier of (a) the taxable year in which the partnership derives more than 15% of its gross income from that line of business; or (b) the taxable year in which the partnership directly uses in that line of business more than 15% (by value) of its total assets. For this purpose, the Partnership should be considered to be an "existing partnership." Thus, the provisions of Section 7704 of the Code will become applicable to the Partnership for taxable years beginning after December 31, 1997.

         Counsel has opined that the Partnership, HEPO and EDPO each will be classified as a partnership for federal income tax purposes and will not be classified as an association taxable as a corporation. Such conclusion is based in part upon the accuracy of the following representations made by HEPGP and the Partnership:

         a. That the Partnership, HEPO and EDPO will be operated in accordance with (a) all applicable partnership statutes, (b) the Partnership Agreement and (c) this Prospectus.

         b. That the Units of each of Hallwood Energy Partners, L.P., a Delaware limited partnership, and Energy Development Partners, a Colorado limited partnership ("EDP") as such entities existed in 1990, were traded on the American Stock Exchange prior to their merger on December 17, 1987.

         c. That, from December 17, 1987 through December 31, 1997, each of Hallwood Energy Partners, L.P., a Delaware limited partnership, and EDP (as such entities existed prior to their merger in 1990, and the Partnership for all times thereafter, did not and will not add any Substantial New Line of Business.

         d. That for each taxable year beginning after December 31, 1997, less than 10 percent of the gross income of the Partnership will be derived from sources other than Qualifying Income.

         e. That neither the Partnership, nor HEPO and EDPO was notified in writing on or before May 8, 1996 that its classification was under examination.

         f. That neither the Partnership, HEPO nor EDPO will make an election under the Check-the-Box Regulations to treat itself as an association taxable as a corporation.


         The following discussion assumes that the Partnership, HEPO and EDPO each is, and will continue to be, treated as a partnership for federal income tax purposes.

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TAX CONSEQUENCES OF THE OFFERING

         General. Section 721(a) of the Code provides that, in general, no gain or loss is recognized by a partnership or by any of its partners upon a contribution of property to the partnership in exchange for an interest in the partnership. Pursuant to the Offering, the Partnership will issue Class C Units to each person who contributes cash to the Partnership. Section 721 (a) of the Code will apply to the transfers of cash to the Partnership in exchange for the Class C Units issued pursuant to the Offering.

         Tax Consequences to the Partnership. Under Section 721(a) of the Code, the Partnership will recognize no gain or loss upon its receipt of cash pursuant to the Offering.

GENERAL FEATURES OF PARTNERSHIP TAXATION

         Status as Partners. A person who (a) acquires beneficial ownership of Class C Units pursuant to the Offering and who has executed a Transfer Application and either has been admitted or is awaiting admission to the Partnership as a limited partner or (b) acquires beneficial ownership of Class C Units pursuant to the Offering and whose Class C Units are held by a nominee (so long as such person has the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of such Class C Units) will be treated as a partner of the Partnership for federal income tax purposes. However, a person who is entitled to execute and deliver a Transfer Application but who fails to do so or whose Class C Units are held by a nominee where such person does not have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of such Class C Units may not be treated as a partner of the Partnership for federal income tax purposes. If a Class C Unitholder is not treated as a partner for federal income tax purposes, he would not be taxed in accordance with the principles discussed herein. In addition, such person would not be allocated any item of Partnership income, gain, loss or deduction and any cash distributions from the Partnership received by such person would likely be taxed as ordinary income.

         A Unitholder whose Units are loaned to a "short seller" to cover a short sale of the Units may be considered as having disposed of ownership of those Units. In such a case, such Unitholder would no longer be a partner for federal income tax purposes with respect to such Units during the period of the loan and may recognize gain or loss from the disposition. During such period, items of Partnership income, gain, loss or deduction would not be allocable to such Unitholder and any cash distributions from the Partnership received by such Unitholder with respect to such Units would appear to be fully taxable as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. Counsel is unable to opine regarding the status of a Unitholder as a partner in the Partnership during the period of the loan to a "short seller." Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units.

         The Taxpayer Relief Act of 1997 (the "TRA of 1997") also contains provisions affecting the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into a short sale of, an offsetting notional principal contract with respect to or a futures or forward contract to deliver the same or substantially identical property, or in the case of an appreciated financial position that is a short sale or offsetting notional principal contract or futures or forward contract, the taxpayer or related persons acquire, the same or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

         The discussion below is applicable only to, and references to Unitholders in connection with federal income tax matters refer only to, persons who are considered to be partners of the Partnership for federal income tax purposes.

         Taxation of Partners. For each taxable year, each Unitholder is required to take into account on his individual federal income tax return his distributive share of the Partnership's income, gains, losses and deductions for such taxable year. Each Unitholder is required to take such distributive share into account in computing his federal income tax liability regardless of whether he has received or will receive any cash distributions from the Partnership. Therefore, he may be required to report and pay tax on income that the Partnership recognizes during the taxable year without

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receiving any cash distribution from the Partnership.  In addition, because cash distributions will be made only to those persons who are Unitholders of record on a specified date during each quarter, while the Partnership's income, gains, losses and deductions are allocated for federal income tax purposes to persons who are record holders of Units on the last day of the month preceding the month in which the income, gains, losses and deductions accrue, income may be allocated to Unitholders who receive no cash distributions in respect of that income.

         A distribution of cash to a Unitholder generally is not taxable to such Unitholder unless the amount of such distribution exceeds the Unitholder's basis in his Units. Distributions are not expected to exceed a Class C Unitholder's basis in his Class C Units. If an excess distribution occurred, however, such excess should be taxable as capital gain, assuming the Units in respect of which the distribution was made are held as a capital asset. If, however, any portion of such distribution is considered to be in exchange for the Unitholder's interest in ordinary income items (including potential recapture of depletion or intangible drilling and development costs), such portion will be taxed as ordinary income even if the amount of the distribution did not exceed the Unitholder's tax basis in his Units. In addition, a Unitholder could recognize income if cash distributions made to him cause his at-risk amount to be reduced below zero. See "Material Federal Income Tax Considerations General Features of Partnership Taxation--Limitations on Deduction of Losses--At-Risk Limitation."


         If the Partnership, HEPO or EDPO have any nonrecourse liabilities (i.e., liabilities for which no partner, including the general partner, is personally liable) outstanding at any time, each Unitholder, for purposes of computing his tax basis in his Units, will be allocated a share of such nonrecourse liabilities (generally based on his proportionate interest in the Partnership's profits). See "Federal Income Tax Considerations--General Features of Partnership Taxation--Computation of Basis" below. Any subsequent decrease in a Unitholder's share of such nonrecourse liabilities will be treated as a distribution of cash to the Unitholder. A decrease in a Unitholder's proportionate share of the Partnership's profits resulting from an issuance of additional Units by the Partnership will result in such a decrease in such Unitholder's share of nonrecourse liabilities and, thus, a deemed distribution to such Unitholder. Such deemed distribution may result in ordinary income to the Unitholder to the extent that he is considered to have exchanged for the deemed distribution a portion of his interest in the Partnership's ordinary income items (including potential recapture of depletion or intangible drilling and development costs). The Partnership, HEPO and EDPO have not incurred, and HEPGP does not currently intend to incur nonrecourse debt.


         Computation of Basis. A Unitholder who acquires Class C Units pursuant to the Offering generally will have an initial tax basis in such Class C Units equal to the amount of the Unitholder's contribution of money to the Partnership and the Unitholder's share of the Partnership's nonrecourse liabilities, if any. That initial tax basis will be increased by the Unitholder's share of the Partnership's income and gains (including gain on the sale of an oil or gas property by the Partnership, as separately computed by the Unitholder) and his share of Partnership nonrecourse liabilities, if any. The tax basis will be decreased (but not below zero) by the Unitholder's share of the Partnership's losses and deductions (including loss on the sale of an oil or gas property by the Partnership, as separately computed by the Unitholder), the amount of any distributions from the Partnership received by him (including any decrease in his share of Partnership nonrecourse liabilities, if any) and the amount of his depletion deductions with respect to the Partnership's properties (to the extent that such depletion deductions do not exceed his allocable share of the tax basis of such property). It should be noted that a Unitholder's tax basis in his Units will be decreased by his share of the Partnership's losses even though those losses may not be currently deductible by him because of the at-risk or passive loss limitations.

         Limitations on Deduction of Losses. The General Partner does not anticipate that holders of Class C Units will be allocated losses and deductions of the Partnership in excess of their allocable share of the income and gain of the Partnership. However, the ability of a Unitholder to deduct his share of the Partnership's net tax losses or deductions (if any) during any particular year is subject to the basis limitation, the at-risk limitation, the passive loss limitation and the limitation on the deduction of investment interest.

         (a) Basis Limitation. A Unitholder may not deduct from his taxable income any amount attributable to his share of the Partnership's losses or deductions that is in excess of the tax basis of his Units at the end of the Partnership's taxable year in which the losses or deductions occur. For a discussion of the computation of a Unitholder's tax basis in his Units, see "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Computation of Basis" above. Any losses or deductions that are disallowed by reason of the basis limitation may be carried forward

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
and deducted in later taxable years to the extent that the Unitholder's tax basis in his Units is increased in such later years (subject to application of the other limitations discussed below).

         (b) At-Risk Limitation. A Unitholder (other than corporations that are neither S corporations nor certain closely-held corporations) may not deduct from his taxable income any amount attributable to his share of the Partnership's losses or deductions that is in excess of the amount for which he is considered to be at-risk with respect to the Partnership's activities at the end of the Partnership's taxable year in which the losses or deductions occur. A Unitholder who acquires his Class C Units pursuant to the Offering generally will have an initial at-risk amount with respect to the Partnership's activities equal to the amount of cash contributed to the Partnership in exchange for his Class C Units, assuming such Class C Unitholder uses his personal funds to make such contribution or borrows the funds on a recourse basis from a lender unrelated to the Partnership. This initial at-risk amount will be increased by the Partner's share of the Partnership's income and gains and the amount by which the Partner's deductions for percentage depletion with respect to an oil or gas property owned by the Partnership exceed the Partner's allocable share of the tax basis of the property, and will be decreased by their share of the Partnership's losses and deductions and the amount of cash distributions made to the Partner. Liabilities of the Partnership, whether recourse or nonrecourse, generally will not increase a Class C Unitholder's amount at-risk with respect to the Partnership.

         Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Class C Unitholder's at-risk amount is increased in such later years (subject to application of the other limitations). Upon the taxable disposition of a Class C Unit, any gain recognized by a Class C Unitholder generally can be offset by losses that have been suspended by the at-risk limitation. Any excess loss (above such gain) previously suspended by the at-risk limitation is no longer utilizable.

         Generally, the at-risk limitation is to be applied on an activity-by-activity basis and, in the case of oil and gas properties, each property is treated as a separate activity. Thus, an investor's interest in each oil or gas property is treated separately so that a loss from any one property is limited to the at-risk amount for that property and not the at-risk amounts for the investor's other oil or gas properties. It is uncertain how this rule is implemented in the case of multiple oil and gas properties owned by a single partnership. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of all properties owned by a partnership in computing a partner's "at-risk" limitation with respect to such partnership. Moreover, any rules that would impose certain limitations and conditions on the ability of taxpayers to aggregate such activities will be effective only for any taxable year ending after the rules are issued. Thus, it is not known to what extent aggregation will be permitted after 1996.

         If the amount for which a Class C Unitholder is considered to be at risk with respect to the activities of the Partnership is reduced below zero (e.g., by distributions), the Class C Unitholder will be required to recognize ordinary income to the extent that his at-risk amount is reduced below zero. The amount of ordinary income so recognized, however, cannot exceed the excess of the amount of the Partnership's losses and deductions previously claimed by the Class C Unitholder over any amounts of ordinary income previously recognized pursuant to this rule. The losses and deductions so "recaptured" will again become available as deductions when, as and if the Class C Unitholder's at-risk amount increases above zero.

         (c) Passive Loss Limitation. Even if the deductibility of a Class C Unitholder's share of the Partnership's losses is not limited by such Class C Unitholder's adjusted basis or at-risk amount, such losses will be subject to the passive loss rules if the Class C Unitholder is an individual, estate, trust, closely held corporation or personal service corporation. Generally, a taxpayer's passive losses are deductible only to the extent of the taxpayer's passive income; such losses cannot be deducted against the taxpayer's salary, portfolio income, or active business income. A Class C Unitholder's investment in Class C Units is considered to be a passive investment, and therefore, the losses and income attributable to such Class C Units should be considered to be passive losses and passive income, respectively.

         Generally, passive losses arising from an investment may be used to offset passive income arising from any passive investment. Similarly, passive income arising from an investment generally may be offset by passive losses from any passive investment. However, the passive loss limitations are applied separately with respect to each publicly traded partnership, such as the Partnership. Consequently, passive losses arising from an investment in Units must be suspended, carried forward and used to offset the passive income, if any, that arises from such investment in Units in subsequent taxable years; such losses may not be used to offset the income arising from any other passive investment.

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
Similarly, passive income arising from an investment in Units may be offset by passive losses only if such losses arise from an investment in Units; to the extent that the passive income arising from an investment in Units exceeds the losses arising therefrom, such income may not be offset with passive losses from other passive investments.

         Because of the application of the passive loss rules to the income and losses generated by the Partnership, an investment in Class C Units will not give rise to losses that may be used to offset income from any source (whether an active or passive investment) other than the Class C (or other) Units.

         When a Class C Unitholder sells all his Class C (and all other) Units in a fully taxable transaction to someone other than a related party, any losses arising from the Partnership that have been suspended by reason of the passive loss limitation become fully deductible. If the Class C Unitholder sells only part of his Units, such suspended passive losses do not become fully deductible at that time and any gain recognized on such partial sale is treated as passive income.

         The Partnership's portfolio income may not be offset by losses generated by the Partnership. Portfolio income includes interest, dividends, royalties and gains from the sale of assets that generate portfolio income. Portfolio income is not treated as passive income, but instead must be accounted for separately. Consequently, the Partnership's portfolio income will retain its character as portfolio income in the hands of the Class C Unitholders and will not be available to offset passive losses (either from the Partnership or otherwise).

         (d) Nonbusiness Interest Limitation. Generally, a non-corporate taxpayer's "investment interest" may be deducted only to the extent of the taxpayer's "net investment income." Any investment interest that is not deductible solely by reason of this limitation may be carried forward to later taxable years and treated as investment interest in such later years. In general, investment interest is any interest paid or accrued on debt incurred or continued to purchase or carry property held for investment, and net investment income includes gross income and certain net gain from property held for investment, reduced by expenses that are directly connected with the production of such income and gains. Under Treasury Regulations which the IRS has announced that it will issue, a partner's net passive income from a publicly traded partnership (such as the Partnership) will be treated as investment income for purposes of the investment interest limitation.

         To the extent that interest is attributable to a passive activity (which may include interest incurred or deemed to have been incurred by a Class C Unitholder to acquire or carry his Class C Units and a Class C Unitholder's share of interest incurred by the Partnership in connection with its operations), it is treated as a passive activity deduction and is subject to limitation under the passive loss limitation discussed above and not under the investment interest limitation. In addition, the effect of the investment interest limitation on a particular Unitholder will depend on such Unitholder's personal tax situation. Accordingly, each Class C Unitholder should consult with his tax advisor.

         Tax Allocations. The following is a discussion of the tax allocations of items of Partnership income, gain, loss, deduction and credit.

         (a) General. As noted above, each Class C Unitholder will be required to take into account in determining his federal income tax liability his distributive share of each item of Partnership income, gain, loss, deduction or credit for the taxable year of the Partnership ending with or within his taxable year, regardless of whether such Unitholder has received or will receive any distributions of cash or other property from the Partnership. Under Section 704(b) of the Code, the allocations in a partnership agreement control the tax allocation of partnership income, gains, losses, deductions and credits, unless such allocations do not have "substantial economic effect". If the allocations provided in a partnership agreement do not have "substantial economic effect," a partner's distributive share will be determined in accordance with his interest in the partnership, determined by taking into account all facts and circumstances.

         An allocation to a partner will be considered to have "economic effect" only if the partner to whom the allocation is made will receive the economic benefit or bear the economic burden corresponding to such allocation. Generally, an allocation will have economic effect if under the partnership agreement (i) the partners' capital accounts are determined and maintained throughout the full term of the partnership in accordance with specific accounting rules, (ii) liquidation proceeds are required to be distributed in accordance with the partners' capital account balances and (iii) the partners are liable to the partnership to restore any deficit in their capital accounts upon liquidation of the partnership. If the first two of these requirements are met but the partner to whom an allocation is made is not obligated to restore

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
the full amount of any deficit balance in his capital account, the allocation still will be considered to have "economic effect" to the extent the allocation does not cause or increase a deficit balance in the partner's capital account (determined after reducing that account for certain "expected" adjustments, allocations and distributions specified by the Treasury Regulations), but only if the partnership agreement contains a "qualified income offset" provision. A qualified income offset provision requires that, in the event of any unexpected distribution or specified adjustments or allocations to a partner that causes or increases a deficit balance in such partner's capital account, there must be an allocation of income or gain to that partner that eliminates the resulting capital account deficit as quickly as possible.

         The economic effect of an allocation will be deemed "substantial" if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences. The economic effect of an allocation, however, is not substantial if it appears at the time the allocation is included in the partnership agreement that the inclusion of that particular allocation may cause the after-tax economic consequences of at least one partner to be enhanced, in present value terms, and there is a strong likelihood that the inclusion of such allocation will not diminish substantially the after-tax consequences of any partner, in present value terms.

         If a partnership allocation fails to meet the substantial economic effect test, the allocation nevertheless will be valid if, taking into account all the facts and circumstances, the allocation is in accordance with the partners' interests in the partnership. The partners' interests in the partnership are to be determined based on the manner in which the partners have agreed to share the economic benefit or burden with respect to the income, gain, loss, deduction or credit that is allocated. In making such determination, relevant factors include the partners' relative contributions to the partnership, their interests in economic profits and losses, cash flow and other nonliquidating distributions and the rights to distributions of capital and other property upon liquidation.

         (b) Allocations Under the HEP Partnership Agreement. The manner in which items of income, gain, loss and deduction of the Partnership are allocated for federal income tax purposes is set forth in the Partnership Agreement. See "Description of the Partnership Agreements." In general, each item of operating income, gain, loss, deduction and credit of the Partnership is allocated 99% to the Unitholders and 1% to HEPGP. Operating income generally will be allocated first to the holders of Class C Units to the extent of the operating losses and deductions allocated to such holders; second, to the holders of the Class C Units to the extent of their aggregate preference amount (as described below), whether or not actually distributed; and third, to the holders of the Class A and Class B Units, pro rata in accordance with their percentage interests. If a Class C Unitholder receives actual cash distributions in excess of the operating income allocated to him, he will be allocated gross income in an amount equal to such excess. Operating loss generally will be allocated first to the holders of Class A and B Units until their Adjusted Capital Accounts (as defined in the Agreement) are reduced to zero; second, to the holders of Class C Units until their Adjusted Capital Accounts are reduced to zero; and third, to the holders of Class A and B Units pro rata in accordance with their percentage interests. All amounts to be allocated to the Unitholders as a class (Class A, Class B or Class C, as the case may be) will be allocated between the Unitholders in accordance with their respective percentage interests in the Partnership. Gain from a terminating capital transaction generally will be allocated first to the holders of the Class C Units until their positive capital account balances are equal to their unpaid preference amounts and then to the holders of the Class A, Class B and Class C Units, pro rata in accordance with their percentage interests. Loss from a terminating capital transaction generally will be allocated first to the Unitholders until their positive capital account balances are equal to their unpaid preference amount, then to the holders of Class C Units until their positive capital account balances are equal to zero, and then to the holders of the Class A and Class B, pro rata in accordance with their percentage interests.

         The Class C Units are entitled to a preferential distribution of $1.00 per Class C Unit per year, payable quarterly to holders of record on March 31, June 30, September 30 and December 31 in each year. The Class C preferential distribution is cumulative, and no distributions may be paid or declared on Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid or declared and duly provided for. Operating distributions generally will be made first to the holders of Class C Units to the extent of their unpaid preference amounts and then to the holders of the Class A and Class B Units, generally in accordance with their percentage interests. Liquidation proceeds, after all payments are made to the Partnership's creditors, will be made to the Unitholders to the extent of and in proportion to the positive balances of their respective capital accounts.

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
         (c) Allocations Under the HEPO Partnership Agreement. In general, each item of income, gain, loss, deduction and credit of HEPO is allocated 99% to the Partnership (as the sole limited partner of HEPO) and 1% to HEPGP (as the General Partner of HEPO). Operating distributions will be made 99% to the Partnership and 1% to HEPGP. Liquidation proceeds, after all payments are made to HEPO's creditors (including partners), will be made to HEPO's partners to the extent of and in proportion to the positive balances of their respective capital accounts. The HEPO Partnership Agreement provides for capital accounts to be maintained for each partner in accordance with applicable principles set forth in the Regulations. The HEPO Agreement does not require the Partnership, as a limited partner, to restore any deficit balance in its capital account upon the liquidation of HEPO.

         (d) Allocations Under the EDPO Partnership Agreement. Except as otherwise described below, each item of income, gain, loss, deduction and credit of EDPO generally is allocated 1% to HEPGP (as the General Partner of EDPO) and 99% to Partnership (as the sole limited partner of EDPO). With respect to productive wells located on or production from which is attributable to (i) properties acquired by EDPO on its inception in 1985 (the "Initial Properties") and (ii) properties other than those acquired by EDPO on its inception in 1985 (the "Other Properties") that were acquired on or after May 9, 1990, income and loss generally shall be allocated 1/99ths to HEPGP as General Partner and 98/99ths to the Partnership. With respect to productive wells located on or production from which is attributable to Other Properties that were acquired before May 9, 1990, income and loss generally shall be allocated 4/99ths to HEPGP as General Partner and 95/99ths to the Partnership.

         With respect to each development well drilled that is located on or production from which is attributable to the Initial Properties and each development well that is located on or production from which is attributable to the Other Properties and that is drilled after the date of acquisition by the partnership of an interest in such well, income and loss shall be allocated as follows: (i) the costs through completion attributable to such development well generally will be allocated 100% to the Partnership and (ii) all other costs and revenues attributable to such development wells will be allocated to 4/99ths to HEPGP as General Partner and 95/99ths to the Partnership.

         With respect to each exploratory well drilled that is located on or production from which is attributable to the Initial Properties and each exploratory well that is located on or production from which is attributable to the Other Properties and that is drilled after the date of acquisition by the partnership of an interest in such well, (i) the costs through completion attributable to such exploratory well generally will be allocated 1/11th to HEPGP and 10/11ths to the Partnership, and (ii) all other costs and revenues attributable to such exploratory well generally will be allocated 8/33rds to the General Partner and 25/33rds to the Partnership.

         With respect to each of the Other Properties acquired by the Partnership, (i) the Initial Acquisition Costs incurred prior to or in connection with the acquisition of Other Properties that are classified as Undeveloped Acreage shall be allocated 1/99th to HEPGP and 98/99ths to the Partnership and (ii) all other Initial Acquisition Costs shall be allocated to the Partnership.

         Operating distributions generally will be made to the partners of EDPO in the same percentage interests as taxable income was allocated (see discussion above). Liquidation proceeds, after all payments are made to EDPO's creditors (including partners), will be distributed to EDPO's partners to the extent of and in proportion to the positive balances of their respective capital accounts. The EDPO Partnership Agreement provides for capital accounts to be maintained for each partner in accordance with applicable principles set forth in the Regulations. The EDPO Partnership Agreement provides that any partner having a negative balance in its capital account upon liquidation will be required to restore the amount of such deficit to EDPO.

         (e) Section 704(c) Allocations. Section 704(c) of the Code requires, in general, that items of income, gain, loss and deduction attributable to property that is contributed to a partnership must be allocated in such a way as to take into account the variation between a partnership's adjusted tax basis in such property and the fair market value of such property at the time of contribution. These same concepts apply generally in the case of any revaluations of the assets of a partnership, including revaluations upon the admission of a new partner, such as the Class C Unitholders.

         The Treasury Regulations under Section 704(c) of the Code (the "Section 704(c) Regulations") provide that any allocation intended to take into account the variation between the fair market value of contributed property and its adjusted tax basis must be made using a reasonable method that is consistent with the purpose of Section 704(c) of the

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Code.  The purpose of Section 704(c) of the Code is to ensure that when a partner contributes property to a partnership, with such property having a variation between its adjusted basis and fair market value at the time of contribution, such partner receives the tax burdens and benefits of any such built-in gain or loss. The Section 704(c) Regulations describe three allocation methods that are generally reasonable: the "traditional method," the "traditional method with curative allocations," and the "remedial allocation method." While other methods are permissible; any method, including one of the three specifically enunciated methods, must be a reasonable method under the circumstances. The Section 704(c) Regulations address certain instances (generally referred to as the "ceiling limitations") attributable to contributed property that permit reasonable curative or remedial allocations to eliminate disparities between book and tax items. The Section 704(c) Regulations provide in general that Section 704(c) of the Code applies on a property-by- property basis and that aggregation of built-in gains and built-in losses on items of contributed property is not permitted. A number of operating rules are set forth in the Section 704(c) Regulations as prerequisites for the use of either curative or remedial allocations. The Partnership Agreement provides that, for federal income tax purposes, items with respect to properties contributed to the Partnership will be allocated among the Unitholders in a manner consistent with Section 704(c) of the Code so as to take into account the differences between the Partnership's adjusted tax basis in each contributed property and the fair market value of such property at the time of its contribution.

         Upon a revaluation of partnership property under Treasury Regulation
Section 1.704-1(b)(2)(iv)(f), including a revaluation upon the admission of a new partner, the Partnership may increase or decrease partners' capital accounts by their allocable share of the difference between the book value and fair market value ("Pre-Revaluation Appreciation or Depreciation") of the pre-revaluation assets of the partnership on the date of the revaluation. Upon the admission of the Class C Unitholders to the Partnership, HEPGP intends to administer the Partnership Agreement so that Pre- Revaluation Appreciation or Depreciation (the functional equivalent, respectively, of built-in gain or loss) attributable to properties acquired by the Partnership prior to the consummation of the Offering ("Pre-Offering Property") will be allocated among all Unitholders in accordance with the principles of Section 704(c) of the Code and the regulations thereunder.


         It is uncertain whether the Partnership has made and will be able to make allocations of income, gain, loss and deduction with respect to property contributed to the Partnership (or revalued upon the admission of partners in prior offerings) which are consistent with the requirements of Section 704(c) of the Code. Such uncertainty arises from the complexities associated with the large number of partners that have contributed property to the Partnership and the revaluation of Partnership property upon the admission of partners, the fact that the Units are publicly traded, and the lack of authority under the applicable Code provisions, including the Code provisions pertaining to the allocation of depletable basis in oil and gas properties, as discussed below. For these same reasons, it is uncertain whether the Partnership has made and will be able to make allocations of income, gains, losses and deductions with respect to Pre- Offering Property which are consistent with the principles of
Section 704(c) of the Code. See "Depletable Basis," below. Also, unless the allocations are consistent with the Section 704(c) Regulations for Pre-Offering Property, it is uncertain whether the Partnership's allocations will be sustained under Section 704(b) of the Code.

         As a result of the uncertainty expressed above, Counsel is unable to express an opinion regarding whether the allocation of income, gain, loss and depreciation or depletion deductions among the Unitholders with respect to the contributed property and the revalued Pre-Offering Property are consistent with the requirements of Section 704(c) of the Code and, therefore, whether the allocations will be sustained if challenged by the IRS. If the Partnership's allocations under Section 704(c) of the Code were successfully challenged by the IRS, tax items of Partnership income, gain, loss and deduction would be reallocated among the Unitholders and the Unitholders' respective tax liabilities would be adjusted, with the result that some Unitholders may be required to pay additional tax.


         (f) Depletable Basis. Section 613A(c)(7)(D) of the Code and the regulations thereunder (the "Section 613A Regulations") provide that a partnership's basis in each depletable property it acquires shall be allocated as of the date of acquisition among its partners and that each partner shall use their proportionate share of such basis in computing their depletion with respect to such property and their gain or loss on the disposition of such property by the partnership. The Section 613A Regulations provide that the basis of oil and gas property owned by a partnership is allocated among the partners in accordance with their proportionate interest in partnership capital unless the partnership agreement provides for an allocation of such basis in accordance with their proportionate interest in partnership income and, at the time of such allocation, the share of each partner in partnership income is reasonably expected to be substantially unchanged throughout the life of the partnership. Generally, a partner's interest in partnership capital or income is

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determined by taking into account all facts and circumstances relating to the economic arrangement of the partners. However, an allocation of depletable basis under a partnership agreement (where such allocation is not governed under Section 704(c) of the Code) will be recognized as being in accordance with the partners' interests in partnership capital under Section 613A(c)(7)(D) of the Code provided that such an allocation does not give rise to capital account adjustments under Section 1.704-1(b)(2)(iv)(k) of the Regulations, the economic effect of which is insubstantial and all other material allocations and capital account adjustments under the partnership agreement are respected under Section 704(b) of the Code and the regulations thereunder. Otherwise, such depletable basis must be allocated among the partners pursuant to Section 613A(c)(7)(D) of the Code in accordance with the partners' actual interests in partnership capital or income. In addition, in connection with a revaluation described in Section 1.704-1(b)(2)(iv)(f) of the Regulations, depletable basis may be reallocated among the partners to the extent permitted by the Section 613A Regulations.

         The Section 613A Regulations provide that upon a contribution of money or other property to the partnership in exchange for a partnership interest, the partnership shall reallocate the depletable basis of the partnership's oil and gas properties among the contributing partner and each existing partner.
As a result, the contributing partner is allocated a share of the depletable basis in each of the partnership's properties, while each existing partner's share of depletable basis in the partnership's properties is reduced by the percentage of the basis allocated to the contributing partner. In calculating the depletable basis of the existing partners for purposes of determining the share of basis to be reallocated to the contributing partner, the Section 613A Regulations provide that the depletable basis of the existing partners may be determined using either the specific assumptions provided by the regulations or written data provided by the existing partners. If the assumptions are used in determining depletable basis, it is possible that the depletable basis of the partnership's existing properties might be reallocated among the existing partners and the contributing partner in such a way that a portion of the partners' aggregate bases in such partnership properties is lost. A partnership generally may avoid the loss of any portion of the aggregate bases by using written data submitted by the partners. The Partnership Agreement requires the Partners to submit information regarding their adjusted basis and depletion deductions with respect to depletable properties of the Partnership.


         It is uncertain whether the Partnership will administer the reallocation of depletable basis among the Class A, Class B and Class C Units in a manner consistent with the Section 613A Regulations. However, the Partnership intends to take the position that the provisions of the Partnership Agreement regarding the allocation of depletable basis of the Partnership's properties among the Unitholders are consistent with the requirements of the
Section 613A Regulations. With respect to the depletable basis of existing Partnership property upon the issuance of additional interests in the Partnership, the Partnership Agreement provides that the depletable basis shall be reallocated among the existing Unitholders and the Class C Unitholders admitted pursuant to the Offering in a manner consistent with the Section 613A Regulations and the principles of Section 704(c) of the Code. The General Partner anticipates that each person who acquires Class C Units pursuant to the Offering will be allocated depletable basis in the Partnership's property in accordance with their proportionate interest in the Partnership's capital.

         As a result of the uncertainty expressed above, Counsel is unable to express an opinion regarding whether the allocation of depletable basis among the Unitholders is consistent with the requirements of Section 613A of the Code and, therefore, whether the allocations will be sustained if challenged by the IRS. If the Partnership's allocations of depletable basis under Section 613A of the Code were successfully challenged by the IRS, the Unitholders' respective tax liabilities would be adjusted, with the result that some Unitholders may be required to pay additional tax.

         (g) No Opinions Regarding Allocations. The Partnership intends to take the position that the allocations of income, gains, losses and deductions described above between the Unitholders and HEPGP and among the various Unitholders under the Partnership Agreement and between the Partnership and HEPGP under the EDPO Agreement and the HEPO Agreement, respectively, are respected under the Treasury Regulations. However, Counsel is unable to opine whether such allocations have substantial economic effect under Section 704(b) of the Code. Counsel's inability to render an opinion in that regard is attributable to the fact that Counsel is unable to opine whether the allocations of income, gain, loss and deduction between the Unitholders and HEPGP, and among the various classes of Unitholders, comply in all respects with the requirements of Sections 704(c) and 613A(c)(7)(D) of the Code.

         No assurance can be given that the IRS will not challenge the allocations of the Partnership, EDPO or HEPO. If any allocation made in the Partnership Agreement, the EDPO Agreement or the HEPO Agreement was not recognized


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for federal income tax purposes, the item that was the subject of such allocation would be reallocated among the partners in accordance with their respective interests in such partnership and the partners' respective tax liabilities would be adjusted, with the result that some Unitholders may be required to pay additional tax. Any such reallocation would not affect current cash distributions to the Unitholders, but could affect the amount of a Unitholder's liquidating distribution.


TAX CONSEQUENCES OF THE PARTNERSHIP'S OPERATIONS

         Intangible Drilling and Development Costs. Intangible drilling and development costs ("IDCs") incurred by the holder of a working interest in an oil or gas property may be deducted as expenses for federal income tax purposes if a proper election is made under Section 263(c) of the Code. IDCs are those expenditures that are incurred in connection with the drilling and completion of oil and gas wells and that do not give rise to any asset having a salvage value. The Partnership, EDPO and HEPO have each made an election under Section 263(c) of the Code, thereby allowing a Unitholder to deduct his distributive share of all intangible drilling and development costs of EDPO and HEPO in the year in which such costs are paid or incurred, subject to the basis, at-risk and passive activity loss limitations discussed above. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Limitations on Deduction of Losses." It is not anticipated under the allocation provisions of the Partnership Agreement that the Class C Unitholders will be allocated significant losses or deductions, including deductions for IDCs. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Tax Allocations."

         Notwithstanding an election by a limited partnership to deduct IDCs, an individual limited partner may elect to deduct his share of IDCs over a sixty month period beginning with the month in which the IDCs are paid or incurred by the limited partnership. The provision allowing the sixty month amortization has not been the subject of administrative or judicial interpretation and various questions exist concerning the operation of the provision and its relationship to other Code provisions (such as the recapture rules and the rules regarding depletion and gain or loss on disposition of the relevant property). Accordingly, for this reason and due to the administrative burden that such an election might impose on the Partnership, HEPGP intends to account for expenses assuming that each Unitholder deducts currently his allocable share of IDCs.

         Subject to the limitations discussed above, a Unitholder who qualifies as an "independent Producer" will be entitled to deduct his full share of domestic IDCs for federal income tax purposes. A Unitholder who does not qualify as an "independent Producer" (in general, an independent Producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery) may currently deduct 70% of the IDCs and may amortize the remaining 30% of such costs over a period of 60 months, except that all costs of dry holes may be deducted in the year the drilling is completed.

         All or a portion of the amounts previously deducted for IDCs with respect to a property must be recaptured upon the disposition of such property by the partnership, or upon the disposition of Units by a Unitholder, by treating the gain, if any, realized on such disposition as ordinary income to the extent of such amounts.

         Depletion. The owner of an economic interest in an oil or gas property is entitled to a deduction for depletion in connection with the income derived from the production of oil, gas and other minerals from the property. The deduction for depletion for any year with respect to any specific property is the greater of "cost" depletion or "percentage" depletion (if allowable).

         Cost depletion for any year is determined by dividing the tax basis of a property by the sum of the estimated total units (e.g., Bbls of oil or Mcf of gas) recoverable from the property as of the end of the year plus the units sold during the year to determine the per-unit allowance and then multiplying the per-unit allowance by the number of units sold during the year. Deductions for cost depletion, in the aggregate, cannot exceed the tax basis of the property to which they relate.

         Percentage depletion is equal to 15% (and, in the case of marginal production, an additional 1%, subject to a maximum increase of 10%, for each whole dollar by which $20 exceeds the average domestic wellhead price for crude oil for the immediately preceding fiscal year) of the gross income attributable to production from a property, subject to the following limitations: (a) the amount of percentage depletion with respect to any property may not exceed 100% of

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the taxable income from such property (computed without regard to the allowance for depletion) and (b) the total amount of percentage depletion for a taxable year may not exceed 65% of the taxpayer's taxable income for such year
(computed without regard to percentage depletion deductions and certain loss carrybacks). In addition, percentage depletion generally is only available with respect to domestic oil and gas production of certain "independent producers" (in general, an independent Producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery). An independent Producer may deduct percentage depletion only to the extent his average daily production (including his share of production from any partnership of which he is a partner) does not exceed 1,000 equivalent Bbls (with 6,000 cubic feet of gas being equal to one Bbl of oil).

         Unlike cost depletion, percentage depletion is not limited to the tax basis of the property, but continues to be allowable as a deduction each year even after the tax basis has been fully recovered. See "Federal Income Tax Considerations--Other Tax Consequences--Minimum Tax" below.

         Upon the disposition of a property, all amounts previously deducted for depletion (whether cost depletion or percentage depletion, except for percentage depletion deductions in excess of the basis of the property), to the extent that such amounts reduced the basis in the property, generally must be recaptured by treating the gain, if any, recognized on such disposition as ordinary income to the extent of such amounts.

         A Unitholder's depletion deduction attributable to the Partnership's properties will be based on his share of the tax basis in such properties. A Unitholder who acquires Units pursuant to the Offering will be entitled to compute cost depletion with respect to that portion of the tax basis of the Partnership's depletable properties that is allocated to him pursuant to the Partnership Agreement.

         Because depletion deductions are considered to be individual deductions rather than partnership deductions, each Unitholder generally is responsible for computing his own depletion allowance and maintaining records with respect to his share of the basis in the Partnership's depletable properties. However, the Partnership will calculate the depletion deduction allowable to a Unitholder based upon the Partnership's information gathering systems.

         Depreciation. The allowance for depreciation permits the Partnership to deduct the cost of tangible personal property (such as pipe, casing, tubing, storage tanks and pumps) over certain periods. Under the Accelerated Cost Recovery System, property is divided into several classes. It is anticipated that most of the new tangible personal property acquired by the Partnership in the future will be either (i) classified as "seven-year property" which is depreciable using either the 200% declining balance method with a switch to the straight-line method at such time as to maximize depreciation deductions or the straight-line method over a seven-year period; or (ii) depreciated using the units of production method . Any depreciation deductions claimed with respect to an asset will reduce the tax basis in that asset.

         Upon the disposition of an asset, all amounts previously claimed as depreciation deductions must be recaptured by treating the gain, if any, recognized on such disposition as ordinary income to the extent of such amounts.

         Capital Costs. For federal income tax purposes, costs incurred in the acquisition and geological evaluation of an oil or gas property must be capitalized. Such costs are recoverable through depletion deductions if the property is productive or through loss deductions at such time as the property is abandoned or determined to be worthless if the property is not productive. Any other capital costs associated with nonproductive wells may be deducted at such time as the leases upon which such wells are located or the items themselves are abandoned or determined to be worthless.

         Farm-out and Farm-in Transactions. It is possible that the Partnership may acquire an interest in an oil or gas property in partial or full consideration for its agreement to drill one or more wells thereon (a "farm-in" transaction) or that it may transfer an interest in an oil or gas property in partial or full consideration for an agreement of the transferee to drill one or more wells thereon (a "farm-out" transaction). The IRS has ruled that a farm-out or farm-in transaction involving more than one property could result in taxable income to both parties, even though no cash consideration is given or received.

         The Partnership, in negotiating farm-out or farm-in transactions, will endeavor to take such steps as may be practicable to minimize the exposure under such ruling. The application of the ruling in certain fact situations, however,

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is unclear.  Therefore, the IRS may claim that normal farm-out and farm-in transactions entered into by the Partnership result in taxable gain to the Partnership in excess of amounts reported, if any, on the Partnership's income tax returns. If such position of the IRS is ultimately sustained, the Unitholders would be required to take into account their shares of such taxable income, although no cash would be distributed the Unitholders with respect to such income.

         Organization and Syndication Costs. Costs paid in connection with the organization and syndication of the Partnership must be capitalized. Organization costs (i.e., costs that are incident to the creation of the Partnership) may be amortized over a period of not less than 60 months. Syndication costs (i.e., costs incurred to promote the sale of, or to sell, interests in the Partnership, including the Offering) cannot be amortized or otherwise deducted. Substantially all the costs incurred in connection with the Offering will be classified as syndication costs.

         Transfer of Cash, Units and Property Interests to HEPGP as Compensation. HEPGP generally will receive cash or Units equal to 2% of the acquisition cost of any oil and gas properties, Oil and Gas Interests (as defined in the Partnership Agreement) and any other Oil and Gas Related Assets (as defined in the Partnership Agreement) acquired by the Partnership (or any Operating Partnership or the Joint Venture, as such term is defined in the Partnership Agreement) as a fee in connection with the acquisition of such properties interests and related assets. HEPGP will be required to recognize in the tax years in which the cash or Units are receivable taxable income equal to the amount of cash received or the fair market value of Units received.

         To the extent HEPGP receives Units as an acquisition fee, the Unitholders may also recognize taxable gain. Specifically, the Partnership will be deemed to have transferred to HEPGP as compensation for services an undivided interest in the assets of the Partnership followed immediately thereafter by a recontribution of such assets by HEPGP to the Partnership for the Units. This deemed transfer to HEPGP will result in taxable gain to the Partnership equal to the excess of the fair market value of the undivided interest in the Partnership assets transferred to HEPGP over the adjusted tax basis of the Partnership in such assets. Any such gain will be allocated among the Unitholders in accordance with the provisions of the Partnership Agreement and taxed as capital gain if the transferred assets were either capital assets or "Section 1231 assets," except that such gain will be taxed as ordinary income to the extent it is attributable to the recapture of deductions for intangible drilling and development costs, depreciation deductions and depletion deductions. This taxable gain will be allocated among the Unitholders in accordance with the provisions of the Partnership Agreement.

         The Partnership's adjusted tax basis in the Partnership assets that are treated as conveyed by HEPGP to the Partnership in this deemed transfer should be equal to the taxable income recognized by HEPGP. Such increase in the adjusted tax basis of the Partnership's assets should increase HEPGP's depletion and depreciation deductions as well as decrease HEPGP's gain on disposition of the assets.

         HEPGP also will receive 4% of any oil and gas properties, Oil and Gas Interests or any other Oil and Gas Related Assets other than Undeveloped Acreage and Proved Undeveloped Acreage (as such terms are defined in the Partnership Agreement) acquired by the Partnership (or any Operating Partnership or the Joint Venture) as a fee in connection with the acquisition of such properties, interests and related assets. The Partnership will recognize gain or loss upon the transfer of such 4% interest in an amount equal to the difference between the fair market value of the interest transferred and its adjusted tax basis. Any gain recognized by the Partnership will be allocated among the Unitholders in accordance with the provisions of the Partnership Agreement. HEPGP will be required to recognize in the tax years in which the property is received taxable income equal to the fair market value of the property interests. HEPGP's 4% interests will be held by HEPGP outside of the Partnership and should not, therefore, have any additional tax effect on the Unitholders.

         The Partnership intends to capitalize the fees paid to HEPGP as part of the Partnership's adjusted tax basis in the acquired property in an amount equal to the fair market value of the cash, Units or property interests received by HEPGP as an acquisition fee. See "Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Capital Costs."

         Acquired Intangible Assets. Subject to the application of certain anti-churning rules, the Partnership (as well as any Operating Partnership) should be allowed to amortize its tax basis in purchased intangibles (assuming that such intangibles are "amortizable Section 197 intangibles" within the meaning of Section 197 of the Code) over 15 years on

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a straight-line basis under Section 197 of the Code.  Each Unitholder will be allocated a share of such amortization deductions which will reduce the Unitholder's share of the taxable income of the Partnership.

         Section 754 Election. The Partnership and the Operating Partnerships have made the election permitted by Section 754 of the Code. This election generally permits a subsequent purchaser of Class C Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to
Section 743(b) of the Code to fair market value (as reflected by his Class C Unit purchase price). The Section 743(b) adjustment is attributed solely to such a purchaser of Class C Units and is not added to the bases of the Partnership's assets associated with all other Unitholders (for purposes of this discussion, a Unitholder's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis"); and (2) his Section 743(b) adjustment allocated to each such asset). This adjustment will result in the purchaser claiming depletion and other deductions and reporting his share of the Operating Partnerships' gain or loss on the sale of its assets, based on his purchase price for the Class C Units, rather than on the Operating Partnerships' adjusted tax basis in its assets. This adjustment may favorably influence the sales price and marketability of the Class C Units if the purchaser's basis in his Class C Units is greater than such Units' share of the Operating Partnerships' adjusted tax bases in their assets. However, this adjustment may negatively influence the sales price and marketability of the Class C Units if the purchaser's basis in his Class C Units is less than such Units' share of the Operating Partnerships' adjusted tax bases in their assets.

         Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, Proposed Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible must be treated as a newly acquired asset placed in service when the purchaser acquires the Unit. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code (rather than cost recovery deductions under Section 168) is generally required to be depreciated using either the straight-line method or the 150% declining balance method.
The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Partnership's (or Operating Partnership's) Common Basis in such properties. See "Material Federal Income Tax Considerations--Uniformity of Units."


         Pursuant to the Partnership Agreement, HEPGP generally is authorized to make allocations to achieve and maintain the uniformity of Units, even if such allocations are not consistent with Treasury Regulation Section 1.167(c)- 1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197-2(g)(3). In implementing the Section 754 election, HEPGP will be required to periodically make a number of complex and detailed allocations, valuations and calculations. In order to avoid undue administrative expense in effecting the Section 754 election, HEPGP intends to employ various procedures that will not conform with existing Regulations in a number of respects and, specifically, will not be consistent with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197-2(g)(3). For the reasons discussed in the preceding sentence and below, Counsel is unable to opine whether the Partnership's method of computing and effecting the depreciation, depletion and amortization adjustments under Section 743 of the Code, utilized to maintain the uniformity of the economic and tax characteristics of the Units, will be sustained if challenged by the IRS.


         Although Counsel is unable to opine as to the validity of such an approach, the Partnership (and the Operating Partnerships) intends to depreciate the portion of the Section 743(b) adjustment attributable to unrealized appreciation in the value of any contributed property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Partnership's (or Operating Partnership's) basis of such property, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197- 2(g)(3). If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to the Partnership's (or Operating Partnership's) Common Basis or
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders.

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         The adjustments to be made to the basis of the Operating Partnerships'
assets as a result of the Section 754 elections are complex. The Code, the Regulations and other authorities contain no guidance as to how the basis adjustment is to be made in situations similar to the Partnership's and, consequently, there is no assurance that the procedures used by the Partnership (and the Operating Partnerships) will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. HEPGP intends to use the foregoing procedures because it thinks they are reasonable, because they are used by other publicly traded partnerships and because it would be too expensive and complex to attempt strict compliance with all of the technical requirements of the Regulations. Counsel expresses no opinion with regard to the validity of the foregoing procedures. The use of such procedures may require Unitholders to make subsequent adjustments to computations of gain or loss on the sale of a Unit and/or to their share of items of income, gain, deduction and loss from operations of the Partnership (which may result in adjustments to the Unitholders' respective tax liabilities, with the result that some Unitholders may be required to pay additional tax) and could subject the Partnership and Unitholders to penalties.


         Certain operating agreements entered into by the Operating Partnerships with third parties may be treated as partnerships for federal income tax purposes. It is anticipated that such tax partnerships will not make Section 754 elections. As a result, subsequent purchasers of Units may not obtain the full benefit of the Section 754 elections made by the Operating Partnerships.

         HEPGP will use its best efforts to comply with the requirements of the Code and the Regulations relating to making the basis adjustment and furnishing information with regard to the basis adjustment. Should the expense of compliance prove, in the judgment of HEPGP, to exceed the benefit of the election, however, HEPGP will, as authorized by the Partnership Agreement, seek the permission of the IRS to revoke the Section 754 elections for the Partnership and the Operating Partnerships.

         Sale of Partnership Property. If the Partnership sells any of its property (other than production from its properties), gain will be recognized to the extent that the amount realized on such sale exceeds the tax basis of such property or loss will be recognized to the extent that the tax basis exceeds the amount realized. The amount realized will include any money plus the fair market value of any other property received. If the purchaser assumes a liability in connection with such purchase or takes the property subject to a liability, the amount realized also will include the amount of such liability.

         If gain is recognized on such sale, the portion of the gain that is treated as recapture of IDCs, depletion, or depreciation deductions will be treated as ordinary income. See "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Intangible Drilling and Development Costs," "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Depletion," and "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Depreciation" above. The remainder of such gain generally will constitute "Section 1231 gain." If loss is recognized on such sale, such loss generally will constitute "Section 1231 loss."

         Each Unitholder must take into account his share of the portion of the gain that constitutes recapture income as ordinary income and must also take into account his share of the Section 1231 gains and losses along with his
Section 1231 gains and losses from other sources, subject to the loss limitations. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Limitations on Deduction of Losses." The characterization of the Unitholder's share of the Section 1231 gains and
Section 1231 losses attributable to the Partnership's properties as either ordinary or capital will depend upon the total amount of the Unitholder's
Section 1231 gains and Section 1231 losses from all sources for the taxable year. Generally, if the total amount of the gains exceeds the total amount of the losses, all such gains and losses will be treated as capital gains and losses and if the total amount of the losses exceeds the total amount of the gains, all such gains and losses will be treated as ordinary income and losses. Notwithstanding the above, however, a Unitholder's net Section 1231 gains will be treated as ordinary income to the extent of such Unitholder's net Section 1231 losses during the immediately preceding five years reduced by any amount of net Section 1231 losses that have previously been "recaptured" pursuant to this rule.

         If a Unitholder is entitled to basis adjustment by reason of the
Section 754 election and a portion of such adjustment is allocated to the property that is sold, the amount of the gain or loss that such Unitholder will be required

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
to report by reason of such sale will be affected by such basis adjustment. See "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Section 754 Election" above.

         Termination of the Partnership. If Units representing at least a 50% interest in the capital and profits of the Partnership are sold or exchanged within any consecutive 12-month period (disregarding successive transfers of the same Units during such period), the Partnership will terminate for federal income tax purposes. Such a termination is referred to as a "constructive termination." When a constructive termination occurs, the Partnership will be treated as transferring all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the Partnership will be treated distributing its interest in the new partnership to its partners in liquidation of the Partnership. A termination of the Partnership will also cause a termination of EDPO and HEPO.

         The Partnership's taxable year will end on the date of the constructive termination and a new taxable year will begin immediately thereafter. As a result of the closing of the Partnership's taxable year, a Unitholder who has a taxable year other than a calendar year may be required to report more than 12 months of the Partnership's income or loss in his taxable year in which the constructive termination occurs. In addition, as a result of the constructive termination, (a) there will be a closing of the Partnership's taxable year for all partners, (b) the new partnership will be treated as newly acquiring the depreciable assets of the Partnership and will be required to restart the depreciable lives of such assets (c) the new partnership will be required to make new elections for federal income tax purposes (including the Section 754 election and the election to deduct IDCs) in order to enjoy the benefit of such elections. Finally, a termination might either accelerate the application to the Partnership of, or subject the Partnership to, any tax legislation enacted prior to the termination.

         Because the Units will be freely transferable without notice to the Partnership, the Partnership may not have the ability to determine when a constructive termination occurs. In any such case, the Partnership may be subject to penalties for failure to file timely tax returns and may fail to have in effect certain elections, including the election to deduct IDCs and the section 754 election.

         When the Partnership is actually terminated, each Unitholder will be required to recognize, in addition to his share of the Partnership's income, gains, losses and deductions for the period prior to the date of termination, his share of any gains or losses resulting from the sale or other disposition of property in liquidation of the Partnership.

         Upon the termination of the Partnership, each Unitholder will be required to recognize gain to the extent that the amount of money distributed (or deemed to be distributed) to him (including any reduction in his share of nonrecourse liabilities) exceeds the tax basis of his Units or his at-risk amount. The Unitholder will not recognize loss unless only money, unrealized receivables and inventory are distributed and then only to the extent that the tax basis of his Units exceeds the amount of money plus the tax basis (in the Partnership's hands) of the property distributed to him. Generally, any gain or loss will be capital gain or loss; however, if the Unitholder receives or is deemed to receive more or less than his pro rata share of ordinary income items (including potential recapture of IDCs), he may be required to recognize ordinary income or loss.

         The tax basis of any property distributed to a Unitholder generally will be equal to the tax basis of his Units reduced by any money distributed to him. Such basis generally will be allocated first to ordinary income items in an amount equal to the Partnership's tax basis in such property, with any remainder being allocated among the other distributed property as follows: (i) among such other property in an amount equal to the respective tax bases in the Partnership's hands, (ii) among such other property with unrealized appreciation in proportion to such unrealized appreciation; and (iii) among such other property in proportion to their respective fair market values. Any Unitholder who has a basis adjustment as a result of the Section 754 election with respect to any of the Partnership's property will be entitled to include his basis adjustment in the basis of the property distributed to him. The holding period of any property distributed will include the period during which the Partnership held such property if such property was either a capital asset or a Section 1231 asset in the Partnership's hands; if such property was neither a capital asset nor a Section 1231 asset in the hands of the Partnership, the holding period of such property in the hands of the Unitholder upon such distribution will commence on the day following such distribution.

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SALE OF UNITS

         The Units are listed on the American Stock Exchange and sales of Units may be effected through such exchange. The general tax consequences of such sales are summarized below.

         Allocations Between Transferor and Transferee.

         The method currently used by HEP for allocating income, gains, losses and deductions between transferors and transferees of their Units employs a monthly convention and a proration method. If a Unit is transferred, the portion of HEP's income, gains, losses and deductions attributable to such Unit for the taxable year in which the transfer occurs will be allocated to the persons who owned such Unit during such year pro rata in accordance with the number of months during such year that each owned the Unit. For purposes of this allocation, the person who owned the Unit on the first day of any month is considered to be the owner of such Unit for that entire month. For example, a person who purchases one Unit on March 15 and sells such Unit on April 10 of the same year will be allocated one-twelfth of the portion of HEP's income, gains, losses and deductions attributable to that Unit for such year. As a result of this allocation method, the share of the partnership's income, gains, losses and deductions allocated to and reportable by a Unitholder may not correspond to the items of income, gain, loss and deduction that actually arose during the portion of the year that he held his Unit.


         The IRS has announced that it intends to issue Regulations under
Section 706(d) of the Code, which governs allocations between transferors and transferees. Pending the issuance of such Regulations, the IRS appears to require the use of a daily convention if a proration method is used (pursuant to which income, gains, losses and deductions attributable to a partnership interest for a taxable year are allocated to the owners of such interest pro rata in accordance with the number of days during such year that each owned the interest) and to permit the use of a semi- monthly convention if an interim closing method is used (pursuant to which the items of income, gain, loss and deduction actually arising during a particular month are allocated to the owner of the interest during the month). In addition, certain Congressional committee reports appear to restrict the use of a monthly convention to dispositions of less than all of a partner's interest. Thus, there can be no assurance that the IRS will not require the Partnership to use a different allocation method than the one it currently uses. For the reasons stated above, Counsel is unable to opine whether the Partnership's conventions for allocating taxable income and losses between the transferor and the transferee of Units sold within a month is permitted by existing Regulations. If the IRS were successful in challenging the Partnership's allocation method, the Unitholders' respective tax liabilities would be adjusted, with the result that some Unitholders may be required to pay additional tax and it might be impossible or administratively impractical for the Partnership to use the allocation method required by the IRS. The Partnership Agreement gives the General Partner the power to change the Partnership's transferor-transferee allocation method in order to comply with future Regulations or other interpretations of Section 706(d) of the Code.


         Where a "parent" partnership (such as the Partnership) holds an interest in a "subsidiary" partnership (such as EDPO or HEPO) and a partner's interest in the "parent" partnership changes, the items of the "subsidiary" partnership are to be allocated among the partners of the "parent" partnership by (its) assigning the appropriate portion of each such item to the appropriate day in the "parent" partnership's taxable year (based on the attribution of such items to the days of the "subsidiary" partnership's taxable year) and (ii) allocating the items assigned to each such day among the partners of the "parent" partnership based on their interest in such partnership as of the close of such day. Because of complexities in applying a daily convention for such allocations, the Partnership's share of items of taxable income and loss of EDPO and HEPO generally will be determined and allocated among the Unitholders of record on a monthly basis employing the same monthly convention to be used for allocating the Partnership's taxable income and loss among transferors and transferees of Units. There can be no assurance that the IRS will not require the Partnership to use a different allocation method than the one it currently uses. If the IRS were successful in challenging the Partnership's allocation method, the Unitholders' respective tax liabilities would be adjusted, with the result that some Unitholders may be required to pay additional tax, and it might be impossible or administratively impractical for the Partnership to use the allocation method required by the IRS. The General Partner is authorized to revise the method of allocation, if necessary, in order to comply with any Regulations or rulings ultimately published.

         Recognition of Gain or Loss. When a Unitholder sells a Class C Unit, he will recognize gain or loss measured by the difference between the amount realized on the sale and his tax basis in such Unit. The Unitholder's amount

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
realized will be equal to the price at which he sells the Unit plus his share of any nonrecourse liabilities that the Partnership has outstanding at the time of the sale. For a discussion of the computation of the tax basis in Units, see "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Computation of Basis" above and for a discussion of the allocation of basis to a particular Unit, see "Material Federal Income Tax Considerations--Sale of Units--Allocation of Basis in Units" below.

         To the extent that the portion of the amount realized that is attributable to the Partnership's ordinary income items (including potential recapture of IDCs depletion and depreciation) exceeds the portion of the tax basis allocable to such items (which will generally be zero), the gain will be treated as ordinary income. So long as the Unitholder holds the Class C Unit as a capital asset (generally, an asset held as an investment), the remainder of the gain will be treated as capital gain and any loss recognized on the sale will be treated as capital loss. The Unitholder will be required to recognize the full amount of the ordinary income portion even if the amount of the ordinary income exceeds the overall gain on the sale (in which event, the Unitholder will also recognize capital loss to the extent the ordinary income exceeds the overall gain) and even if there is an overall loss on the sale (in which event, the Unitholder will recognize an offsetting capital loss equal to the amount of the ordinary income portion and an additional capital loss equal to the overall loss on the sale).

         Net capital gains of individual taxpayers currently are taxed at a maximum statutory rate (20% for capital assets held for more than 18 months) which is less than the maximum statutory rate applicable to other income (39.6%). Net capital gain means the excess of net long-term capital gain over net short-term capital loss.

         It should be noted that certain limitations are applicable to the deductibility of capital losses. Therefore, capital gains that result from the sale of Units can be offset by capital losses from other sources, but capital losses that result from the sale of Units can be deducted only to the extent of the Unitholder's capital gains from other sources plus, in the case of an individual, up to $3,000 of taxable income. Any capital losses that cannot be deducted in a particular year because of the $3,000 limitation can be carried forward and deducted as capital losses in subsequent years (subject to the same limitations and any other limitations on the deductibility of losses). See "Federal Income Tax Considerations--General Features of Partnership Taxation--Limitation on Deduction of Losses").

         Allocation of Basis in Units. The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate adjusted tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Class C Units, the aggregation of tax bases of a holder of Class C Units effectively prohibits him from choosing among the Class C Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Class C Units. It is not clear whether the ruling applies to publicly traded partnerships, such as the Partnership, the interests in which are evidenced by separate interests and, accordingly, Counsel does not opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of the ruling.

         Information Filing Requirements. Any Unitholder who sells a Unit (other than through a broker, as described below) will be required to notify the Partnership of such transaction in accordance with Regulations under
Section 6050K of the Code and must attach a statement to his federal income tax return reflecting certain facts regarding the sale. Such notice must be given in writing within 30 days of the sale (or, if earlier, by January 15 of the calendar year following the calendar year in which the sale occurred) and must include the names and addresses of the buyer and the seller, the taxpayer identification numbers of the buyer and the seller (if known) and the date of the sale. Unitholders who fail to furnish the information to the Partnership concerning the sale required by Section 6050K of the Code may be penalized $50 for each such failure. Furthermore, the Partnership is required to notify the IRS of any sale of a Unit of which it has notice (other than a sale through a broker, as described below) and to report the names, addresses and taxpayer identification numbers of the buyer and the seller who were parties to such transaction, along with all other required information. If the Partnership fails to furnish this information to the IRS, it may be subject to a penalty of $50 per failure with an annual maximum penalty of $250,000 (with a penalty of $100 per failure and no annual limitation in the case of intentional disregard of this requirement). The Partnership also is required to provide copies of the information

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
it provides to the IRS to the buyer and the seller. If the Partnership fails to furnish this information to the buyer and the seller, it may be subject to a penalty of $50 per failure with an annual maximum penalty of $100,000.

         These reporting requirements do not apply to a sale of Units by a U.S. citizen through a broker. Units that are sold through a broker will be subject to the information return filing requirements of Section 6045 of the Code.
Section 6045 of the Code and the Regulations thereunder provide that a broker that makes a sale of a partnership interest on behalf of a customer must notify the IRS of such sale and report to the IRS the name, address and taxpayer identification number of the customer as well as additional required information concerning the transaction. The broker must also provide to the customer a copy of the information provided to the IRS.

UNIFORMITY OF UNITS

         Because the Partnership cannot match transferors and transferees of Class C Units, uniformity of the economic and tax characteristics of the Class C Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197-2(g)(3) and from the application of the "ceiling limitation" on the Partnership's ability to make allocations to eliminate book- tax disparities attributable to contributed properties and Partnership property that has been revalued and reflected in the partners' capital accounts ("Adjusted Properties"). Any non-uniformity could have a negative impact on the value of the Class C Units. See "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Section 754 Election."

         The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or Adjusted Property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Partnership's (or Operating Partnership's) basis of such property, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) and Proposed Treasury Regulation Section 1.197-2(g)(3). See "Material Federal Income Tax Considerations--Tax Consequences of the Partnership's Operations--Section 754 Election." If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to the Partnership's (or Operating Partnership's) Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. In any event, the Partnership intends to make adjustments as necessary to maintain uniformity among all Class C Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph or the adjustments to existing Class C Units. If such a challenge were sustained, in either respect, the uniformity of Units might be affected.

OTHER TAX CONSEQUENCES

         Minimum Tax. Individuals are subject to an "alternative minimum tax" in addition to their regular income tax. The alternative minimum tax is the excess of (a) 26% of up to $175,000 ($87,500 for a married taxpayer filing a separate return) of the taxpayer's alternative minimum taxable income in excess of the taxpayer's exemption amount plus 28% of the taxpayer's remaining alternative minimum taxable income over (b) the taxpayer's regular tax liability for the taxable year. The taxpayer's exemption amount is $45,000 in the case of married taxpayers filing a joint return or a surviving spouse, $33,750 in the case of a single taxpayer who is not a surviving spouse and $22,500 in the case of a married taxpayer filing a separate return. The exemption amount is reduced (but not below zero) by $.25 for each dollar of alternative minimum taxable income in excess of $150,000 for married taxpayers filing a joint return or a surviving spouse, $112,500 for a single taxpayer who is not a surviving spouse and $75,000 for a married taxpayer filing a separate return. An individual's alternative minimum taxable income generally is equal to his taxable income (recomputed by making certain adjustments) plus the individual's tax preference items.

         Corporations are also subject to an alternative minimum tax. The corporate minimum tax is the excess of (a) 20% of the amount by which the corporation's alternative minimum taxable income exceeds $40,000 over (b) the corporation's regular income tax liability. The $40,000 exemption amount is reduced by $.25 for each dollar of alternative minimum taxable income in excess of $150,000. A corporation's alternative minimum taxable income generally is equal to taxable income (recomputed by making certain adjustments) plus the corporation's tax preference items.

         Because a Unitholder's liability for the alternative minimum tax is computed by taking into account his regular income tax liability, the extent to which any tax preference items directly or indirectly resulting from his investment in Units would be subject to the alternative minimum tax will depend on the facts of his particular situation. For a taxpayer with substantial tax preference items, the alternative minimum tax could reduce the after-tax economic benefit of his investment in Units. Each person considering an acquisition of Units should consult his tax advisor concerning the impact of the alternative minimum tax on his investment in Units.

         State and Local Taxes.

         In addition to federal income taxes, Unitholders may be subject to state and/or local income taxes, as well as other taxes, that may be imposed by the various jurisdictions in which the Partnership, EDPO or HEPO own property or conduct business, as well as being subjected to tax by the Unitholder's state of domicile. The Partnership, EDPO or HEPO own or may acquire properties in states that have state income taxes applicable to individuals. As a result, Unitholders may be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply such requirements. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's state income tax liability, generally does not relieve the non-resident Unitholder from the obligation to file a state income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership to the Unitholders. In addition, the assets of the Partnership, EDPO and HEPO will likely be subject to ad valorem tax assessed by the county and other local political jurisdictions within which such assets are situated. Production from the wells of the Partnership, EDPO and HEPO may be subject to state taxes on gross production in certain jurisdictions and a Unitholder might be subjected to estate or inheritance taxes in such states.

         Certain tax benefits that are available to the Unitholder for federal income tax purposes may not be available to the Unitholder for state or local income tax purposes and vice-versa. The Partnership intends to supply Unitholders with information that allows the Unitholders to comply with income tax obligations, if any, attributable to the various jurisdictions in which the operating partnerships operate. This information should be used by each Unitholder and his tax advisor to prepare and file any necessary state and local tax returns. All state and local tax reporting pertaining to the Unitholders resulting from their ownership interests in the Partnership is the obligation of the Unitholders.

         EACH PERSON CONSIDERING AN INVESTMENT IN THE PARTNERSHIP SHOULD CONSULT THEIR TAX ADVISOR CONCERNING THE IMPACT OF STATE AND LOCAL TAXES ON THEIR OWNERSHIP OF UNITS.

         Investment by Tax-Exempt Entities.

         Certain entities otherwise generally exempt from federal income tax generally will be taxed on net unrelated business taxable income in excess of $1,000. A tax-exempt Unitholder's share of the Partnership's income will constitute unrelated business taxable income ("UBTI") unless an exclusion applies. Among the exclusions from UBTI are interest income, royalty income and gains from the sale of property other than inventory or property held for sale to customers in the ordinary course of business. However, interest income, royalty income or gain from the sale of such property otherwise excluded from tax as UBTI may be subject to tax if the property producing the income or gain is debt financed. Depending on the investments made by the Partnership, all or part of the income generated by the Partnership may constitute UBTI to a tax-exempt Unitholder.

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
         A tax-exempt Unitholder may be required to file a federal income tax return if its share of gross income from the Partnership (when added to its gross income from other unrelated business) is $1,000 or more, even if it does not realize net unrelated business taxable income with respect to its investment in Units. The Partnership will furnish information annually to enable tax-exempt Unitholders to determine whether they are obligated by reason of the ownership of the Units to file federal income tax returns with respect to unrelated business taxable income.

         TAX-EXEMPT ENTITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP OF PARTNERSHIP INTERESTS.

         Nominee Reporting. Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (i) the name, address and taxpayer identification number of the nominee and the beneficial owner; (ii) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (c) a tax-exempt entity; (iii) the amount and description of Units held, acquired or transferred for the beneficial owner; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

         ERISA Considerations. Fiduciaries of pension, profit sharing or stock bonus plans, Keogh Plans, and other qualified employee benefit plans and other plans or arrangements subject to Title its of the Employee Retirement Income Security Act of 1974 ("ERISA") are required to determine whether an investment in Units will satisfy the standards set forth in ERISA. Among other factors, such fiduciaries should consider whether the investment satisfies (a) the exclusive purpose rule of Section 404(a)(1)(A) of ERISA, (b) the prudence requirements of Section 404(a)(1)(B) of ERISA, (c) the diversification requirements of Section 404(a)(1)(C) of ERISA and (d) the requirement of section 404(a)(1)(D) of ERISA that the investment be in accordance with the documents and instruments governing the plan or arrangement. IRAs that are not sponsored by an employer or employee organization and Keogh Plans whose only participants are partners or sole promoters are not generally subject to ERISA; however, fiduciaries of such plans should consider whether the investment is authorized by the appropriate governing instruments. In particular, all fiduciaries should consider the unrelated business taxable income rules discussed under "Federal Income Tax Considerations Other Tax Consequences - Investment by Tax-Exempt Entities" above.

         In addition, section 406 of ERISA and section 4975 of the Code (which applies to IRAs and Keogh Plans that are not subject to ERISA in addition to plans or arrangements that are subject to ERISA) prohibit a fiduciary of an employee benefit plan or other arrangement from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or arrangement. Neither ERISA nor the Code defines "plan assets." The United States Department of Labor, however, has issued final regulations defining "plan assets" for purposes of ERISA and the Code. The Partnership will qualify for the "publicly offered security" exception contained in such regulations if the Units are (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) are sold as either part of a class of securities registered under section 12 (b) or 12 (g) of the Exchange Act or part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act. The Partnership believes that the Units should be considered "publicly offered securities" within the meaning of this exception and that its assets should not be considered "plan assets" for purposes of such regulations.

         If the assets of the Partnership were deemed to be plan assets of plans or IRAs ("Plans") that are Unitholders, the Partnership, the General Partner and any other person or entity who exercises control over the assets of the Partnership would be a fiduciary with respect to such Plans. As fiduciaries, they would be subject to the fiduciary requirements of ERISA and would be "parties in interest" and "disqualified persons" with respect to such Plans. As a result, certain transactions involving the assets of the Partnership might constitute prohibited transactions. If a prohibited transaction occurs, any fiduciary with respect to a Plan subject to ERISA that has engaged in the prohibited transaction could be personally liable to (i) restore to the Plan any profit realized on the transaction and (ii) reimburse the Plan for any loss suffered by the Plan as a result of the transaction. In addition, any disqualified person involved in the prohibited transaction would be (i) liable for the payment of an excise tax and (ii) required to correct the prohibited transaction. If a prohibited transaction occurs with respect to an IRA, the excise tax does not apply; however, the IRA will lose its tax-exempt status.

         Each entity that is or may be subject to ERISA or section 4975 of the Code should consult its own tax advisors concerning the effect of its ownership of Units under ERISA and Section 4975 of the Code.

ADMINISTRATIVE MATTERS

         Returns and Audits. The Partnership, EDPO and HEPO each uses a calendar year for income tax purposes. Each Unitholder receives a report each year showing his share of the Partnership's income, gains, losses and deductions for the preceding year and other reasonably available information necessary for the preparation of his individual federal income tax returns. It will be the responsibility of each Unitholder, however, to complete and file his individual returns. A partner must report partnership items on his own tax return consistently with the manner they are reported on the partnership's return, unless the inconsistency is identified on the partner's return. Therefore, each Unitholder should complete his own individual federal income tax return, to the extent that it relates to his share of the Partnership's tax items, in a manner that is consistent with the tax reporting information that he receives from the Partnership, unless he specifically identifies any inconsistency on his own return. Intentional or negligent disregard of this consistency requirement may subject the Unitholder to substantial penalties.

         The Partnership, EDPO and HEPO each maintains its books in accordance with the accrual method of accounting and the federal income tax returns will be filed in accordance with that method. The Regulations provide that no method of accounting is acceptable unless, in the opinion of the IRS, it clearly reflects income. Accordingly, there can be no assurance that the IRS will not seek to require the Partnership or an operating partnership to treat particular items under a method of accounting different from that adopted on the basis that, with respect to such items, the use of the method adopted does not clearly reflect income. This could result in adverse tax consequences to the Unitholders.

         Although the Partnership is not required to pay any federal income tax, it must nevertheless file information returns. These returns are subject to audit by the IRS. The tax liability of each Unitholder with respect to any item of the Partnership's income, gains, losses, or deductions is determined at the partnership level in a unified partnership proceeding. In addition, pursuant to the Taxpayer Relief Act of 1997, any penalty which relates to an adjustment to a partnership item is determined at the partnership level for partnership tax years ending after August 5, 1997. The Taxpayer Relief Act of 1997 also alters the tax reporting system and the deficiency collection system applicable to large partnerships and would make certain additional changes to the treatment of large partnerships, such as the Partnership. These provisions are intended to simplify the administration of the tax rules governing large partnerships. The application of these new rules are optional and the General Partner has not determined whether the Partnership will elect to have these provisions apply to the Partnership and the Unitholders. The General Partner of the Partnership is designated the "tax matters partner," and, as such, has primary responsibility for partnership-level matters involving the IRS, including the power to extend the statute of limitations for all partners as to partnership items. The General Partner, under some circumstances, may enter into settlement agreements with the IRS concerning items that will be binding on each Unitholder who owns less than a 1% interest in the Partnership. In the absence of a settlement, the General Partner, as the tax matters partner, may choose to litigate, in which event all Unitholders would have the right to participate and, regardless of participation, would be bound by the outcome of the litigation. Individual partners (including partners who own less than a 1% interest in the Partnership) generally have certain rights under the partnership audit rules, including the right to elect not to be bound by any settlement agreement entered into by the tax matters partner on his behalf and the right to aggregate their interests into groups of 5% or more for purposes of receiving direct notice from the IRS of commencement or completion of administrative proceedings. Although the IRS is required to notify a Unitholder of the commencement or completion of administrative proceedings only if the Unitholder holds a 1% or more interest in the Partnership, the Partnership intends to so notify all other Unitholders.

         If the Partnership were audited and the IRS were successful in adjusting partnership items, such adjustments would change the federal income tax liabilities of Unitholders and possibly require each Unitholder to file an amended tax return. If any additional tax is due, a Unitholder will also be required to pay the tax determined to be due, the interest on such tax deficiency and any applicable penalty. In addition, any audit of the Partnership's tax return could result in an audit of a Unitholder's entire tax return and could result in changes to non-partnership items.

         Possible Penalties. If there is an underpayment of a Partner's tax liability attributable to misstatement of his allocable share of Partnership items, the Partner may be liable for a penalty equal to 20% of such underpayment. In general, an understatement of tax liability for this purpose includes negligence or disregard for the rules, a substantial understatement of income tax or a substantial valuation misstatement. An understatement of tax liability is substantial if it exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for certain corporations). For this purpose, the amount of an understatement does not include any portion of the understatement for which there existed "substantial authority" for the position of the taxpayer or with respect to which adequate disclosure of the relevant facts was made on the return or in a schedule to the return and provided that there was a reasonable basis for the position taken on the return. The Regulations provide that disclosure regarding the tax treatment of partnership items generally is to be made on the return of the partnership or on an attachment thereto rather than on the return of any partner. A Partner may make adequate disclosure on his return, however, by attaching a statement to such return and by filing a copy of such statement with the IRS Service Center with which the Partnership files its return. In the case of a "tax shelter," however, the disclosure exception does not apply and the exception for substantial authority applies only if there is both substantial authority for the position and the taxpayer "reasonably believed that the tax treatment of such item by the taxpayer was more likely than not the proper treatment". With respect to corporate taxpayers, however, there is no "substantial authority" exception when tax shelter items are involved. In such a case, a corporation may avoid the substantial understatement penalty only by showing that it acted with reasonable cause and in good faith in its treatment of the tax shelter item. A "tax shelter", for this purpose, includes a partnership the principal purpose of which is the avoidance or evasion of federal income tax. The Partnership believes that its principal purpose is to generate income from its oil and gas activities and, accordingly, that it is not a "tax shelter" within the meaning of the substantial understatement penalty provision.

         A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

         A publicly traded partnership, such as the Partnership, may encounter situations in which it is difficult for the partnership to fully and accurately comply with all federal tax reporting requirements. Ownership of partnership interests by nominees (e.g., in street name of a broker) increases this difficulty. If a partnership fails to comply with such requirements, certain penalties could be assessed against the partnership or its partners.

         Tax Shelter Registration. The Partnership is subject to rules regarding the registration of "tax shelters." The registration requirements provide that a tax shelter organizer must register the tax shelter investment with the IRS and describe, among other things, the tax benefits associated with such investment. The IRS is required to assign each tax shelter a registration number and the tax shelter organizer must notify the investors regarding the tax shelter's registration number. The investor must report this number on a form attached to his individual income tax return for any year in which he claims any income, gain, loss, deduction, or credit with respect to such tax shelter.

         The Partnership is registered as a "tax shelter" with the IRS. The Partnership's tax shelter identification number is 85193000156. The Partnership will supply such identification number to Unitholders along with their annual tax reporting information package. Any person reporting income, loss, deduction or credit attributable to the Partnership will be obligated to provide such tax shelter registration number on Form 8271 and attach such form to his return. Failure to include such number with the return could result in the imposition of a penalty of $250 for each such failure unless due to reasonable cause. If a Unitholder sells or otherwise transfers a Unit, he must give the transferee a prescribed written statement containing the registration number with the instructions concerning its use, subject to a $100 penalty for each failure to do so.

         ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

          Investor Lists. Because the Partnership will be registered as a tax shelter, it will be required to maintain a list identifying each person who was sold an interest in such shelter including the investor's name, address, and taxpayer identification number, the number of Units acquired and the date of the acquisition, the name of the person from whom the Units were acquired and certain other information. This list must be made available to the IRS upon request and all information required to be on such list must be retained for seven years. Each Unitholder generally will be required to maintain a list with respect to any transferee of his Units. The penalty for failure to maintain a list of investors is $50 for each person with respect to whom there is a failure, unless such failure is due to reasonable cause and not willful neglect. HEPGP, as general partner of the Partnership, will use its best efforts to comply with this rule.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

         An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Material Federal Income Tax Considerations--Other Tax Consequences--Investment by Tax-Exempt Entities."
The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

         Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

         In addition to considering whether the purchase of Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

         The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

         Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING


         The Partnership has entered into an Underwriting Agreement (the "Underwriting Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Principal Financial Securities, Inc., Ladenburg Thalmann & Co. Inc., Wheat First Butcher Singer and First Union Capital Markets Corp. are acting as representatives (the "Representatives"). Subject to the terms and conditions of the Underwriting Agreement, the Partnership has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of Class C Units set forth opposite each Underwriters' name in the table below:



UNDERWRITER                                                                 NUMBER OF UNITS
-----------                                                                 ---------------
Principal Financial Securities, Inc.  . . . . . . . . . . . . . . . . . .

Ladenburg Thalmann & Co. Inc. . . . . . . . . . . . . . . . . . . . . . .
Wheat First Butcher Singer  . . . . . . . . . . . . . . . . . . . . . . .

First Union Capital Markets Corp. . . . . . . . . . . . . . . . . . . . .
                                                                                  ---------

        Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,500,000
                                                                                  ==========




         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the Class C Units being sold to the public pursuant to the Underwriting Agreement, if any is purchased (excluding Class C Units covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or decreased or the Underwriting Agreement may be terminated.

         The Representatives have advised the Partnership that the Underwriters propose to offer the Class C Units directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $_____ per Class C Unit. Additionally, the Underwriters may allow, and such dealers may reallow, a concession of not in excess of $_____ per Class C Unit to certain other dealers. After the offering, the initial public offering price and other selling terms may be changed by the Underwriters.


         The Partnership has granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Underwriting Agreement, to purchase up to 375,000 Class C Units at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional Units pursuant to this option, each Underwriter will be committed to purchase such additional Units in approximately the same proportion as set forth in the table above. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Class C Units offered hereby.


         The offering of the Class C Units is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of Class C Units in whole or in part.

         The Representatives have advised the Partnership that the Underwriters will not confirm sales of Class C Units to accounts over which they exercise discretionary authority.

         The Partnership and Hallwood G.P.'s executive officers and directors have agreed that, without the prior written consent of Principal Financial Securities, Inc., they will not sell or otherwise dispose of any Class C Units for a period of 180 days after the date of this Prospectus, other than as gifts to family members and transfers to wholly owned affiliates.

         Because the National Association of Securities Dealers, Inc. ("NASD") views the Class C Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's

Conduct Rules. Investor suitability of the Class C Units should be judged similarly to the suitability of other securities which are listed for trading on a national securities exchange.


         The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act arising out of or based upon untrue statements or provisions in this Prospectus or the Registration Statement of which the Prospectus is a part, and to contribute to payments the Underwriters may be required to make in respect thereof (including legal and other defense costs and expenses).


         The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Class C Units in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class C Units originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class C Units to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

         The Representatives have performed investment banking and other financial advisory services for the Partnership in the past, for which they have received customary compensation.

                                 LEGAL MATTERS

         The validity of the Class C Units will be passed upon for the Partnership by Jenkens & Gilchrist, A Professional Corporation, Dallas, Texas. Certain legal matters in connection with the Class C Units will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of the Partnership as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The information included and incorporated by reference herein regarding the total proved reserves of the Partnership was prepared by the HPI's in-house engineers. A portion was reviewed by Williamson Petroleum Consultants, Inc. as stated in their letter report with respect thereto. The reserve review letter of Williamson Petroleum Consultants, Inc. is filed as an exhibit to the Registration Statement of which this Prospectus is a part, in reliance upon the authority of said firm as experts with respect to the matters covered by its report and the giving of its report.

                             AVAILABLE INFORMATION

         The Partnership has filed with the SEC in Washington, D.C., a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. Such reports and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from, the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New

York, New York 10048 or may be obtained on the Internet at http://www.sec.gov. In addition, the Class C Units of the Partnership are traded on the American Stock Exchange, and such reports and other information may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

                      DOCUMENTS INCORPORATED BY REFERENCE


         The following documents or portions thereof filed by the Partnership are hereby incorporated by reference in this Prospectus:

         (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;


         (ii) the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;


         (iii) the description of the Class C Units set forth in the Registration Statement on Form 8-A, filed with the SEC on December 8, 1995, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Class C Units made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference into such documents).
Such requests should be directed to Hallwood Energy Partners, L.P., 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237, Attention: Investor Relations.

                           GLOSSARY OF CERTAIN TERMS

         The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

         Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

         Bbls/d.  Stock tank barrels per day.

         Bcf.  Billion cubic feet.

         Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

         Class A Units. A Unit representing a fractional part of the partnership interests of all limited partners of the Partnership and their assignees and having the rights and obligations specified with respect to a Class A Unit in the Partnership Agreement.

         Class B Units. A Unit representing a fractional part of the partnership interests of all limited partners of the Partnership and their assignees and having the rights and obligations specified with respect to a Class B Unit in the Partnership Agreement.

         Class C Units. A Unit representing a fractional part of the partnership interests of all limited partners of the Partnership and their assignees and having the rights and obligations specified with respect to a Class C Unit in the Partnership Agreement.

         Code.  The Internal Revenue Code of 1986, as amended.

         Completion. The installation of permanent equipment for the production of oil or gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

         Counsel. Jenkens & Gilchrist, a Professional Corporation, counsel to the Partnership.


         Credit Facilities. Collectively, the Second Amended and Restated Credit Agreement of the Partnership and the Amended and Restated Note Purchase Agreement of the Partnership, as amended and restated as of May 31, 1997.


         Delaware Act. The Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Sections 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

         Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

         Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

         Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

         EDPO. EDP Operating, Ltd., a Delaware limited partnership, and one of the Partnership's Operating Partnerships.

         Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

         Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

         Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

         Finding costs. Costs associated with acquiring and developing proved oil and gas reserves which are capitalized by the Partnership pursuant to generally accepted accounting principles, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells.


         Gas Balancing. Monitoring the difference between the volume of gas from a well actually received by each owner and the volume that should be allocated to such owner based on the percentage of the well owned.


         General Partner. HEPGP Ltd., a Colorado limited partnership, and its successors and permitted assigns as general partner of the Partnership and the Operating Partnerships.

         Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

         Hallwood G.P. Hallwood G.P., Inc., a Delaware corporation, and the general partner of the General Partner.

         Hallwood Group. The Hallwood Group Incorporated, a Delaware corporation, and the parent of Hallwood G.P..

         HCRC. Hallwood Consolidated Resources Corporation, a publicly traded Delaware corporation, the common stock of which the Partnership owns 46%.

         HEC. Hallwood Energy Corporation, the previous general partner of the Partnership.

         HEPGP. HEPGP Ltd., a Colorado limited partnership, and the General Partner of the Partnership.

         HEPO. HEP Operating Partners, L.P., a Delaware limited partnership, and one of the Partnership's Operating Partnerships.

         HPI. Hallwood Petroleum, Inc., a Delaware corporation, that is a 96% owned subsidiary of the Partnership.

         IRS.  The United States Internal Revenue Service.

         Mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.

         Mbbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

         Mcf.  One thousand cubic feet.

         Mcf/d.  One thousand cubic feet per day.

         Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

         Mmbtu. One million British Thermal Units, which is the English system unit of heat used to measure the heat content of natural gas.

         Mmcf.  One million cubic feet.

         Mmcf/d.  One million cubic feet per day.

         Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

         Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

         NYMEX.  New York Mercantile Exchange.

         Operating Partnerships. EDP Operating, Ltd., a Delaware limited partnership, and HEP Operating Partners, L.P., a Delaware limited partnership, and any successors thereto.

         Operating Partnership Agreements. The limited partnership agreements governing the Operating Partnerships, included as exhibits to the registration statement of which this prospectus is a part.

         Partnership. Hallwood Energy Partners, L.P., a publicly traded Delaware limited partnership.

         Partnership Agreement. The Third Amended and Restated Agreement of Limited Partnership of the Partnership as it may be amended, restated or supplemented from time to time.

         Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

         Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

         Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

         Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

         Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

         Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

         Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

         Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

         Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

         Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

         Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.


         Shut-in Well. A producing well that is not currently producing oil or gas.

         Successful Well. A well for which production casing has been run for a completion attempt.


         3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three- dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

         2-D seismic.  A two-dimensional seismic picture of the subsurface.

         Transfer Agent. Registrar & Transfer & Co. or such bank, trust company or other person (including the General Partner or one of its affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

         Transfer Application. The application which all purchasers of Class C Units in this Offering and purchasers of Class C Units in the open market who wish to become Class C Unitholders of record must deliver before the transfer of such Class C Units will be registered and before cash distributions and federal income tax allocations will be made to the transferee. A form of Transfer Application is included in this Prospectus as Appendix A.


         Underwriters. The underwriters of the Offering, for which Principal Financial Securities, Inc., Ladenburg Thalmann & Co. Inc., Wheat First Butcher Singer and First Union Capital Markets Corp. are acting as the representatives.


         Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

         Unit.  Any of a Class A Unit, Class B Unit or Class C Unit.

         United States Citizen. (a) a citizen of the United States, (b) a corporation organized under the laws of the United States or of any state or territory thereof, provided that none of the stock of the corporation is owned, held or controlled by a non-citizen who is a citizen of a country that denies to United States citizens or corporations privileges to own interests in oil and gas leases similar to the privileges of non-citizens to own interest in oil and gas leases on federal lands ("United States Corporation") or (c) an association (including a partnership or a trust) each of the members of which is a citizen of the United States or a United States Corporation.

         Unitholder.  The holder of record of a Unit.

         Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.


         Workover. Major remedial operations required to maintain, restore or increase production rates.

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



HALLWOOD ENERGY PARTNERS, L.P.                                                    Page
                                                                                  ----
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets at December 31, 1996 and 1995 . . . . . . . . . . . .  F-3

Consolidated Statements of Operations for the years
  ended December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Partners' Capital for the
  years ended December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . .  F-6

Consolidated Statements of Cash Flows for the years
  ended December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . .  F-7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . .  F-8

Supplemental Oil and Gas Reserve Information - (Unaudited)  . . . . . . . . . . . F-23

Consolidated Balance Sheet at September 30, 1997 (Unaudited)  . . . . . . . . . . F-27

Consolidated Statements of Operations for the nine months ended
 September 30, 1997 and 1996 (Unaudited)  . . . . . . . . . . . . . . . . . . . . F-30

Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1997 and 1996 (Unaudited)  . . . . . . . . . . . . . . . . . . . . F-31

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . F-34

HEPGP Ltd.

Balance Sheets at September 30, 1997 and
 December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-35

Notes to Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-36

Supplemental Oil and Gas Reserve Information  . . . . . . . . . . . . . . . . . . F-39

                          INDEPENDENT AUDITORS' REPORT


TO THE PARTNERS OF HALLWOOD ENERGY PARTNERS, L.P.:

We have audited the consolidated financial statements of Hallwood Energy Partners, L.P. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, listed on page F-1. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hallwood Energy Partners, L.P. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Denver, Colorado
February 28, 1997

                         HALLWOOD ENERGY PARTNERS, L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                          December 31,
                                                                                 --------------------------
                                                                                   1996              1995
                                                                                 --------         ---------
           CURRENT ASSETS
                   Cash and cash equivalents                                     $   5,540        $   4,977
                   Accounts receivable:
                            Oil and gas revenues                                     9,405            6,767
                            Trade                                                    4,507            2,860
                   Due from affiliates                                                                2,808
                   Prepaid expenses and other current assets                           928            1,091
                                                                                 ---------        ---------
                                    Total                                           20,380           18,503
                                                                                 ---------        ---------

           PROPERTY, PLANT AND EQUIPMENT, at cost
                   Oil and gas properties (full cost method):
                            Proved mineral interests                               607,875          601,323
                            Unproved mineral interests - domestic                    1,244              684
                   Furniture, fixtures and other                                     3,366            3,090
                                                                                 ---------        ---------
                                    Total                                          612,485          605,097

                   Less accumulated depreciation, depletion,
                            amortization and property impairment                  (523,936)        (510,171)
                                                                                 ---------        ---------
                                    Total                                           88,549           94,926
                                                                                 ---------        ---------

           OTHER ASSETS
                   Investment in common stock of HCRC                               13,700           11,491
                   Deferred expenses and other assets                                  163              232
                                                                                 ---------        ---------
                                    Total                                           13,863           11,723
                                                                                 ---------        ---------


           TOTAL ASSETS                                                          $ 122,792        $ 125,152
                                                                                 =========        =========


                       (Continued on the following page)

                         HALLWOOD ENERGY PARTNERS, L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                  December 31,
                                                                             -----------------------
                                                                               1996         1995
                                                                             ---------    ---------
           CURRENT LIABILITIES
                   Accounts payable and accrued liabilities                  $  15,185    $  17,344
                   Due to affiliates                                               159
                   Net working capital deficit of affiliate                        581        5,061
                   Current portion of contract settlement                          374
                   Current portion of long-term debt                             5,810           87
                                                                             ---------    ---------
                                    Total                                       21,735       22,866
                                                                             ---------    ---------

           NONCURRENT LIABILITIES
                   Long-term debt                                               29,461       37,557
                   Contract settlement                                           2,512        2,397
                   Deferred liability                                            1,533        1,718
                                                                             ---------    ---------
                                    Total                                       33,506       41,672
                                                                             ---------    ---------

                                             Total Liabilities                  55,241       64,538
                                                                             ---------    ---------

           MINORITY INTEREST IN AFFILIATES                                       3,336        3,042
                                                                             ---------    ---------

           COMMITMENTS AND CONTINGENCIES (NOTE 14)

           PARTNERS' CAPITAL
                   Class A Units - 9,977,254 Units issued, 9,077,949 and
                            9,193,159 outstanding in 1996 and 1995,             61,487       59,614
                            respectively
                   Class B Subordinated Units - 143,773 Units issued
                            and outstanding                                      1,254        1,062
                   Class C Units - 664,063 Units issued and outstanding in
                                                                                  1996        5,146

                   General Partner                                               3,307        2,981
                   Treasury Units - 899,305 and 784,095
                            Units in 1996 and 1995, respectively                (6,979)      (6,085)
                                                                             ---------    ---------
                                             Partners' Capital - Net            64,215       57,572
                                                                             ---------    ---------

           TOTAL LIABILITIES AND PARTNERS' CAPITAL                           $ 122,792    $ 125,152
                                                                             =========    =========



    The accompanying notes are an integral part of the financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands except per Unit)


                                                           For the Years Ended December 31,
                                                          ---------------------------------
                                                            1996        1995        1994
                                                          --------    --------    --------
 REVENUES:
          Oil revenue                                     $ 19,534    $ 17,240    $ 15,470
          Gas revenue                                       28,618      23,770      26,026
          Pipeline, facilities and other                     2,492       2,444       2,403
          Interest                                             422         326         583
                                                          --------    --------    --------
                                                            51,066      43,780      44,482
                                                          --------    --------    --------

 EXPENSES:
          Production operating                              11,511      11,298      12,177
          Facilities operating                                 726         794         730
          General and administrative                         4,540       5,580       5,630
          Depreciation, depletion and amortization          13,500      15,827      18,168
          Impairment of oil and gas properties              10,943       7,345
          Interest                                           3,878       4,245       3,839
          Litigation settlement                                230         386       3,370
                                                          --------    --------    --------
                                                            34,385      49,073      51,259
                                                          --------    --------    --------

 OTHER INCOME (EXPENSE):
          Equity in earnings (loss) of HCRC                  1,768      (2,273)     (1,499)
          Minority interest in net income of affiliates     (2,723)     (1,465)     (1,822)
          Other                                                  5
                                                          --------    --------    --------
                                                              (955)     (3,738)     (3,316)
                                                          --------    --------    --------

 NET INCOME (LOSS)                                          15,726      (9,031)    (10,093)


 CLASS C UNIT DISTRIBUTIONS ($1.00 PER UNIT)                   664
                                                          --------    --------    --------

 NET INCOME (LOSS) ATTRIBUTABLE TO
    GENERAL PARTNER, CLASS A AND
    CLASS B LIMITED PARTNERS                              $ 15,062    $ (9,031)   $(10,093)
                                                          ========    ========    ========

 ALLOCATION OF NET INCOME (LOSS):

 General partner                                          $  2,569    $  1,289    $  1,631
                                                          ========    ========    ========
 Class A and Class B Limited partners                     $ 12,493    $(10,320)   $(11,724)
                                                          ========    ========    ========
          Per Class A Unit and Class B Unit               $   1.34    $  (1.07)   $  (1.20)
                                                          ========    ========    ========

          Weighted average Class A Units and Class B
          Units and equivalent Units outstanding             9,292       9,683       9,807
                                                          ========    ========    ========




    The accompanying notes are an integral part of the financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                          (In thousands except Units)


                                        General           Class A          Class B           Class C            Treasury
                                        Partner            Units            Units             Units              Units
                                        -------           -------          -------           -------            --------
 BALANCE, DECEMBER 31, 1993              $ 4,872          $ 95,956          $ 1,662                               $(3,914)
 Increase in Treasury Units
                                                                                                                      (26)
 Syndication costs                                             (34)
 Distributions                            (2,452)           (7,052)            (116)
 Net income (loss)                         1,631           (11,528)            (196)
                                         -------          --------          -------                               -------

 BALANCE, DECEMBER 31, 1994                4,051            77,342            1,350                                (3,940)
 Increase in Treasury Units
                                                                                                                   (2,145)
 Syndication costs                                             (63)
 Distributions                            (2,359)           (7,517)            (116)
 Net income (loss)                         1,289           (10,148)            (172)
                                         -------          --------          -------                               -------

 BALANCE, DECEMBER 31, 1995                2,981            59,614            1,062                                (6,085)
 Increase in Treasury
          Units                                                                                                      (894)
 Syndication costs                                             (12)
 Issuance of Class C Units                                  (5,146)                            $5,146
 Distributions                            (2,243)           (5,270)                              (664)
 Net income                                2,569            12,301              192               664
                                         -------          --------          -------            ------             -------

 BALANCE, DECEMBER 31, 1996              $ 3,307          $ 61,487          $ 1,254            $5,146             $(6,979)
                                         =======          ========          =======            ======             =======




    The accompanying notes are an integral part of the financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                            For the Years Ended December 31,
                                                           ----------------------------------
                                                             1996        1995         1994
                                                           --------    --------    ----------
OPERATING ACTIVITIES:
        Net income (loss)                                  $ 15,726    $ (9,031)   $(10,093)
        Adjustments to reconcile net income (loss) to
        net cash provided by operating activities:
                 Depreciation, depletion, amortization
                      and impairment                         13,500      26,770      25,513
                 Depreciation charged to affiliates             265         256         348
                 Amortization of deferred loan costs and        167         201         260
                 other assets
                 Noncash interest expense                       219         289         394
                 Minority interest in net income              2,723       1,465       1,822
                 Take-or-pay recoupment                        (376)       (571)       (313)
                 Equity in (earnings) loss of HCRC           (1,768)      2,273       1,499
                 Undistributed (earnings) loss of              (187)       (886)        158
                 affiliates
        Changes in operating assets and liabilities
          provided (used) cash net of noncash activity:
                 Oil and gas revenues receivable             (2,638)       (547)      3,341
                 Trade receivables                           (1,647)        182       2,757
                 Due from affiliates                          2,808      (1,161)     (1,529)
                 Prepaid expenses and other current             163         261       3,590
                 assets
                 Accounts payable and accrued                (2,159)     (1,052)     (6,172)
                 liabilities
                 Due to affiliates                             (373)
                                                           --------    --------    --------
                         Net cash provided by operating
                         activities                          26,423      18,449      21,575
                                                           --------    --------    --------

INVESTING ACTIVITIES:
        Additions to property, plant and equipment           (3,148)     (2,727)     (3,657)
        Exploration and development costs incurred           (9,467)     (8,404)     (9,978)
        Proceeds from sales of property, plant and            5,294         394       2,599
        equipment

        Investment in affiliates                               (449)
        Refinance of Spraberry investment                    (4,715)
        Other investing activities                              (25)
                                                           --------    --------    --------
                         Net cash used in investing
                         activities                         (12,485)    (10,737)     (11,061)
                                                           --------    --------    --------

FINANCING ACTIVITIES:
        Payments of long-term debt                          (11,373)     (7,379)    (12,375)
        Proceeds from long-term debt                          9,000      15,000       4,300
        Distributions paid                                   (8,176)    (10,020)     (9,547)
        Distributions paid by consolidated affiliates
          to minority interest                               (2,429)     (1,346)     (2,245)
        Payment of contract settlement                         (305)     (1,336)     (1,343)
        Other financing activities                              (92)        (63)        (34)
                                                           --------    --------    --------
                         Net cash used in financing
                         activities                        (13,375)     (5,144)     (21,244)
                                                           -------     -------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           563       2,568      (10,730)

CASH AND CASH EQUIVALENTS:

        BEGINNING OF YEAR                                     4,977       2,409      13,139
                                                           --------    --------    --------

        END OF YEAR                                        $  5,540    $  4,977    $  2,409
                                                           ========    ========    ========



    The accompanying notes are an integral part of the financial statements.

                         HALLWOOD ENERGY PARTNERS, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


         Hallwood Energy Partners, L.P. ("HEP" or the "Partnership") is a publicly traded Delaware limited partnership engaged in the production, sale and transportation of oil and gas and in the acquisition, exploration, development and operation of oil and gas properties. The Partnership's properties are primarily located in the Greater Permian Region of Texas and Southeast New Mexico, the Gulf Coast Region of Louisiana and Texas, and the Rocky Mountain Region. The principal objectives of HEP are to maintain or expand its reserve base and production and to provide cash distributions to holders of its units representing limited partner interests ("Units"). HEPGP Ltd. became the general partner of HEP on November 26, 1996 after HEP's former general partner, Hallwood Energy Corporation ("HEC"), merged into The Hallwood Group Incorporated ("Hallwood Group"). HEPGP Ltd. is a limited partnership of which Hallwood Group is the limited partner and Hallwood G.P., Inc. ("Hallwood G.P."), a wholly owned subsidiary of Hallwood Group, is the general partner. HEP commenced operations in August 1985 after completing an exchange offer in which HEP acquired oil and gas properties and operations from HEC, 24 oil and gas limited partnerships of which HEC was the general partner, and certain working interest owners that had participated in wells with HEC and the limited partnerships.


The activities of HEP are conducted through HEP Operating Partners, L.P. ("HEPO") and EDP Operating, Ltd. ("EDPO"). HEP is the sole limited partner and HEPGP Ltd. is the sole general partner of HEPO and EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

ACCOUNTING POLICIES

CONSOLIDATION

HEP fully consolidates entities in which it owns a greater than 50% equity interest and reflects a minority interest in the consolidated financial statements. HEP accounts for its interest in 50% or less owned affiliated oil and gas partnerships and limited liability companies using the proportionate consolidation method of accounting. HEP's investment in approximately 46% of the common stock of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), is accounted for under the equity method.


The accompanying financial statements include the activities of HEP, its subsidiaries, Hallwood Petroleum, Inc. ("HPI") and Hallwood Oil and Gas, Inc. ("Hallwood Oil") and majority owned affiliates, the May Limited Partnerships 1983-1, 1983-2, 1983-3, 1984-1, 1984-2, 1984-3 ("Mays").

DERIVATIVES

HEP has entered into numerous financial contracts to hedge the price of its oil and gas. The purpose of the hedges is to provide protection against price drops and to provide a measure of stability in the volatile environment of oil and gas spot pricing. The amounts received or paid upon settlement of these contracts are recognized as oil or gas revenue at the time the hedged volumes are sold.

GAS BALANCING

HEP uses the sales method for recording its gas balancing. Under this method, HEP recognizes revenue on all of its sales of production, and any over-production or under-production is recovered at a future date.

As of December 31, 1996, HEP had a net over-produced position of 166,000 mcf ($372,000 valued at average annual natural gas prices). The general partner believes that this imbalance can be made up from or repaid by production on existing wells or from wells which will be drilled as offsets to existing wells and that this imbalance will not have a material effect on HEP's results of operations, liquidity and capital resources. HEP's oil and gas reserves as of December 31, 1996 have been decreased by 166,000 mcf in order to reflect HEP's gas balancing position.

ALLOCATIONS

Partnership costs and revenues are allocated to Unitholders and the General Partner pursuant to the Partnership Agreement as set forth below.

                                                                       Unitholders     General Partner
                                                                       -----------     ---------------
                   Property Costs and Revenues
                            Initial acquisition costs -
                                    Acreage other than                     100%               0%
                                    exploratory
                                    Exploratory acreage                     98%               2%
                            Producing wells -
                                    Costs and revenues                      98%               2%
                            Development wells (1) -
                                    Costs through completion               100%               0%
                                    All other costs and revenues            95%               5%
                            Exploratory wells (1) -
                                    Costs through completion                90%              10%
                                    All other costs and revenues            75%              25%
                            All other costs and revenues                    98%               2%

         (1) These percentages are for wells drilled under the EDPO partnership agreement. The majority of wells drilled under the HEPO partnership agreement share costs through completion in a ratio of 9.34% to the General Partner and 90.66% to the Unitholders and share all other costs and revenues in a ratio of 20.37% to the General Partner and 79.63% to the Unitholders.

PROPERTY, PLANT AND EQUIPMENT

HEP follows the full cost method of accounting whereby all costs related to the acquisition of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method. Proceeds from property sales are generally credited to the full cost pool.

Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. If capitalized costs exceed this ceiling, an impairment is recognized. The standardized measure of discounted future net cash flows is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming continuation of existing economic conditions.

HEP does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because the Partnership estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. The Partnership's estimates are based upon its historical experience and upon review of current properties and restoration obligations.

Unproved properties are withheld from the amortization base until such time as they are either developed or abandoned. The properties are evaluated periodically for impairment.

During 1996, HEP adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 provides the standards for accounting for the impairment of various long-lived assets. Substantially all of HEP's long-lived assets consist of oil and gas properties which are evaluated for impairment as described above. Therefore, the adoption of SFAS 121 did not have a material effect on the financial position or results of operations of HEP.

DEFERRED LIABILITY

The deferred liability as of December 31, 1996 and 1995 consists primarily of HEP's share of the unrecouped portion of a 1989 take-or-pay settlement, which is recoupable in gas volumes.

DISTRIBUTIONS

HEP paid a $.13 per Class A Unit and a $.25 per Class C Unit distribution on February 14, 1997 to Unitholders of record on December 31, 1996. This amount and the general partner distribution were accrued as of year end. At December 31, 1996 and 1995, distributions payable of $1,996,000 and $2,477,000, respectively were included in accounts payable and accrued liabilities. HEP declared distributions of $.52 per Class A Unit and $1.00 per Class C Unit for 1996 and $.80 per Class A and Class B Unit for 1995.

INCOME TAXES

No provision for federal income taxes is included in HEP's financial statements because, as a partnership, it is not subject to federal income tax and the tax effect of its activities accrues to the partners. In certain circumstances, partnerships may be held to be associations taxable as corporations. The Internal Revenue Service has issued regulations specifying circumstances under current law when such a finding may be made, and management has obtained an opinion of counsel based on those regulations that HEP is not an association taxable as a corporation. A finding that HEP is an association taxable as a corporation could have a material adverse effect on the financial position, cash flows and results of operations of HEP.

As a result of the differences in the accounting treatment of certain items for income tax purposes as opposed to financial reporting purposes, primarily depreciation, depletion and amortization of oil and gas properties and the recognition of intangible drilling costs as an expense or capital item, the income tax basis of oil and gas properties differs from the basis used for financial reporting purposes. At December 31, 1996 and 1995, the income tax bases of the Partnership's oil and gas properties were approximately $122,000,000 and $129,000,000, respectively.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

COMPUTATION OF NET INCOME PER UNIT

Net income per Class A and Class B Unit is computed by dividing net income attributable to the Class A and Class B limited partners' interest (net income excluding income attributable to the general partner and Class C Units) by the weighted average number of Class A Units, Class B Units and equivalent Class A and Class B Units outstanding. The options to acquire Class A Units described in Note 9 have been considered to be Unit equivalents since June 1, 1996 because the market price of the Class A Units has exceeded the exercise price of the options since that date. The number of equivalent Units was computed using the treasury stock method which assumes that the increase in the number of Units is reduced by the number of Units which could have been repurchased by the Partnership with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the Class A Units during the reporting period). All Unit and per Unit information has been restated to reflect the issuance of Class A Units in connection with a lawsuit settlement further described in Note 12.

At December 31, 1996 and 1995, HEP owned approximately 46% and 40%, respectively, of the outstanding common stock of HCRC, which owns approximately 19% of HEP's Class A Units; consequently, HEP had an interest in 899,305 and 784,095 of its own Units as of December 31, 1996 and 1995, respectively. These Units are treated as treasury Units in the accompanying financial statements.

USE OF ESTIMATES

The preparation of the financial statements for the Partnership in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

SIGNIFICANT CUSTOMERS

Although the Partnership sells the majority of its oil and gas production to a few purchasers, there are numerous other purchasers in the area in which HEP sells its production; therefore, the loss of its significant customers would not adversely affect HEP's operations. For the years ended December 31, 1996, 1995 and 1994, purchases by the following companies exceeded 10% of the total oil and gas revenues of the Partnership:

                                                               1996             1995             1994
                                                               ----             ----             ----
                  Conoco Inc.                                   28%              30%              23%
                  Marathon Petroleum Company                    11%              14%              12%

ENVIRONMENTAL CONCERNS

HEP is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1996, HEP has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of HEP in the oil and gas industry.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 2 - OIL AND GAS PROPERTIES

The following table summarizes certain cost information related to HEP's oil and gas activities:

                                    For the Years Ended December 31,
                                    --------------------------------
                                      1996        1995        1994
                                    --------    -------    --------
                                               (In thousands)
Property acquisition costs:
         Proved                      $ 2,321    $ 2,727    $ 3,724
         Unproved                        560        793        183
Development costs                      9,587     11,880      4,995
Exploration costs                        831      2,368      4,983
                                     -------    -------    -------
                 Total               $13,299    $17,768    $13,885
                                     =======    =======    =======

Depreciation, depletion, amortization and impairment expense related to proved oil and gas properties per equivalent barrel of production for the years ended December 31, 1996, 1995 and 1994, was $4.35, $7.21 and $5.79, respectively.

At December 31, unproved properties consisted of the following:

                              1996         1995
                             ------       ------
                                (In thousand)
Texas                        $1,062       $227
South Louisiana                  11         86
Utah                                       137
Other                           171        234
                             ------       ----
                             $1,244       $684
                             ======       ====


NOTE 3 - PRINCIPAL ACQUISITIONS AND SALES

1996

On July 1, 1996, HEP and HCRC completed a transaction involving the acquisition from Fuel Resources Development Co., a wholly owned subsidiary of Public Service Company of Colorado, and other interest owners of their interests in 38 coal bed methane wells located in La Plata County, Colorado and Rio Arriba County, New Mexico. Thirty-four of the wells, estimated to have reserves of 53 Bcf, were assigned to 44 Canyon LLC ("44 Canyon"), a special purpose entity owned by a large east coast financial institution. The wells qualify for tax credits under Section 29 of the Internal Revenue Code. HPI manages and operates the properties on behalf of 44 Canyon. The $28.4 million purchase price was funded by 44 Canyon through the sale of a volumetric production payment to an affiliate of Enron Capital & Trade Resources Corp., a subsidiary of Enron Corp., the sale of a subordinated production payment and certain other property interests for $3.45 million to an affiliate of HEP and HCRC, and additional cash contributed by the owners of 44 Canyon. The affiliate of HEP and HCRC which purchased the subordinated production payment and other property
interests is owned equally by HEP and HCRC.   The interests in the four wells
in Rio Arriba County were acquired directly by HEP and HCRC.


1995

During 1995, HEP had no individually significant property acquisitions or sales.

1994

During the second quarter of 1994, HEP and HCRC formed a limited partnership with a third party for the purpose of producing natural gas qualified for the
Section 29 tax credit under the Internal Revenue Code. A limited liability company owned by HEP and HCRC is the general partner of the partnership. In 1994, HEP and HCRC sold a term working interest in certain wells in San Juan County, New Mexico to the limited partnership. In November 1996, HEP and HCRC sold to the limited partnership their 80% reversionary interest in the properties owned by the limited partnership. As consideration for the sale, HEP and HCRC received a production payment, an increase in incentive payments and a 90% springing reversionary interest in the properties.

In the 1994 transaction, HEP and HCRC received a cash payment totaling $3,400,000. HEP recorded its $1,870,000 share of the cash payment received as a credit to oil and gas properties in the accompanying financial statements. As a result of the 1994 and 1996 transactions, HEP and HCRC receive 97% of the cash flow from production from the wells sold until 22.3 Bcf are produced from the wells (from November 1, 1996) and 80% of the cash flow until 31 Bcf are produced. HEP and HCRC also receive quarterly cash incentive payments equal to 34% of the Section 29 tax credit generated from the production from the wells until 10.3 Bcf are produced from the wells (from November 1, 1996), and 55% thereafter. HEP and HCRC share in all proceeds 55% and 45%, respectively.


NOTE 4 - DERIVATIVES

HEP has entered into numerous financial contracts to hedge the price of its oil and gas. HEP does not use these hedges for trading purposes, but rather for the purpose of providing a protection against price drops and to provide a measure of stability in the volatile environment of oil and gas spot pricing. The amounts received or paid upon settlement of these contracts is recognized as oil or gas revenue at the time the hedged volumes are sold.

The financial contracts used by HEP to hedge the price of its oil and gas production are swaps, collars and participating hedges. Under the swap contracts, HEP sells its oil and gas production at spot market prices and receives or makes payments based on the differential between the contract price and a floating price which is based on spot market indices.

The following table provides a summary of HEP's financial contracts:

                                      Oil
                 -----------------------------------------------
                 Quantity of Production
    Period               Hedged             Contract Floor Price
  ----------     ----------------------     --------------------
                          (Bbl)                  (per Bbl)
     1994                361,000                  $17.93
     1995                380,000                   17.41
     1996                300,000                   18.33
     1997                346,000                   17.78
     1998                103,000                   15.38
     1999                 16,000                   15.88

Certain of HEP's financial contracts for oil are participating hedges whereby HEP will receive the contract price if the posted futures price is lower than the contract price, and will receive the contract price plus between 25% and 75% of the difference between the contract price and the posted futures price if the posted futures price is greater than the contract price. Certain other of HEP's financial contracts for oil are collar agreements whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $17.50 to $19.35.

                                  Gas
              -----------------------------------------------
              Quantity of Production
 Period               Hedged             Contract Floor Price
--------      ----------------------     --------------------
                       (Mcf)                  (per Mcf)
  1994               6,461,000                 $1.88
  1995               6,439,000                   1.94
  1996               5,479,000                   1.94
  1997               5,386,000                   1.97
  1998               4,235,000                   2.02
  1999               1,860,000                   1.86
  2000               1,244,000                   2.01

Certain of HEP's financial contracts for gas are collar agreements whereby HEP will receive the contract price if the spot price is lower than the contract price, the cap price if the spot price is higher than the cap price, and the spot price if that price is between the contract price and the cap price. The cap prices range from $2.78 to $2.93.

In the event of nonperformance by the counterparties to the financial contracts, HEP is exposed to credit loss, but has no off-balance sheet risk of accounting loss. The Partnership anticipates that the counterparties will be able to satisfy their obligations under the contracts because the counterparties consist of well-established banking and financial institutions which have been in operation for many years. Certain of HEP's hedges are secured by the lien on HEP's oil and gas properties which also secures HEP's Credit Facilities described in Note 6.


NOTE 5 - INVESTMENT IN AFFILIATED CORPORATION

HEP accounts for its approximate 46% interest in HCRC using the equity method of accounting. The following presents summarized financial information for HCRC at December 31, 1996, 1995 and 1994:

                                 1996             1995             1994
                                ------           ------           ------
                                             (In thousands)
Current assets                 $10,802          $ 8,312          $ 7,076
Noncurrent assets               67,616           65,627           55,049
Current liabilities             10,849           15,514            6,646
Noncurrent liabilities          24,558           21,790           11,890
Revenue                         34,445           25,484           20,644
Net income (loss)                8,160           (4,670)          (2,974)

No other individual entity in which HEP owns an interest comprises in excess of 10% of the revenues, net income or assets of HEP.

HCRC repurchased approximately 99,000 and 26,000 shares of its common stock in odd lot repurchase offers which were completed January 26, 1996 and May 3, 1996, respectively. HCRC resold 12,965 of these shares to HEP at the price paid by HCRC for such shares. As a result of these transactions, HEP's ownership in HCRC increased from 40% to 46% at the end of May 1996.

The following amounts represent HEP's share of the property related costs and reserve quantities and values of its equity investee HCRC (in thousands):

CAPITALIZED COSTS RELATING TO OIL AND GAS ACTIVITIES:

                                                          As of December 31,
                                                    -------------------------------------
                                                       1996          1995         1994
                                                    ----------     ---------     --------
Unproved properties                                   $    573      $    230     $  1,052
Proved properties                                      113,085        94,925       89,284
Accumulated depreciation, depletion,
        amortization and property impairment           (89,175)      (74,168)     (68,587)
                                                      --------      --------     --------
Net property                                          $ 24,482      $ 20,987     $ 21,749
                                                      ========      ========     ========

COSTS INCURRED IN OIL AND GAS ACTIVITIES:

                            For the Years Ended December 31,
                           ----------------------------------
                            1996        1995           1994
                           ------      --------      -------
 Acquisition costs         $1,008      $  4,168      $1,531
 Development costs          3,670         2,124       1,531
 Exploration costs            382           845         825
                           ------      --------      ------
         Total             $5,060      $  7,137      $3,887
                           ======      ========      ======

RESULTS OF OPERATIONS FOR OIL AND GAS ACTIVITIES:

                                              For the Years Ended December 31,
                                             --------------------------------
                                                1996       1995       1994
                                             ---------   --------    --------
Oil and gas revenue                          $ 11,690    $  7,825    $  6,522
Production operating expense                   (3,790)     (2,894)     (3,008)
Depreciation, depletion, amortization
        and property impairment expense        (3,257)     (2,792)     (3,695)
Income tax benefit (expense)                       23        (813)         73
                                             --------    --------    --------
        Net income (loss) from oil and gas
           activities                        $  4,666    $  1,326    $   (108)
                                             ========    ========    ========

PROVED OIL AND GAS RESERVE QUANTITIES:

                                      Gas          Oil
                                      ---          ---
                                      Mcf          Bbl
                                        (unaudited)
Balance, December 31, 1996            22,786       2,680
                                      ======       =====
Balance, December 31, 1995            15,782       2,482
                                      ======       =====

Balance, December 31, 1994            14,548       1,771
                                      ======       =====

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

                                    (unaudited)
     December 31, 1996                $47,701
                                      =======
     December 31, 1995                $25,532
                                      =======
     December 31, 1994                $16,466
                                      =======


NOTE 6 - DEBT

HEP's long-term debt at December 31, 1996 and 1995 consisted of the following:

                                               1996             1995
                                              ------           ------
                                                    (In thousands)
       Note Purchase Agreement               $ 8,571          $12,857

       Credit Agreement                       26,700           24,700

       Other                                                       87
                                             -------          -------

       Total                                  35,271           37,644
       Less current maturities                (5,810)             (87)
                                             -------          -------
       Long-term debt                        $29,461          $37,557
                                             =======          =======

During the first quarter of 1995, HEP and its lenders amended HEP's Amended and Restated Credit Agreement ("Credit Agreement") to extend the term date of its line of credit to May 31, 1997. Under the Credit Agreement and an Amended and Restated Note Purchase Agreement ("Note Purchase Agreement") (collectively referred to as the "Credit Facilities"), HEP has a borrowing base of $48,000,000. HEP had amounts outstanding at December 31, 1996 of $26,700,000 under the Credit Agreement and $8,571,000 under the Note Purchase Agreement. HEP's borrowing base is further reduced by an outstanding contract settlement obligation of $2,512,000 (See Note 7); therefore, its unused borrowing base totaled $10,217,000 at February 28, 1997.

Borrowings under the Note Purchase Agreement bear interest at an annual rate of 11.85%, which is payable quarterly. Annual principal payments of $4,286,000 began April 30, 1992, and the debt is required to be paid in full on April 30, 1998. HEP intends to fund the payment due in April 1997 through additional borrowings under the Credit Agreement; thus, no portion of HEP's Note Purchase Agreement is classified as current as of December 31, 1996.

Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus 1.875%, prime plus 1/2% or the Euro-Dollar rate plus 1.75%. At December 31, 1996 the applicable interest rate was 7.4%. Interest is payable monthly, and 16 quarterly principal payments of $1,937,000, as adjusted for the anticipated borrowings to fund the Note Purchase Agreement payment due in 1997, commence May 31, 1997. HEP intends to extend the maturity date of its Credit Agreement prior to the commencement of the amortization period.


The borrowing base for the Credit Facilities is redetermined semiannually in March and September of each year. The Credit Facilities are secured by a first lien on approximately 80% of HEP's oil and gas properties as determined by the
lenders.   Additionally, aggregate distributions paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes plus distributions received from affiliates.



HEP entered into contracts to hedge its interest rate payments on $10,000,000 of its debt through the end of 1996, $15,000,000 for each of 1997 and 1998 and $10,000,000 for each of 1999 and 2000. HEP does not use the hedges for trading purposes, but rather for the purpose of providing a measure of predictability for a portion of HEP's interest payments under its debt agreement which has a floating interest rate. In general, it is HEP's goal to hedge 50% of the principal amount of its debt for the next two years and 25% for each year of the remaining term of the debt. HEP has entered into four hedges, of which one is an interest rate collar pursuant to which it pays a floor rate of 7.55% and a ceiling rate of 9.85%, and the others are interest rate swaps with fixed rates ranging from 5.75% to 6.57%. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.

At December 31, 1996, HEP's debt maturity schedule is as follows:

                       (In thousands)
     1997                  $ 5,810
     1998                   12,032
     1999                    7,746
     2000                    7,746
     2001                    1,937
                           -------
     Total                 $35,271
                           =======


NOTE 7 - CONTRACT SETTLEMENT OBLIGATION

In the first quarter of 1989, HEP settled a take-or-pay contract claim on its Bethany-Longstreet field. In accordance with the settlement, HEP received $7,623,000 in cash. This amount was recoupable in cash or gas volumes from April 1992 through March 1996, with a cash balloon payment due during the first quarter of 1998. A liability has been recorded equal to the present value of this amount discounted at 10.68%, HEP's estimated borrowing cost at the time of settlement. HEP also repaid $1,629,000 which represented suspended payments to the pipeline for previous years in equal monthly installments of $33,937 which began April 1992 and continued through March 1996. This amount was previously recorded as an offset to the full cost pool at the time the contract was initially abrogated by the pipeline. As payment of this obligation was made it was charged to the full cost pool.

At December 31, 1996, the long-term contract settlement balance consists of a payment of $2,767,000 due in March 1998, net of unaccreted discount of $255,000.


NOTE 8 - PARTNERS' CAPITAL

HEP Units that trade on the American Stock Exchange under the symbol "HEP" are referred to as "Class A Units," and Units that trade under the symbol "HEPC" are referred to as "Class C Units."

CLASS B SUBORDINATED UNITS

The Class B Units have equal liquidation rights and identical tax allocation rights and provisions to the Class A Units. However, the Class B Units have the following subordinated distribution provisions:

1. Distribution rights equal to Class A Units while the Class A Units receive distributions of $.20 or more per Class A Unit per calendar quarter.

2. No current distribution right should Class A Units receive distributions less than $.20 per Class A Unit for any calendar quarter.

3. An accumulated distribution deficit account is maintained for the benefit of the Class B Units for any distributions suspended under 2 above. The amount in the deficit account is payable in whole or in part to the Class B Unitholders in any quarter in which distributions equal to or greater than $.20 per Class A Unit are made on Class A Units.

The Class B Units may be converted into Class A Units on a 1:1 ratio at the option of the holder or holders thereof. Upon conversion, any amount remaining unpaid in the accumulated distribution deficit account relating to Class B Units converted is waived.

The Class B Units vote as a separate class on all matters required or otherwise brought for a vote of the Unitholders of HEP.

CLASS C UNITS

The Class C Units were issued on January 19, 1996 to Class A Unitholders in the ratio of one Class C Unit for every 15 Class A Units outstanding. In connection with the issuance of the Class C Units, HEP transferred $5,146,000 of partners capital from the Class A Unitholders to the Class C Unitholders based on the initial trading price of the Class C Units.

The Class C Units have a distribution preference of $1.00 per year, payable quarterly, commencing in the first quarter of 1996. HEP may not declare or make any cash distributions on the Class A or Class B Units unless all accrued and unpaid distributions on the Class C Units have been paid.

Class C Units vote as a separate class on all matters submitted to the unitholders of HEP for a vote.

RIGHTS PLAN

On February 6, 1995 the board of directors of HEC approved the adoption of a rights plan designed to protect Unitholders in the event of a takeover action that would otherwise deny them the full value of their investment.

Under the terms of the rights plan, one right was distributed for each Class A Unit of HEP to holders of record at the close of business on February 17, 1995. The rights trade with the Class A Units. The rights will become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 15% or more of HEP's Class A Units, or if a party announces an offer to acquire 30% or more of HEP. The rights will expire on February 6, 2005. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase, for $24, either HEP Class A Units or shares in an "acquiring entity," with a market value at that time of $48.

HEP will generally be entitled to redeem the rights at one cent per right at any time until the tenth day following the acquisition of a 15% position in its Units.


NOTE 9 - EMPLOYEE INCENTIVE PLANS

Every year beginning in 1992, the Board of Directors of the general partner has adopted an incentive plan. Each year the Board of Directors determines the percentage of HEP's interest in the cash flow from certain wells drilled, recompleted or enhanced during the year allocated to the incentive plan for that year. The specified percentage was 2.4% for 1996, 1.4% for domestic wells for 1995 and 1% for domestic wells for 1994. In 1994 and 1995, HEP also had an international incentive plan and the percentage interest in cash flow for that plan was 3%. Beginning in 1996, the domestic and international plans were combined. The specified percentage of cash flow is then allocated among certain key employees who are participants in the Plan for that year. Each award under the plan (with regard to domestic properties) represents the right to receive for five years a portion of the specified share of the cash award, and the participants are each paid a share of an amount equal to a specified percentage (80% for 1995 and 1996 and 40% for 1994) of the remaining net present value of the qualifying wells, and the award for that year terminates. The expenses attributable to the plans were $148,000 in 1996, $119,000 in 1995 and $88,000 in 1994 and are included in general and administrative expense in the accompanying financial statements.

On January 31, 1995, the board of directors of HEC approved the adoption of the Unit Option Plan ("Option Plan") to be used for the motivation and retention of directors, employees and consultants performing services for HEP. The plan authorizes the issuance of options to purchase 425,000 Class A Units. Grants of the total options authorized were made on January 31, 1995, vesting one-third at that time, an additional one-third on January 31, 1996 and the remaining one-third on January 31, 1997. The exercise price of the options is $5.75, which was the closing price of the Class A Units on January 30, 1995.

A summary of options granted under the Option Plan as of December 31, 1996 and 1995 and the changes therein during the years then ended on those dates is presented below:

                                                    1996                           1995
                                                   ------                         -----
                                                           Exercise                      Exercise
                                          Units              Price      Units              Price
                                          -----           ----------    -----           ----------
 Outstanding at beginning of year         425,000         $5.75

 Granted                                                                 425,000         $5.75
                                          -------         -----          -------         -----
 Outstanding at end of year               425,000         $5.75          425,000         $5.75
                                          =======         =====          =======         =====

 Options exercisable at year end          283,330                        141,665
                                          =======                        =======

The Partnership has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the Option Plan. Had compensation expense for the Option Plan been determined based on the fair value at the grant date for the options awarded in 1995 consistent with the provisions of SFAS 123, HEP's net income
(loss) and net income (loss) per Unit would have been reduced to the pro forma amounts indicated below:

                                                  1996             1995
                                                 ------           ------
 Net income (loss):         as reported        $15,726,000      $(9,031,000)
                            pro forma           15,544,000       (9,432,000)

 Net income (loss)
   per Class A and B Unit:     as                    $1.34           $(1.07)
 reported
                            pro forma                 1.32            (1.11)

The fair value of the Unit options for disclosure purposes was estimated on the date of the grant using the Binomial Option Pricing Model with the following assumptions:

                       Expected dividend yield                        6%
                       Expected price volatility                     28%
                       Risk-free interest rate                      7.6%
                       Expected life of options                      10 years

NOTE 10 - RELATED PARTY TRANSACTIONS

HPI manages and operates certain oil and gas properties on behalf of independent joint interest owners, HEP and its affiliates. In such capacity, HPI pays all costs and expenses of operations and distributes all revenues associated with such properties. HPI had payables to affiliates of HEP of $159,000 at December 31, 1996 and receivables from affiliates of HEP of $2,808,000 at December 31, 1995, which represented revenues net of operating costs and expenses. The intercompany balances are settled monthly.

HPI is reimbursed by HEP for costs and expenses which includes office rent, salaries and associated overhead for personnel of HPI engaged in the acquisition and evaluation of oil and gas properties (technical expenditures which are capitalized as costs of oil and gas properties) and lease operating and general and administrative expenses necessary to conduct the business of HEP (nontechnical expenditures which are expensed as general and administrative or production operating expenses). Reimbursements during 1996, 1995 and 1994 were as follows:

                              1996                 1995                 1994
                             ------               ------               ------
                                              (In thousands)
         Technical           $1,249               $1,100                $ 747
         Nontechnical         1,110                1,321                1,502

Included in the nontechnical allocation attributable to HEP's direct interest for 1996, 1995 and 1994 is approximately $152,000, $156,000 and $159,000, respectively, of consulting fees under a consulting agreement with Hallwood Group. Also included in the nontechnical allocation is $309,000, $369,000 and $363,000 in 1996, 1995 and 1994, respectively, representing costs incurred by Hallwood Group and its affiliates on behalf of the Partnership.

During the third quarter of 1994, HPI entered into a consulting agreement with its Chairman of the Board to provide advisory services regarding the activities of its affiliates. The amount of consulting fees allocated to the Partnership under this agreement is $125,000 in both 1996 and 1995 and $62,500 in 1994.


NOTE 11 - STATEMENT OF CASH FLOWS

Cash paid during 1996, 1995 and 1994 for interest totaled $3,492,000, $3,356,000 and $3,185,000, respectively.


NOTE 12 - LITIGATION SETTLEMENTS

In September 1995, the court order approving the settlement in the class action lawsuit styled In re. Hallwood Energy Partners, L.P. Securities Litigation became final. As part of the settlement, on September 28, 1995, HEP paid $2,870,000 in cash (which was recorded as an expense in the December 31, 1994 financial statements as the estimated cost associated with the litigation) and issued 1,158,696 Class A Units with a market value of $5,330,000 to a nominee of the class. HCRC subsequently exercised an option to purchase these Units from the nominee for $5,330,000 in cash. Other defendants contributed an additional $900,000 in cash to the settlement. The net proceeds of the settlement were distributed to a class consisting of former owners of limited partner interests in Energy Development Partners, Ltd. ("EDP") who exchanged their units in that entity for Units of HEP pursuant to the merger of EDP and HEP on May 9, 1990 (the "Transaction").

Upon issuance, these Class A Units were treated, for financial statement purposes, as additional Class A Units issued in connection with the Transaction, which was accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interest, and have been reflected as outstanding Class A Units since May 9, 1990, the date of the Transaction. As a result of the settlement, the number of Units outstanding and the net income (loss) per Class A Unit and Class B Unit have been retroactively restated for all periods subsequent to the Transaction date.


NOTE 13 - LEGAL PROCEEDINGS

In June 1996, HEP and the other parties to the lawsuits styled Lamson Petroleum Corporation v. Hallwood Petroleum, Inc. et al. settled the lawsuits. The plaintiffs in the lawsuits claimed they had valid leases covering streets and roads in the units of the A. L. Boudreaux #1 well, G. S. Boudreaux #1 well, Paul Castille #1 well, Evangeline Shrine Club #1 well and Duhon #1 well, which represented approximately .4% to 2.3% of HEP's interest in these properties, and they were entitled to a portion of the production from the wells dating from February 1990. In the settlement, HEP and the plaintiffs agreed to cross-convey interests in certain leases to one another, and HEP agreed to pay the plaintiffs $728,000. HEP has not recognized revenue attributable to the contested leases since January 1993. These revenues plus accrued interest, totaling $506,000, had been placed in escrow pending the resolution of the lawsuits. The excess of the cash paid over the escrowed amounts, is reflected as litigation settlement expense in the accompanying financial statements. The cross-conveyance of the interests in the leases resulted in a decrease in HEP's reserves of $374,000 in future net revenues, discounted at 10%.

The Partnership is involved in other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. The Partnership believes that its liability, if any, as a result of such proceedings and claims will not materially affect its financial condition, cash flows or operations.


NOTE 14 - COMMITMENTS

HPI leases office facilities under operating leases which expire in 1999. Rent expense under these leases is allocated to HEP and its affiliates. Remaining commitments under these leases mature as follows:

          Year Ending
          December 31,                     Annual Rentals
          ------------                     --------------
                                           (in thousands)
              1997                             $  632
              1998                                632
              1999                                316
                                               ------
                                               $1,580
                                               ======



Rent expense allocated to HEP was $304,000, $299,000, and $291,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


NOTE 15 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Partnership, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                December 31, 1996
                                                           -----------------------------
                                                           Carrying       Estimated Fair
                                                            Amount            Value
                                                           --------       --------------
                                                                   (In thousands)
LIABILITIES:
         Interest rate hedge contracts                   $      -0-       $       250
         Oil and gas hedge contracts                            -0-            20,000
         Current portion of long-term debt                    5,810             5,810
         Long-term debt                                      29,461            29,716
         Contract settlement                                  2,512             2,524

The estimated fair value of the interest rate hedge contracts is computed by multiplying the difference between the year end interest rate and the contract interest rate by the amounts under contract. This amount has been discounted using an interest rate that could be available to the Partnership.

The estimated fair value of the oil and gas hedge contracts is determined by multiplying the difference between year end oil and gas prices and the hedge contract prices by the quantities under contract. This amount has been discounted using an interest rate that could be available to the Partnership.

The current portion of long-term debt is carried in the accompanying balance sheets at an amount which is a reasonable estimate of its fair value.

The estimated fair value of long-term debt and contract settlement is determined using interest rates that could be available to the Partnership for similar instruments with similar terms.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                         HALLWOOD ENERGY PARTNERS, L.P.
                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                               DECEMBER 31, 1996
                                  (Unaudited)


The following reserve quantity and future net cash flow information for HEP represents proved reserves which are located in the United States. The reserves have been estimated by HPI's in-house engineers. 80% of these reserves has been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

The standardized measure of discounted future net cash flows provides a comparison of HEP's proved oil and gas reserves from year to year. No consideration has been given to future income taxes for HEP as it is not a taxpaying entity. Under the guidelines set forth by the Securities and Exchange Commission (SEC), the calculation is performed using year end prices unless contracts provide otherwise. At December 31, 1996, oil and gas prices averaged $24.18 per Bbl of oil and $3.76 per mcf of gas for HEP, including its indirect interests in affiliated partnerships and the Mays. Future production costs are based on year end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate. The reserve calculations using these December 31, 1996 prices result in 7.5 million Bbls of oil, and 88.5 Bcf of natural gas and a standardized measure of $206,000,000. The Mays are included on a consolidated basis, and 63,000 Bbls of oil and 1.7 Bcf of gas, representing a discounted present value of $6,800,000 are attributable to the minority ownership of these entities. This standardized measure is not necessarily representative of the market value of HEP's properties. The portion of the reserves attributable to the General Partner's interest totaled 300,000 Bbls of oil and 6 Bcf of gas with a standardized measure of $16,000,000 at December 31, 1996.

HEP's standardized measure of future net cash flows has been decreased by $20,000,000 at December 31, 1996 for the effects of its hedge contracts. This amount represents the difference between year end oil and gas prices and the hedge contract prices multiplied by the quantities subject to contract, discounted at 10%.

                         HALLWOOD ENERGY PARTNERS, L.P.
                               RESERVE QUANTITIES
                                 (In thousands)
                                  (Unaudited)


                                                          Gas          Oil
                                                        -------      -------
                                                          Mcf          Bbls
       PROVED RESERVES:
           Balance, December 31, 1993                    91,607        5,453

           Extensions and discoveries                     5,985        1,052
           Revisions of previous estimates                1,318        1,113
           Sales of reserves in place                      (816)         (84)
           Purchase of reserves in place                    699          143
           Production                                   (13,208)        (939)
                                                        -------      -------

           Balance, December 31, 1994                    85,585        6,738

           Extensions and discoveries                     5,997        1,902
           Revisions of previous estimates                4,248          464
           Sales of reserves in place                       (45)         (41)
           Purchase of reserves in place                    362           28
           Production                                   (13,035)        (993)
                                                        -------      -------


           Balance, December 31, 1995                    83,112        8,098

           Extensions and discoveries                     1,683          484
           Revisions of previous estimates               10,552          385
           Sales of reserves in place                    (3,369)        (481)
           Purchase of reserves in place                  9,350           17
           Production                                   (12,786)        (972)
                                                        -------      -------

           Balance, December 31, 1996                    88,542        7,531
                                                        =======      =======


       PROVED DEVELOPED RESERVES:
           Balance, December 31, 1994                    79,699        6,166
                                                        =======      =======
           Balance, December 31, 1995                    77,378        7,444
                                                        =======      =======
           Balance, December 31, 1996                    85,848        7,056
                                                        =======      =======

                        HALLWOOD ENERGY PARTNERS, L. P.
            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (In thousands)
                                  (Unaudited)


                                                                           December 31,
                                                                  ---------------------------------
                                                                   1996         1995        1994
                                                                  ------       --------    --------
       Future cash flows                                          $509,000     $317,000    $262,000
       Future production and development costs                    (175,000)    (130,000)   (109,000)
                                                                  --------     --------    --------
       Future net cash flows before discount                       334,000      187,000     153,000

       10% discount to present value                              (128,000)     (63,000)    (49,000)
                                                                  --------     --------    --------
       Standardized measure of discounted future net
           cash flows                                             $206,000     $124,000    $104,000
                                                                  ========     ========    ========

                        HALLWOOD ENERGY PARTNERS, L. P.
    CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (In thousands)
                                  (Unaudited)


                                                              For the Years Ended December 31,
                                                            ------------------------------------
                                                              1996            1995         1994
                                                            ---------       --------    --------
 Standardized measure of discounted future net
      cash flows at beginning of year                        $124,000       $104,000    $121,000
 Sales of oil and gas produced, net of
      production costs                                        (35,915)       (29,712)    (29,319)

 Net changes in prices and production costs                    75,085         17,015     (19,175)
 Extensions and discoveries, net of future
      production and development costs                          7,144         16,836      10,537

 Changes in estimated future development costs                 (7,492)       (11,868)     (5,614)
 Development costs incurred                                     9,195         11,880       4,995

 Revisions of previous quantity estimates                      20,032          6,817       6,852
 Purchases of reserves in place                                14,721            513       1,334

 Sales of reserves in place                                    (9,742)          (281)     (1,131)
 Accretion of discount                                         12,400         10,400      12,100

 Changes in production rates and other                         (3,428)        (1,600)      2,421
                                                             --------       --------    --------
 Standardized measure of discounted future net
      cash flows at end of year                              $206,000       $124,000    $104,000
                                                             ========       ========    ========

                        HALLWOOD ENERGY PARTNERS, L. P.
                           CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                 (In thousands)


                                                  September 30,
                                                      1997
                                                  -------------
 CURRENT ASSETS
      Cash and cash equivalents                    $   1,769
      Accounts receivable:
          Oil and gas revenues                         7,429
          Trade                                        4,812
          Due from affiliates                            996
      Prepaid expenses and other current assets        1,959
                                                   ---------
              Total                                   16,965
                                                   ---------

 PROPERTY, PLANT AND EQUIPMENT, at cost
      Oil and gas properties (full cost method):
          Proved mineral interests                   620,049
          Unproved mineral interests - domestic        1,710
      Furniture, fixtures and other                    3,498
                                                   ---------
              Total                                  625,257

      Less accumulated depreciation, depletion,
          amortization and property impairment      (532,758)
                                                   ---------
              Total                                   92,499
                                                   ---------

 OTHER ASSETS
      Investment in common stock of HCRC              15,084
      Deferred expenses and other assets                 102
                                                   ---------
              Total                                   15,186
                                                   ---------

 TOTAL ASSETS                                      $ 124,650
                                                   =========






                       (Continued on the following page)

                        HALLWOOD ENERGY PARTNERS, L. P.
                           CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                          (In thousands except Units)




                                                            September 30,
                                                                 1997
                                                            -------------
 CURRENT LIABILITIES
      Accounts payable and accrued liabilities               $  16,767
      Net working capital deficit of affiliate                     383
      Current portion of contract settlement                     2,690
                                                             ---------
              Total                                             19,840
                                                             ---------

 NONCURRENT LIABILITIES
      Long-term debt                                            31,986
      Deferred liability                                         1,209
                                                             ---------
              Total                                             33,195
                                                             ---------

              Total liabilities                                 53,035
                                                             ---------

 MINORITY INTEREST IN AFFILIATES                                 3,174
                                                             ---------

 PARTNERS' CAPITAL
      Class A Units - 9,977,254 Units issued, 9,077,949
          outstanding                                           65,374
      Class B Subordinated Units - 143,773 Units issued
          and outstanding                                        1,379
      Class C Units - 664,063 Units issued and outstanding       5,146
      General Partner                                            3,521
      Treasury Units - 899,305 Units                            (6,979)
                                                             ---------
              Partners' capital - net                           68,441
                                                             ---------

 TOTAL LIABILITIES AND PARTNERS' CAPITAL                     $ 124,650
                                                             =========






                  The accompanying notes are an integral part
                          of the financial statements.

                        HALLWOOD ENERGY PARTNERS, L. P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                      (In thousands except per Unit data)



                                                         For the Nine Months Ended
                                                             September 30,
                                                         ------------------------
                                                           1997          1996
                                                         --------    ------------
 REVENUES:
      Oil revenue                                        $ 11,157    $ 14,600
      Gas revenue                                          19,073      21,322
      Pipeline, facilities and other                        2,072       2,039
      Interest                                                328         331
                                                         --------    --------
                                                           32,630      38,292
                                                         --------    --------

 EXPENSES:
      Production operating                                  8,207       8,379
      Facilities operating                                    560         551
      General and administrative                            3,250       3,133
      Depreciation, depletion and amortization              8,657      10,554
      Interest                                              2,315       3,047
                                                         --------    --------
                                                           22,989      25,664
                                                         --------    --------

 OTHER INCOME (EXPENSE):
      Equity in earnings of HCRC                            1,384       1,227
      Minority interest in net income of affiliates        (1,341)     (2,092)
      Litigation settlement                                   240        (230)
                                                         --------    --------
                                                              283      (1,095)
                                                         --------    --------

 NET INCOME                                                 9,924      11,533

 CLASS C UNIT DISTRIBUTIONS ($.75 PER UNIT)                   498         498
                                                         --------    --------


 NET INCOME ATTRIBUTABLE TO GENERAL PARTNER,
      CLASS A AND CLASS B LIMITED PARTNERS               $  9,426    $ 11,035
                                                         ========    ========

 ALLOCATION OF NET INCOME:
      General partner                                    $  1,408    $  1,923
                                                         ========    ========
      Class A and Class B limited partners               $  8,018    $  9,112
                                                         ========    ========
      Per Class A Unit and Class B Unit                  $    .86    $    .99
                                                         ========    ========

      Weighted average Class A Units and Class B Units
          and equivalent Units outstanding                  9,348       9,246
                                                         ========    ========






                  The accompanying notes are an integral part
                          of the financial statements.

                        HALLWOOD ENERGY PARTNERS, L. P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                                             For the Nine Months Ended
                                                                                  September 30,
                                                                             -------------------------
                                                                               1997            1996
                                                                             --------       ----------
   OPERATING ACTIVITIES:
   Net income                                                                $  9,924        $ 11,533
      Adjustments to reconcile net income to net cash
             provided by operating activities:
                Depreciation, depletion and amortization                        8,657          10,554
                Depreciation charged to affiliates                                165             195
                Amortization of deferred loan costs and other assets               61             122
                Noncash interest expense                                          178             163
                Equity in earnings of HCRC                                     (1,384)         (1,227)
                Minority interest in net income of affiliates                   1,341           2,092
                Undistributed earnings of affiliates                               73            (558)
                Recoupment of take-or-pay liability                               (97)           (331)
      Changes in operating assets and liabilities provided (used) cash net of noncash activity:
                Oil and gas revenues receivable                                 1,976            (146)
                Trade receivables                                                (305)         (1,243)
                Due from affiliates                                              (996)          2,287
                Prepaid expenses and other current assets                      (1,031)           (339)
                Accounts payable and accrued liabilities                        1,488          (1,220)
                Due to affiliates                                              (1,772)            861
                                                                             --------        --------
                     Net cash provided by operating activities                 18,278          22,748
                                                                             --------        --------

   INVESTING ACTIVITIES:
        Additions to property, plant and equipment                             (2,499)         (2,667)
        Exploration and development costs incurred                             (9,073)         (6,838)
        Proceeds from sales of property, plant and equipment                       85           5,287
        Refinance of Spraberry investment                                                      (4,715)
        Investment in affiliates                                                  (76)           (517)
                                                                             --------        --------
                     Net cash used in investing activities                    (11,563)         (9,450)
                                                                             --------        --------

   FINANCING ACTIVITIES:
        Payments of long-term debt                                             (5,285)         (8,373)
        Proceeds from long-term debt                                            2,000           6,000
        Distributions paid                                                     (5,583)         (6,180)
        Distributions paid by consolidated affiliates to minority interest     (1,508)         (1,778)
        Payment of contract settlement                                                           (305)
        Syndication costs and capital contributions                                               (12)
        Other financing activities                                               (115)           (128)
                                                                             --------        --------
                     Net cash used in financing activities                    (10,486)        (10,776)
                                                                             --------        --------

   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (3,771)          2,522

   CASH AND CASH EQUIVALENTS:

   BEGINNING OF PERIOD                                                          5,540           4,977
                                                                             --------        --------

   END OF PERIOD                                                             $  1,769        $  7,499
                                                                             ========        ========



                  The accompanying notes are an integral part
                          of the financial statements.

                        HALLWOOD ENERGY PARTNERS, L. P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


NOTE 1 -      GENERAL


Hallwood Energy Partners, L. P. ("HEP") is a publicly traded Delaware limited partnership engaged in the development, acquisition and production of oil and gas properties in the continental United States. HEP's objective is to provide its partners with an attractive return through a combination of cash distributions and capital appreciation. To achieve its objective, HEP utilizes operating cash flow, first, to reinvest in operations to maintain its reserve base and production; second, to make stable cash distributions to Unitholders; and third, to grow HEP's reserve base over time. Future growth will be driven by a combination of development of existing projects, exploration for new reserves and select acquisitions. The general partner of HEP is HEPGP Ltd.


The activities of HEP are conducted through HEP Operating Partners, L.P. ("HEPO") and EDP Operating, Ltd. ("EDPO"). HEP is the sole limited partner and HEPGP Ltd. is the sole general partner of HEPO and of EDPO. Solely for purposes of simplicity herein, unless otherwise indicated, all references to HEP in connection with the ownership, exploration, development or production of oil and gas properties include HEPO and EDPO.

The interim financial data are unaudited; however, in the opinion of the general partner, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. These financial statements should be read in conjunction with the financial statements and accompanying notes included elsewhere in this Prospectus.

ACCOUNTING POLICIES

CONSOLIDATION


HEP fully consolidates entities in which it owns a greater than 50% equity interest and reflects a minority interest in the consolidated financial statements. HEP accounts for its interest in 50% or less owned affiliated oil and gas partnerships and limited liability companies using the proportionate consolidation method of accounting. HEP's investment in the common stock of its affiliate, Hallwood Consolidated Resources Corporation ("HCRC"), is accounted for under the equity method.


The accompanying financial statements include the activities of HEP, its subsidiaries Hallwood Petroleum, Inc. ("HPI") and Hallwood Oil and Gas, Inc. ("Hallwood Oil"), and majority owned affiliates, the May Limited Partnerships 1983-1, 1983-2, 1983-3, 1984-1, 1984-2, 1984-3 ("Mays").




COMPUTATION OF NET INCOME PER UNIT

Net income per Class A and Class B Unit is computed by dividing net income attributable to the Class A and Class B limited partners' interest (net income excluding income attributable to the general partner and Class C Units) by the weighted average number of Class A Units, Class B Units and equivalent Class A and Class B Units outstanding. The options to acquire Class A Units, which were issued during 1995, are considered to be Unit equivalents since January 1, 1997 because the market price of the Class A Units has exceeded the exercise price of the options since that date. The number of equivalent Units was computed using the treasury stock method which assumes that the increase in the number of Units is reduced by the number of Units which could have been repurchased by the Partnership with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the Class A Units during the reporting period).

HEP owns approximately 46% of the outstanding common stock of HCRC, while HCRC owns approximately 19% of HEP's Units. Consequently, HEP had an interest in 899,305 of its own Units at September 30, 1997. These Units are treated as treasury units in the accompanying financial statements.


During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share
(EPS), and supersedes APB Opinion No. 15 and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion No. 15. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented; earlier application is not permitted.

A comparison of EPS shown in the accompanying financial statements with the pro forma amounts that would have been determined in accordance with SFAS 128 is as follows:


                                                        For the Nine Months Ended September 30,
                                                        ---------------------------------------
                                                               1997                  1996
                                                              ------                ------
                         Primary (Basic):
                             As reported                        $.86                 $.99
                             Pro forma                          $.87                 $.99

                         Fully Diluted (Diluted):
                             As reported                        $.86                 $.99
                             Pro forma                          $.86                 $.99


RECLASSIFICATIONS

Certain reclassifications have been made to the prior period amounts to conform to the classifications used in the current period.


NOTE 2 -     DEBT


During the second quarter of 1997, HEP and its lenders amended and restated HEP's Second Amended and Restated Credit Agreement (as amended, the "Credit Agreement") to extend the term date of its line of credit to May 31, 1999. Under the Credit Agreement and an Amended and Restated Note Purchase Agreement ("Note Purchase Agreement") (collectively referred to as the "Credit Facilities"), HEP's borrowing base was $46,000,000 at October 31, 1997. HEP had amounts outstanding at September 30, 1997 of $27,700,000 under the Credit Agreement and $4,286,000 under the Note Purchase Agreement. HEP's borrowing base is further reduced by an outstanding contract settlement obligation of $2,690,000 and borrowings of $2,000,000 made subsequent to September 30, 1997; therefore, its unused borrowing base totaled $11,324,000 at October 31, 1997.

Borrowings under the Note Purchase Agreement bear interest at an annual rate of 11.85%, which is payable quarterly. Annual principal payments of $4,286,000 began April 30, 1992, and the debt is required to be paid in full on April 30, 1998. HEP intends to fund the payment due in April 1998 through additional borrowings under the Credit Agreement; thus, no portion of HEP's Note Purchase Agreement is classified as current as of September 30, 1997.

Borrowings against the Credit Agreement bear interest at the lower of the Certificate of Deposit rate plus from 1.375% to 1.875%, prime plus 1/2% or the Euro-Dollar rate plus from 1.25% to 1.75%. The applicable interest rate was 7.2% at September 30, 1997. Interest is payable monthly, and quarterly principal payments of $2,124,000 as adjusted for the $2,000,000 of borrowings made subsequent to September 30, 1997 as well as the anticipated borrowings to fund the Note Purchase Agreement payment due in April 1998, commence May 31, 1999.

The borrowing base for the Credit Facilities is redetermined semiannually. The Credit Facilities are secured by a first lien on approximately 80% in value of HEP's oil and gas properties. Additionally, aggregate distributions paid by HEP in any 12 month period are limited to 50% of cash flow from operations before working capital changes plus 50% of distributions received from affiliates, if the principal amount of debt of HEP is 50% or more of the borrowing base. Aggregate distributions paid by HEP are limited to 65% of cash flow from operations, plus 65% of distributions received from affiliates if the principal amount of debt is less than 50% of the borrowing base.

HEP entered into contracts to hedge its interest rate payments on $15,000,000 of its debt for each of 1997 and 1998 and $10,000,000 for each of 1999 and 2000. HEP does not use the hedges for trading purposes, but rather for the purpose of providing a measure of predictability for a portion of HEP's interest payments under its debt agreement, which has a floating interest rate. In general, it is HEP's goal to hedge 50% of the principal amount of its debt for the next two years and 25% for each year of the remaining term of the debt. HEP has entered into four hedges, one of which is an interest rate collar pursuant to which it pays a floor rate of 7.55% and a ceiling rate of 9.85%, and the others are interest rate swaps with fixed rates ranging from 5.75% to 6.57%. The amounts received or paid upon settlement of these transactions are recognized as interest expense at the time the interest payments are due.


NOTE 3 -     STATEMENTS OF CASH FLOWS


Cash paid for interest during the nine months ended September 30, 1997 and 1996 was $2,077,000 and $2,761,000, respectively.




NOTE 4 -     SUBSEQUENT EVENT

In October 1997 the Partnership filed with the Securities and Exchange Commission a registration statement covering the sale by the Partnership of newly issued Class C Units. The Partnership intends to use the net proceeds from the offering to accelerate the drilling of its project inventory and, in the interim, to repay a portion of its outstanding indebtedness under its Credit Agreement. A registration statement relating to the Class C Units has been filed with the Securities and Exchange Commission but has not yet become effective. The Class C Units may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This information shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class C Units in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                   HEPGP LTD.
                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                                   (Unaudited)
                                 (in thousands)



                                                                       SEPTEMBER 30,     DECEMBER 31,
                                                                           1997              1996
                                                                       -------------     ------------
CURRENT ASSETS
         Cash and cash equivalents .............................           $   31           $  182
         Due from affiliates ...................................              417            1,056
         Accounts receivable ...................................               76              109
         Current assets of affiliate ...........................              954            1,128
                                                                           ------           ------
                  Total ........................................            1,478            2,475
                                                                           ------           ------
PROPERTY, PLANT AND EQUIPMENT, at cost
         Oil and gas properties (full cost method), net of
            accumulated depletion, depreciation and amortization            4,056            4,321
                                                                           ------           ------
OTHER ASSETS
         Note receivable from affiliate ........................            2,000            2,000
         Noncurrent assets of affiliate ........................              924              849
                                                                           ------           ------
                  Total ........................................            2,924            2,849
                                                                           ------           ------
TOTAL ASSETS ...................................................           $8,458           $9,645
                                                                           ======           ======

CURRENT LIABILITIES
         Accounts payable and accrued liabilities ..............           $   62           $  161
         Current portion of long-term debt .....................              610            1,668
         Current liabilities of affiliate ......................            1,121            1,146
                                                                           ------           ------
                  Total ........................................            1,793            2,995
                                                                           ------           ------
NONCURRENT LIABILITIES
         Long-term debt ........................................              693
         Long-term liabilities of affiliate ....................            2,047            2,085
                                                                           ------           ------
                  Total ........................................            2,047            2,778
                                                                           ------           ------
PARTNERS' CAPITAL
         General Partner .......................................               46               39
         Limited Partner .......................................            4,572            3,833
                                                                           ------           ------
                  Total ........................................            4,618            3,872
                                                                           ------           ------

TOTAL LIABILITIES AND PARTNERS' CAPITAL ........................           $8,458           $9,645
                                                                           ======           ======

                                   HEPGP LTD.
                            NOTES TO BALANCE SHEETS
                                  (UNAUDITED)




NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

HEPGP Ltd. ("HEPGP" or the "Partnership") is a Colorado limited partnership engaged in the development, acquisition and production of oil and gas properties in the continental United States. HEPGP is the general partner of Hallwood Energy Partners, L.P. ("HEP"), a publicly traded Delaware limited partnership. HEPGP conducts substantially all of its operations through HEP. Hallwood G.P., Inc. is the general partner of HEPGP and The Hallwood Group Incorporated ("Hallwood Group") is the sole limited partner of HEPGP.

SIGNIFICANT ACCOUNTING POLICIES:

INVESTMENT IN HEP

HEPGP's general partner interest in HEP entitles it to a share of net revenues derived from HEP's properties ranging from 2% to 25%. HEPGP accounts for its ownership interest in HEP using the proportionate consolidation method of accounting whereby HEPGP records its proportionate share of each of HEP's current assets, current liabilities, noncurrent assets, long-term obligations and fixed assets in its balance sheets.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

OIL AND GAS PROPERTIES

HEPGP follows the full cost method of accounting whereby all costs related to the acquisition of oil and gas properties are capitalized in a single cost center ("full cost pool") and are amortized over the productive life of the underlying proved reserves using the units of production method. Proceeds from property sales are generally credited to the full cost pool.

Capitalized costs of oil and gas properties may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair market value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of year end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming continuation of existing economic conditions.

HEPGP does not accrue costs for future site restoration, dismantlement and abandonment costs related to proved oil and gas properties because HEPGP estimates that such costs will be offset by the salvage value of the equipment sold upon abandonment of such properties. HEPGP's estimates are based upon its historical experience and upon a review of current properties and restoration obligations.

During 1996, HEPGP adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be disposed Of" ("SFAS 121"). SFAS 121 provides the standards for accounting for the impairment of various long-lived assets. Substantially all of HEPGP's long-lived assets consist of oil and gas properties which are evaluated for impairment as described above. Therefore, the adoption of SFAS 121 did not have a material effect on the financial position of HEPGP.

USE OF ESTIMATES

The preparation of the balance sheet for HEPGP in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from these estimates.

GAS BALANCING

HEPGP uses the sales method for recording its gas balancing. Under this method, HEPGP recognizes revenue on all of its sales of production, and any over production or under production is recovered at a future date.

As of December 31, 1996, the imbalance net to HEPGP's interest is not material. HEPGP believes that current imbalances can be made up with production from existing wells or from wells which will be drilled as offsets to current producing wells and the imbalance will not have a material effect on HEPGP's results of operations, liquidity and capital resources.

ENVIRONMENTAL CONCERNS

HEPGP is continually taking actions it believes are necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of December 31, 1996, HEPGP has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of HEPGP in the oil and gas industry.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the the third quarter of 1997 and the fourth quarter 1996, HEP declared general partner distributions of $508,000 and $541,000, respectively. These amounts have been accrued by HEPGP and are included in due from affiliates at September 30, 1997 and December 31, 1996.

Hallwood Petroleum, Inc. ("HPI") manages and operates certain oil and gas properties on behalf of independent joint interest owners, HEPGP and its affiliates. In such capacity, HPI pays all costs and expenses of operations and distributes all revenues associated with such properties. HEPGP has payables of $264,000 and $26,000 to HPI included in due from affiliates at September 30, 1997 and December 31, 1996, respectively, which represents net operating expenses in excess of net revenues. This balance is settled monthly.

Also included in "due from affiliates" at December 31, 1996 are amounts advanced to Hallwood Group of $616,000 for operating purposes. This balance is expected to be settled within approximately six months.

The note receivable from the affiliate is comprised of a $2,000,000 promissory note due from Hallwood Group. The note bears interest at a bank's prime interest rate plus 1% (9.25% at December 31, 1996) and has a maturity date of
May 31, 1998.   HEPGP intends to extend the maturity date to May 31, 1999;
therefore, there is no current portion of long-term debt at September 30, 1997. Principal and interest payments may be made in whole or in part from time to time without premium or penalty prior to the maturity date.

NOTE 3 - DEBT

During December 1996, HEPGP entered into a $2,500,000 term loan agreement. The loan bears interest at the bank's prime interest rate plus 1% (9.25% at December 31, 1996) and monthly principal payments of $139,000 commenced December 31, 1996. The loan matures on April 30, 1998 and is collateralized by certain of HEPGP's direct oil and gas property interests.

As of December 31, 1996, principal payments due on HEPGP's debt were as follows (in thousands):

                1997                                    $    1,668

                1998                                           693
                                                        ----------

                                                             2,361
                Less current maturities                      1,668
                                                        ----------

                Long-term debt                          $      693
                                                        ==========

                                   HEPGP LTD.
                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                               DECEMBER 31, 1996
                                  (UNAUDITED)




The following reserve quantity and future net cash flow information for HEPGP represents proved reserves that are located in the United States. The reserves have been estimated by in-house engineers. A majority of these reserves has been reviewed by independent petroleum engineers. The determination of oil and gas reserves is based on estimates which are highly complex and interpretive. The estimates are subject to continuing changes as additional information becomes available.

The standardized measure of discounted future net cash flows excludes any consideration of future income taxes for HEPGP as it is not a tax-paying entity. Under the guidelines set forth by the Securities and Exchange Commission (the "SEC"), the calculation is performed using year end prices. At December 31, 1996, oil and gas prices averaged $24.13 per bbl of oil and $4.00 per mcf of gas for HEPGP. Future production costs are based on year end costs and include severance taxes. The present value of future cash inflows is based on a 10% discount rate. The reserve calculations using these December 31, 1996 prices result in 486,000 Bbls of oil, and 6.8 billion cubic feet of gas and a standardized measure of $19,000,000. The standardized measure is not necessarily representative of the market value of HEPGP's properties.

HEPGP's standardized measure of future net cash flows has been decreased by $404,000 at December 31, 1996 for the effects of HEP's hedge contracts. This amount represents the difference between year end oil and gas prices and the hedge contract prices multiplied by the quantities subject to contract, discounted at 10%.

                                   HEPGP LTD.
                               RESERVE QUANTITIES
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                GAS          OIL
                                               (Mcf)       (Bbls)
                                               -----       ------
 PROVED RESERVES:

      Balance December 31, 1996                6,790         486
                                               =====        ====


 PROVED DEVELOPED RESERVES:

      Balance December 31, 1996                6,676         468
                                               =====        ====

                                   HEPGP LTD.
            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)





 Future cash inflows                                            $  39,300

 Future production and development costs                           (9,600)

 Future net cash flows before discount                             29,700
                                                                ---------
 10% discount to present value                                    (10,700)
                                                                ---------

 Standardized measure of discounted future net cash flows       $  19,000
                                                                =========

================================================================================

UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    -------------------------













                    -------------------------
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OF SOLICITATION IS NOT QUALIFIED TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
================================================================================

================================================================================

                             2,500,000 CLASS C UNITS


                              REPRESENTING LIMITED

                                PARTNER INTERESTS






                         HALLWOOD ENERGY PARTNERS, L.P.






                              ---------------------
                                   PROSPECTUS
                              ---------------------



                               PRINCIPAL FINANCIAL

                                SECURITIES, INC.

                              LADENBURG THALMANN &
                                    CO. INC.

                           WHEAT FIRST BUTCHER SINGER

                               FIRST UNION CAPITAL
                                  MARKETS CORP.


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


Securities and Exchange Commission registration fee . . .    $     9,700
NASD filing fee . . . . . . . . . . . . . . . . . . . . .    $     3,600
American Stock Exchange listing fee . . . . . . . . . . .    $    17,500
Printing and engraving costs  . . . . . . . . . . . . . .    $  *130,000
Legal fees and expenses . . . . . . . . . . . . . . . . .    $  *150,000
Accounting fees and expenses  . . . . . . . . . . . . . .    $  * 50,000
Blue Sky fees and expenses  . . . . . . . . . . . . . . .    $  *  5,000
Registrar and Transfer Agent's fees . . . . . . . . . . .    $  *  5,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .    $  *  4,200
                                                             -----------
         Total  . . . . . . . . . . . . . . . . . . . . .    $  *375,000
                                                             ===========


*Estimated

    The Partnership will pay all of such expenses to be incurred in connection with the issuance and distribution of the securities registered hereby.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY DAMAGES

    (a) The Partnership Agreement of HEP provides that the Partnership will indemnify the General Partner, its affiliates and their directors, officers, employees and agents against any and all losses, claims, damages, liabilities, joint and several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, costs, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the General Partner or such other persons may be involved or threatened to be involved, if (i) in the case of civil actions the General Partner or such persons acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and the Operating Partnerships and the General Partner's or such other person's conduct did not constitute gross negligence or willful or wanton misconduct and in the case of criminal actions the General Partner or such other person had no reasonable cause to believe the conduct was unlawful or (ii) the General Partner or such other person has been successful in defending any such action or proceeding.

    (b) The Partnership Agreement also provides that General Partner, its affiliates and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions of the General Partner and such other persons who acted in good faith.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)     EXHIBITS


  *  1.1  -  Form of Underwriting Agreement to be entered into by  Hallwood
             Energy Partners, L.P., Principal Financial Securities, Inc., Ladenburg Thalmann & Co. Inc., Wheat First Butcher Singer and First Union Capital Markets Corp.

(1)  4.1  -  Third Amended and Restated Agreement of Limited Partnership of
             Hallwood Energy Partners, L. P.
(2)  4.2  -  Unit Purchase Rights Agreement dated as of February 6, 1995 between HEP and The First National Bank of Boston.

 (3)  4.3  -  First Amendment to the Third Amended and Restated Agreement of
              Limited Partnership of Hallwood Energy Partners, L. P.
 (4)  4.4  -  Amendment to the Third Amended and Restated Agreement of Limited
              Partnership of Hallwood Energy Partners, L.P.
      5.1  -  Opinion of Jenkens & Gilchrist, a Professional Corporation

      8.1 - Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to federal income tax matters

     12.1  -  Statement regarding computation of ratios

  ** 23.1  -  Consent of Deloitte & Touche LLP.

   * 23.2  -  Consent of Williamson Petroleum Consultants, Inc.

     23.3 - Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibits 5.1 and 8.1)


_________________
*     To be filed by amendment.

**    Previously filed.


(1) Incorporated by reference to Prospectus/Proxy Statement dated February 14, 1990 as supplemented March 22, 1990, March 30, 1990 and April 5, 1990, of Hallwood Energy Partners, L. P., filed as part of Registration Statement No. 33-33452.
(2) Incorporated by reference to the same Exhibit number filed with the Registrant's Form 8-A for Limited Partner Unit Purchase Rights filed with the SEC on February 8, 1995.
(3) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
(4) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      (b)   FINANCIAL STATEMENT SCHEDULES

            Not applicable.


ITEM 17.    UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d)   The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
      (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the

Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 17th day of December, 1997.




                                           HALLWOOD ENERGY PARTNERS, L.P.
                                           BY:   HEPGP LTD.
                                                 GENERAL PARTNER

                                           BY:   HALLWOOD G.P., INC.
                                                 GENERAL PARTNER


                                           By:   /s/ William L. Guzzetti*
                                                 -------------------------------
                                                   William L. Guzzetti
                                                   President







   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   Signature                                  Title                                 Date
                   ---------                                  -----                                 ----
     /s/ Anthony J. Gumbiner*                 Chairman of the Board and Director             December 17, 1997
     ------------------------------------     (Principal Executive Officer)
     Anthony J. Gumbiner

                                              Director                                        __________, 1997
     ------------------------------------
     Brian M. Troup


     /s/ William L. Guzzetti*                 Director                                       December 17, 1997
     ------------------------------------
     William L. Guzzetti


     /s/ Hans-Peter Holinger*                 Director                                       December 17, 1997
     ------------------------------------
     Hans-Peter Holinger

     /s/ Rex A. Sebastian*                    Director                                       December 17, 1997
     ------------------------------------
     Rex A. Sebastian


     /s/ Nathan C. Collins*                   Director                                       December 17, 1997
     ------------------------------------
     Nathan C. Collins
                                              Principal Financial and Accounting
     /s/ Robert S. Pfeiffer*                  Officer                                        December 17, 1997
     ------------------------------------
     Robert S. Pfeiffer




*  By Cathleen M. Osborn, Attorney-in-Fact

                               INDEX TO EXHIBITS





Exhibit
Number              Description
------              -----------
    *      1.1  -  Form of Underwriting Agreement to be entered into by Hallwood Energy Partners, L.P.,
                   Principal Financial Securities, Inc. Ladenburg Thalmann & Co. Inc., Wheat First Butcher
                   Singer and First Union Capital Markets Corp.
  (1)      4.1  -  Third  Amended and Restated Agreement of Limited Partnership of Hallwood Energy
                   Partners, L. P.
  (2)      4.2  -  Unit Purchase Rights Agreement dated as of February 6, 1995 between HEP and The First
                   National Bank of Boston.
  (3)      4.3  -  First Amendment to the Third Amended and Restated Agreement of Limited Partnership of
                   Hallwood Energy Partners, L. P.
  (4)      4.4  -  Amendment to the Third Amended and Restated Agreement of Limited Partnership of
                   Hallwood Energy Partners, L.P.
           5.1  -  Opinion of Jenkens & Gilchrist, a Professional Corporation
           8.1  -  Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to federal income tax matters
          12.1  -  Statement regarding computation of ratios
   **     23.1  -  Consent of Deloitte & Touche LLP.
    *     23.2  -  Consent of Williamson Petroleum Consultants, Inc.
          23.3  -  Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibits 5.1 and 8.1)



__________
*     To be filed by amendment.

**    Previously filed.



(1) Incorporated by reference to Prospectus/Proxy Statement dated February 14, 1990 as supplemented March 22, 1990, March 30, 1990 and April 5, 1990, of Hallwood Energy Partners, L. P., filed as part of Registration Statement No. 33-33452.
(2) Incorporated by reference to the same Exhibit number filed with the Registrant's Form 8-A for Limited Partner Unit Purchase Rights filed with the SEC on February 8, 1995.
(3) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
(4) Incorporated by reference to the same exhibit number filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.